UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Public Service Enterprise Group Incorporated

80 Park Plaza, Newark, NJ 07102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Items of Business

1.	Elect ten members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2020, or until his/her respective successor is elected and qualified;

2.	Consider and act upon an advisory vote on the approval of executive compensation;

3.	Consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2019; and

4.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

Michael K. Hyun

Secretary

March 4, 2019

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY. YOU MAY ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. PLEASE USE THE INTERNET ADDRESS OR TOLL-FREE NUMBER SHOWN ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

YOU MAY HAVE MULTIPLE ACCOUNTS AND THEREFORE RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION FORM AND RELATED MATERIALS. PLEASE VOTE EACH PROXY CARD AND VOTING INSTRUCTION FORM THAT YOU RECEIVE. THANK YOU FOR VOTING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 16, 2019. The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2019/ar.

The approximate date on which this Proxy Statement and the accompanying proxy card were first sent or given to security holders and made available electronically via the Internet was March 12, 2019.

Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) is distributing this Proxy Statement to solicit proxies in connection with our 2019 Annual Meeting of Stockholders.

How To Use This Proxy Statement

Electronic Delivery

You can help us and the environment by choosing to receive future proxy statements and related documents such as the Annual Report and Form 10-K by electronic delivery. You may sign up for future electronic delivery at the website below, depending on the nature of your ownership. Please note that these are not the same sites to use for voting. For further information about how to vote, see pages iii and 79.

•  If you are a stockholder of record, please go to www.proxyconsent.com/peg.

•  For shares held in Employee Benefit Plans, go to www.proxyconsent.com/peg.

•  If your shares are held by a bank or broker, please go to https://enroll.icsdelivery.com/peg.

PSEG 2019 Proxy Statement    i

ii    PSEG 2019 Proxy Statement

Voting is strongly encouraged. We urge you to sign, date and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting. For stockholders of record, we have provided several alternative voting methods, including voting via the Internet or the toll-free telephone number listed above. For shares held by a bank or broker, including those in the various stockholder and employee plans that we offer, please follow the voting instructions you receive from your bank, broker or plan administrator. Most banks and brokers are likely to provide you with methods for internet or toll-free telephone voting. For more information, see pages 79-80.

PSEG 2019 Proxy Statement    iii

Forward-Looking Statements

Forward-Looking Statements

The statements contained in this Proxy Statement that are not purely historical are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are discussed in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on our website: https://investor.pseg.com/sec-filings. All of the forward-looking statements made in this Proxy Statement are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized or even if realized, will have the expected consequences to, or effects on, us or our business, prospects, financial condition, results of operations or cash flows. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this Proxy Statement apply only as of the date hereof. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even in light of new information or future events, unless otherwise required by applicable securities laws.

iv    PSEG 2019 Proxy Statement

Proxy Statement Summary

OUR COMPANY

PSEG is an energy company with a diversified business mix with two principal directly owned operating subsidiaries.

•

Public Service Electric and Gas Company (PSE&G), a public utility engaged principally in the transmission of electricity and distribution of electricity and natural gas in certain areas of New Jersey. PSE&G also invests in solar generation projects and energy efficiency and related programs in New Jersey.

•

PSEG Power LLC (Power), a multi-regional energy supply company that integrates the operations of its merchant nuclear and fossil generating assets with its power marketing businesses and fuel supply functions through competitive energy sales in well-developed energy markets primarily in the Northeast and Mid-Atlantic United States through its principal direct wholly owned subsidiaries. In addition, Power owns and operates solar generation facilities in various states.

PSEG’s other direct wholly owned subsidiaries are: PSEG Long Island LLC (PSEG LI), which operates the Long Island Power Authority’s (LIPA) transmission and distribution system under an Operations Services Agreement; PSEG Energy Holdings L.L.C. (Energy Holdings), which primarily has investments in leveraged leases; and PSEG Services Corporation (Services), which provides certain management, administrative and general services to PSEG and its subsidiaries at cost.

ANNUAL MEETING PROPOSALS		Board Recommendation

1.	Election of Directors – vote to elect ten director nominees to serve one-year terms. See page 6 for more information.	FOR

2.	Approval of Executive Compensation – advisory vote to approve the executive compensation of the named executive officers. See page 37 for more information.	FOR

3.	Ratification of Auditor – ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2019. See page 75 for more information.	FOR

NOMINEES FOR ELECTION AS DIRECTOR

Name	Age	Director Since	Primary Occupation	Committee Memberships

*Willie A. Deese	63	2016	Retired Executive Vice President of Merck & Co. Inc.	A, CG, O

*William V. Hickey	74	2001	Retired Chairman of the Board and CEO of Sealed Air Corporation	A, F, FG (Acting Chair), NG (Acting Chair)

Ralph Izzo	61	2006	Chairman of the Board, President and CEO of PSEG	E (Chair)

*Shirley Ann Jackson	72	2001	President of Rensselaer Polytechnic Institute	CG (Chair), E, FG, NG, O

*David Lilley	72	2009	Retired Chairman of the Board, President and CEO of Cytec Industries	A, F, O (Chair)

*Barry H. Ostrowsky	68	2018	President and CEO of RWJBarnabas Health, Inc.	F, O

*Laura A. Sugg	58	2019	Retired President – Australasia Division of ConocoPhillips Corporation	CG, FG, NG

*Richard J. Swift	74	1994	Retired Chairman of the Board, President and CEO of Foster Wheeler	CG, E, FG, NG, O

*Susan Tomasky	66	2012	Retired President – AEP Transmission of American Electric Power Corporation	A (Chair), CG

*Alfred W. Zollar	64	2012	Retired General Manager – Tivoli Software Division of IBM Corporation	A, F (Chair), FG, NG

* Independent

A=Audit CG=Corporate Governance E=Executive F=Finance FG=Fossil Generation NG=Nuclear Generation O=Organization and Compensation

The Lead Director, Thomas A. Renyi, is retiring from his distinguished service at the conclusion of the 2019 Annual Meeting. The independent members of the Board of Directors (Board) have designated Shirley Ann Jackson to be the Lead Director effective upon Mr. Renyi’s retirement.

PSEG 2019 Proxy Statement    1

Proxy Statement Summary

In January 2019, Laura A. Sugg, an accomplished energy industry executive, joined our Board. In December 2018, Hak Cheol (H.C.) Shin resigned from our Board, ending his distinguished service following his acceptance of the chief executive officer position in a corporation headquartered in South Korea and his relocation to Seoul.

We recognize the value of refreshment and succession planning, annual evaluation of effectiveness and continuing education for our directors. We believe that our directors are a diverse group of highly qualified leaders with a broad range of business, industry, academic and public service experience. Their skills in the areas of accounting/finance, construction/engineering, corporate governance, customer satisfaction and sales, environment/science, government/policy/regulatory, industry/generating plant operations, legal, management, manufacturing, product development, risk management and technology/cybersecurity serve us well. We benefit as well from the strong ethnic and gender diversity of our Board.

For additional information about director education, evaluation, refreshment and tenure, please see pages 12 and 23.

For additional biographical information about the diversity, experience, skills and qualifications of each individual nominee please refer to the charts on pages 22 and 27 and biographical data on pages 28-32.

CORPORATE GOVERNANCE

We have adopted what we believe are strong corporate governance standards and practices to assure effective management by our executives and oversight by our Board. We are committed to good governance because it promotes the long-term interests of stockholders, as well as accountability and trust in our company. These measures include the following:

Independent Directors	Board Leadership	Risk Management	Standards of Conduct

Established standards for director independence are set forth in our Corporate Governance Principles (Principles). All of our current directors and nominees are independent under our Principles and the requirements of the New York Stock Exchange (NYSE), except Ralph Izzo, our Chairman of the Board, President and Chief Executive Officer (CEO), who is an employee of the Company. (Page 8)

Our Board leadership structure consists of a Chairman (who is also our CEO), a Lead Director, who is elected by the independent directors, and strong committee chairs. This provides for independent Board leadership, while ensuring that the individual managing operations leads the Board discussions on key business and strategic issues. (Page 9)

Risk management is a key part of our strategic planning and business operations. We believe that we have an effective system of risk management with appropriate controls and Board and Committee oversight. (Page 10)

We are committed to operating in accordance with the highest ethical and legal standards. Our Standards of Conduct (Standards) is a code of ethics that establishes a set of common expectations for behavior to which each director and employee must adhere. (Page 18)

Corporate Governance Highlights

• Annual Election of all Directors	• Standards of Conduct

• Majority Voting for Directors	• Related Person Transactions Practice

• Independent Board (all but CEO)	• Conflicts of Interest Practice

• Independent Lead Director	• Stockholders’ Right to Call Special Meetings

• Regular Executive Sessions of Independent Directors	• Proxy Access

• Independent Committee Chairs and Members	• Stockholder Engagement

• Risk Oversight by the Board and Committees	• No “Poison Pill” (Stockholder Rights Plan)

• Annual CEO Evaluation	• Commitment to Sustainability and Corporate Citizenship

• Succession Planning	• Annual Political Contributions Report

• Annual Board and Committee Self-Evaluations	• Diverse Skills and Qualifications of Directors

• Corporate Governance Principles	• Stock Ownership Requirements for Directors and Officers

For additional information on these and other matters relating to our corporate governance, see the discussion under Proposal 1. Election of Directors beginning on page 6.

2    PSEG 2019 Proxy Statement

Proxy Statement Summary

Key Recent Corporate Governance Actions

In overseeing corporate governance, our Board continued its focus on effectiveness and best practices. In 2018 we:

•

Further reviewed risks facing our business and our risk management program and processes, including Board and Committee responsibilities, mapping identified risks to specific Board and Committee calendars and oversight duties (see page 10);

•

Reviewed current trends and developments in corporate governance and their implications for us, including with respect to board composition, director diversity and tenure, sustainability and stockholder engagement (see pages 26, 22-23, 7 and 42-43, respectively);

•	Refreshed our Board in 2018-2019 by adding two new directors, Barry H. Ostrowsky and Laura A. Sugg;

•

Revised our Principles to provide more detailed guidance on conflicts of interest, oversight of risk management, refreshment, succession planning and director orientation among other items (see page 6);

•	Established an enhanced business function devoted to Sustainability and Corporate Citizenship, with the senior leader reporting directly to the CEO (see page 7); and

•

Continued to build and maintain relationships with stockholders by engaging in constructive dialogue and exploring areas of interest involving corporate governance, sustainability, executive compensation and related matters (see pages 42-43).

BUSINESS PERFORMANCE

In recent years we have transformed our business mix to include a significantly higher percentage contribution to earnings by PSE&G, as noted in the discussion of Pay for Performance in our CD&A Executive Summary on pages 40-41.

Our business plan is designed to achieve growth while managing the risks associated with fluctuating commodity prices and changes in customer demand. We continue our focus on operational excellence, financial strength and disciplined investment. These guiding principles have provided the base from which we have been able to execute our strategic initiatives, including:

•

Improving utility operations through growth in investment in transmission and distribution and other infrastructure projects designed to enhance system reliability and resiliency and to meet customer expectations and public policy objectives; and

•

Maintaining and expanding a reliable generation fleet with the flexibility to utilize a diverse mix of fuels which allow us to respond to market volatility and capitalize on opportunities as they arise.

During 2018, our Net Income decreased, as compared to 2017, due primarily to non-cash Net Income benefits in 2017 that did not recur in 2018 related to new tax legislation affecting Power and Energy Holdings, and the recognition in 2018 of net unrealized losses on equity securities in our nuclear decommissioning trust fund as required by new accounting guidance effective January 1, 2018. These decreases were partially offset by accelerated depreciation in 2017 that did not recur in 2018 related to the early retirement of our Hudson and Mercer coal/gas generation units, the favorable impact at Power from the lower federal tax rate effective January 1, 2018 and higher earnings at PSE&G due to investments in transmission and distribution programs and the favorable impact of new rates effective November 1, 2018 as a result of the approval of our distribution base rate case.

For a comprehensive assessment of the Company’s performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (Form 10-K), which can be found on our website https://investor.pseg.com/sec-filings and on the SEC’s website, www.sec.gov. A copy of our Form 10-K has been provided to each person solicited by means of this Proxy Statement.

Financial Highlights

Dollars in Millions, except per share amounts	2018 ($)	2017 ($)
Operating Revenues	9,696	9,094
Net Income	1,438	1,574
Total Assets	45,326	42,716
Earnings Per Share (EPS) – Diluted	2.83	3.10
Dividends Paid per Share	1.80	1.72
Market Price per Share – Year-end	52.05	51.50

PSEG 2019 Proxy Statement    3

Proxy Statement Summary

EXECUTIVE COMPENSATION

Our CD&A Executive Summary on pages 38-43, contains an overview of our executive compensation program, including discussion of say-on-pay, pay mix, peer group, best practices, pay for performance, engagement and key actions. We received approximately 93% approval on our Say-on-Pay proposal at the 2018 Annual Meeting of Stockholders.

Compensation Philosophy

We have designed a competitive executive compensation program benchmarked against our peers that we believe helps us recruit and retain top talent. Our executive compensation program closely links pay to performance with the ultimate goal of aligning our leadership team’s interests with stockholders’ interests. Our incentives put a significant portion of our executives’ pay, including that of our CEO and Named Executive Officers (NEOs), at risk based on performance. These pay-at-risk incentives are targeted to pay out at approximately the median of our peer group when we deliver on our pre-established financial, operating and strategic goals.

In overseeing executive compensation, our Board utilizes an independent compensation consultant who provides only executive compensation services to the Board. A detailed discussion of our executive compensation program, including its elements, the factors we use in determining compensation and our governance features, appears in the CD&A beginning on page 44. The key components of our executive compensation program are:

Component	Type	Rationale
Base salary	Fixed	Experience, performance and competitive market.

Annual cash incentive under our Senior Management Incentive Compensation Plan (SMICP)	Variable Performance-Based	Emphasis on Operating EPS (non-GAAP) as the corporate financial objective with additional operational and strategic metrics. Payment opportunity from zero to 200% of target percentage of salary.

Equity-based incentive awards under our Long-Term Incentive Plan (LTIP), consisting of performance share units (PSUs) and restricted stock units (RSUs)	Variable Performance-Based

PSUs (70% for the CEO and other NEOs) are measured over a three-year period based equally upon Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) vs. peers with the opportunity to earn between zero and 200% of target.

RSUs (30% for the CEO and other NEOs) cliff vest at the end of three years.

Market-based retirement and post- employment benefits		Assist in attracting and retaining our executives and provide a competitive benefits package to our employees.

We have adopted executive compensation governance measures that we believe support good governance practices and further align our executives’ interests with those of stockholders while discouraging executives from taking excessive risk.

Compensation Governance Highlights

• Pay for Performance Alignment	• No Hedging or Pledging

• Annual Compensation Risk Assessment	• Clawback Practice

• No excise tax gross-ups	• Double trigger change-in-control

• Stock Ownership and Retention Policies	• Common Stock Trading Pre-Clearance

4    PSEG 2019 Proxy Statement

Proxy Statement Summary

Pay for Performance

•

For 2018, the target annual and long-term incentive pay for our CEO and other NEOs as a group was 87% and 73%, respectively, of target Total Direct Compensation, as discussed in the CD&A under Compensation Philosophy-Pay Mix (see page 46).

•

We compared our recent financial performance and the compensation of our CEO and NEOs to that of our peer companies. The financial measures we examined were above the median of our peer group while our executive compensation was closely aligned to the peer median. Thus, we have concluded that our performance and executive compensation are appropriately aligned (see pages 40-41).

•	Further, performance is reflected in the actual value paid upon vesting of the one-year annual cash incentive payments and the three-year equity incentive compensation awards (see page 42).

•

For SMICP we set performance ranges to align with our business plan. Approved SMICP payments for 2018 were above target relative to internal goals, which were heavily weighted towards non-GAAP operating earnings. We continued to reward for strong financial performance and operational excellence (see pages 49-51).

•

For the PSUs granted under the LTIP for the three-year performance period ended December 31, 2018, actual payout was above target, based on our TSR relative to peers and ROIC in relation to our peers and business plan (last grant for which comparison to plan is a measure). Our strong stock price performance and dividend payments have created value for our stockholders over the three-year period (see pages 52-54).

The following table provides highlights of the compensation for our CEO and other NEOs in 2018 as reported in the 2018 Summary Compensation Table on page 60. For the complete details of compensation, please review the entire Proxy Statement.

NEO	Base Salary 2018 ($)	Equity Incentive Plan Compensation 2018 ($)	Non-Equity Incentive Plan Compensation 2018 ($)	Total Compensation 2018 ($)(1)
Ralph Izzo	1,340,000	6,985,019	2,036,800	10,419,291
Daniel J. Cregg	628,700	1,200,039	594,100	2,546,768
Ralph A. LaRossa(2)	719,700	4,400,095	597,500	7,514,587
Tamara L. Linde	595,600	1,200,039	571,800	2,450,518
David M. Daly	522,200	850,033	514,600	1,912,762

(1)	Reflects all compensation, including change in pension value and all other, as reported in the 2018 Summary Compensation Table.
(2)	Includes retention grant (see page 54 for additional details).

For more comprehensive information, see our discussion of executive compensation under Proposal 2. Advisory Vote on the Approval of Executive Compensation, beginning on page 37.

PSEG 2019 Proxy Statement    5

Corporate Governance

You are being asked to vote on the election of ten individuals nominated by your Board to serve as the directors of our Company. Below, we have provided information about the Board, director independence, our leadership structure, risk management oversight, Board committees, ethics and conduct and related matters of corporate governance. We also describe our provisions for majority voting, director qualifications, diversity and retirement criteria and each nominee’s specific experience, skills and qualifications. We also report to you information about security ownership and director compensation. All of the nominees currently serve as directors of the Company and were elected to their positions by the stockholders, except for Laura A. Sugg, who joined our Board in January 2019.

Vote required: A director will be elected if the number of shares voted FOR that director exceeds the number of shares voted AGAINST that director, not counting abstentions and votes withheld or for which no instructions are given. See Majority Voting for Election of Directors, under Nominees and Election on page 21.

AS RECOMMENDED BY THE BOARD, WE ASK YOU TO VOTE FOR ALL NOMINEES.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are managed by or under the direction of the Board, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board has adopted and operates under the Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE. The Principles provide written guidelines for directors and management to effectively pursue and support the Company’s business objectives. The Principles are reviewed periodically by the Corporate Governance Committee, which recommends appropriate changes to the Board. In 2018 we revised the Principles to provide more detailed guidance on conflicts of interest, oversight of risk management, refreshment, succession planning and director orientation among other items. You can request copies of our By-Laws and Principles or view them at https://investor.pseg.com/corporate-governance.

Board Responsibilities

The Board provides direction and oversight of the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

•	Approves corporate strategy, major management initiatives and significant investments;

•	Monitors and provides oversight of financial and business integrity and performance, including risk management;

•	Selects, evaluates the performance of, and approves succession plans for the CEO and other senior executives;

•	Selects nominees for election to the Board; and

•	Evaluates Board and Committee processes and performance.

The Board receives regular updates and actively engages in dialogue with our senior management. The Board has full and free access to all members of management and may hire its own consultants and advisors as it deems necessary.

Board Effectiveness and Accountability

Our Board, committees and directors undertake to perform their respective duties with the diligence and care required by law and expected of them by our stockholders, customers, employees and communities. We have adopted independence standards, standards of conduct and governance principles and implemented practices that are designed to reinforce our commitment to corporate and personal integrity. The Board monitors our dynamic and responsive stockholder engagement efforts as well as the broader outreach to our other stakeholders, with whom we maintain regular communications. The Board recognizes its role in

6    PSEG 2019 Proxy Statement

Corporate Governance

continuing to contribute to the future success of our Company by promoting a corporate culture and values based on our core commitments of safety, integrity, continuous improvement, diversity and inclusion and customer service.

Sustainability and Corporate Citizenship

The Board understands that its continued oversight of our Company’s commitment to principles of sustainability and corporate citizenship is of increasing importance to stockholders, as well as other constituencies. For more than 100 years we have been operating our business with a focus on sustainability, which reflects a deep recognition that our continued ability to prosper as a business depends on building strong relationships with our stakeholders. We produce an annual Sustainability Report, in accordance with the provisions of the Global Reporting Initiative, highlighting our commitments in the areas of Environmental, Social and Governance. In 2018, PSEG established an enhanced business function devoted to Sustainability and Corporate Citizenship, with the senior leader reporting directly to the CEO. This change recognizes the integral role of citizenship to the strategic business objectives of our company. In 2018, we also adopted a human rights practice, formalizing longstanding commitments.

Environmental

We have recognized for several decades that climate change is a real phenomenon that impacts our planet. PSEG is proud to be a leader in low carbon energy and have long advocated for comprehensive legislative solutions and public policies to cost-effectively reduce greenhouse gases. Over the past two decades, we have established and achieved carbon reduction goals through energy efficiency programs, deployment of renewable energy, increasing carbon-free nuclear output, building clean and efficient natural gas plants and shifting output from coal to natural gas. We believe that nuclear power, which currently meets approximately 40 percent of New Jersey’s electric power needs, is a critical component of New Jersey’s clean energy portfolio. We are also replacing aging cast-iron and unprotected steel natural gas infrastructure with new, more durable plastics to reduce leaks of methane, and we continue to enhance our water management practices to reduce potable water usage and concentration of pollutants in discharges.

Social

We invest in the communities we serve with a focus on the environment, safety, STEM education and workforce development and diversity and inclusion. Employee citizenship is reflected both on and off the job, through both dedicated service to and volunteerism in our communities.

Our commitment to health and safety is our foremost priority, underscored through our emphasis on a strong safety culture and continual striving for excellence in every part of our operations. Through our human capital management practices, we promote an environment where employees are engaged, develop and utilize skills, feel comfortable sharing their ideas and concerns, and directly support key business objectives. PSEG provides employee benefits to promote physical, financial and emotional well-being.

PSEG sees diversity and inclusion as a business imperative, as we operate and invest in our communities, and as we build a diverse, inclusive and purpose-driven workforce and culture essential to achieving business success. More than one third of the PSEG Foundation giving is focused on diversity and inclusion priorities in our communities and nearly one fifth of PSEG’s total supplier spend is with minority, women and veteran-owned suppliers. PSEG enforces a zero-tolerance policy on harassment and fosters a culture of accountability, empathy and understanding. Unconscious bias education, courageous conversation and continuous improvement are areas of enterprise-wide focus.

Governance

The Board remains focused on shareholder value, long-term sustainability and strategic vision, in the context of our business environment, competitive landscape and regulatory climate. The organizational and leadership structures we have established, including the responsibilities of our Lead Director and the Board’s oversight of our risk management program, executive compensation, talent management and succession planning, political contributions and adherence to company values and sustainability practices, serve to ensure that our Board and management operate effectively while maintaining a keen focus on long-term success.

Political Participation and Board Oversight

We are committed to participating in an ethical manner and in full compliance with all federal, state and local laws. We have established a Corporate Political Participation Practice that sets forth a controls process pursuant to which our senior management monitors, assesses and approves certain political contributions. The Corporate Governance Committee also oversees our political activities and contributions in accordance with this Practice. Stockholders may view our Practice at https://investor.pseg.com/sites/pseg.investorhq.businesswire.com/files/doc_library/file/corp_political_participation_practice.pdf.

PSEG 2019 Proxy Statement    7

Corporate Governance

We prepare a political contributions report that is published annually. The report includes our corporate contributions to candidates, trade associations, other political and, for annual amounts totaling $25,000 or more, social welfare organizations. PSEG requests that trade associations to which it paid total annual payments of $50,000 or more identify the portion of dues or payments received from PSEG that were used for expenditures or contributions that, if made directly by PSEG, would not have been deductible under Section 162(e)(1)(B) of the Internal Revenue Code (IRC). The annual report is available on our website.

Stockholder Engagement and Communications with the Board

You, as a stockholder, and other interested parties, have a variety of channels for expressing your views to the Board:

•	You may communicate directly with the Board, including the Lead Director and other independent directors, by writing to:

Michael K. Hyun, Secretary

Public Service Enterprise Group Incorporated

80 Park Plaza, T4B, Newark, NJ 07102

Please indicate who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Lead Director and to the Chair of the Board committee most closely associated with the nature of the request. The Secretary has the discretion not to forward communications that are commercial advertisements, other forms of soliciting material or billing complaints. All communications are available to any member of the Board upon his/her request.

•	Voting for Directors – you have the opportunity to vote for the election of all of our directors on an annual basis.

•	Say-On-Pay – you have the opportunity to cast an advisory vote each year on our executive compensation program.

•	Director Nominations – you have the opportunity to recommend nominees for election to the Board in accordance with our By-Laws.

•	Shareholder Proposals – you may submit proposals intended for inclusion in our proxy statement, in accordance with SEC rules.

•	Proxy Access – subject to the applicable criteria, stockholders may nominate and include in our proxy statement director candidates.

•	Engagement – we dialogue with a variety of our stockholders throughout the year, including at meetings of our major stockholders and at investor conferences.

Independence

Under our Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Principles and shown below.

Independence Standards

An independent director must have no material relationship with PSEG and its subsidiaries, including the following:

•	A director may not be an employee of ours or any of our subsidiaries;

•	A member of a director’s immediate family may not be an executive officer of PSEG or one of our subsidiaries;

•	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

•	A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us and our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

•	A director or immediate family member may not receive more than $50,000 in direct compensation from us (other than fees and compensation provided to directors generally);

•	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

•	A director may not be an executive officer of a charity, if, in any year, contributions by us and our subsidiaries to that charity exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

8    PSEG 2019 Proxy Statement

Corporate Governance

The Board annually reviews other commercial relationships of directors, and relationships directors have with charitable and other tax-exempt organizations, and determines whether any of those relationships are material relationships that impair a director’s independence. Other than the payments by us, reported in this Proxy Statement in the Director Compensation Table, none of our directors have or will receive any compensation or have entered into any “golden leash” arrangements in connection with their service on our Board.

The Board has determined that all of the current directors and nominees for election, are independent under the Principles and the requirements of the NYSE, except Ralph Izzo, our Chairman of the Board, President and CEO. These determinations were based upon a review of the responses submitted by each director to questionnaires we provided to them, relevant business records, publicly available information and applicable SEC and NYSE requirements.

Leadership Structure

Under our By-Laws, our senior leadership may include a Chairman of the Board, a President and a CEO, which positions may be held by one person or may be divided between two different people. As provided in its charter, the Corporate Governance Committee has the responsibility to assess the structure of the Board and periodically evaluate the Board’s governance practices as well as the Principles. Building on the advice of the Corporate Governance Committee, the Board applies its experience and knowledge of our business to establish what it believes to be the most effective form of organization. In doing so, it utilizes its understanding of the challenges and opportunities we face and its evaluation of the individuals who are involved.

Based on that analysis and evaluation, the Board has determined that, at the present time and given our present officers and personnel, it is in the best interests of the Company and stockholders for a single individual to hold all three positions of Chairman of the Board, President and CEO. The Board believes that this strikes a desirable balance allowing us to benefit from the advantages of efficiency, coordination and accountability. Ralph Izzo currently holds these positions. As such, he has plenary powers of supervision and direction of our business and affairs and also presides at all meetings of the Board and of stockholders. The Board believes that Mr. Izzo possesses the attributes of experience, judgment, vision, managerial skill and overall leadership ability essential for our continued success. Mr. Izzo’s in-depth knowledge and understanding of our strategy, operations, risk profile, regulatory and environmental circumstances and financial condition best position him to head our Board and provide leadership to management, employees, investors, customers, officials and the public. Our Board believes that the diverse experience and independence of the other directors along with a clearly defined and significant Lead Director and independent Committee Chair roles allows the Board to maintain effective oversight of operations, long-range planning, finances and risk management.

Lead Director

In addition to the Chairman, President and CEO, our leadership and governance structure is designed to rely on the contributions of our Lead Director. The Lead Director is an independent director designated annually by the independent directors with the expectation that he/she will typically serve in that capacity for four years. The Lead Director may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors. The Lead Director provides the independent directors with a key means for collaboration and communication regarding Board agendas and the information directors receive from management. All directors play an active role in overseeing the Company’s business both at the Board and committee levels, bringing fresh and differing viewpoints. The Lead Director coordinates with the Chairs of our various Board committees in setting agendas for committee meetings.

Thomas A. Renyi has served as Lead Director since April 2015. Mr. Renyi has decided to retire from our Board upon the completion of his current term, which ends following the 2019 Annual Meeting of Stockholders. Effective at that time, the independent directors have designated Shirley Ann Jackson to serve as Lead Director for a term expiring at the first meeting of directors after the 2020 Annual Meeting.

PSEG 2019 Proxy Statement    9

Corporate Governance

Lead Director Duties and Responsibilities

Our Lead Director

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serves as principal liaison on Board-wide issues between the Chairman and the independent directors;

•	Calls meetings of the independent directors, as may be necessary or desirable;

•	Consults with the Chairman on Board agendas;

•	Reviews information sent to the Board and consults with the Chairman on the quality and timeliness of information provided to the directors;

•	Serves on the Executive Committee; and

•	Receives from the Corporate Secretary communications to, or for consideration by, the independent directors.

The Lead Director complements the talents and contributions of Mr. Izzo and promotes confidence in our governance structure by providing an additional perspective to that of management. In particular, the Lead Director leads discussions on certain matters that the Board believes are appropriately headed by an independent director, including CEO succession planning, CEO performance evaluation and compensation and Board self-evaluation.

Independent Committee Chairs

The independent Chairs of our Committees shape the agenda for each Committee meeting and provide oversight over matters assigned to the Committee. The Chairs receive preliminary agendas and associated materials in advance of each meeting and regularly conduct pre-meeting reviews of the agenda with members of management. The Chairs also lead the Committee’s self-evaluation discussions.

Risk Management Oversight

The Board is responsible for the oversight of risk at PSEG, both as a whole and through delegation to Board committees, which meet regularly and report out to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

•

The Corporate Governance Committee provides oversight of the policies and processes by which the Company assesses and manages enterprise risk. The Corporate Governance Committee reviews the mapping of identified enterprise risks to the Board and its committees and makes recommendations to the Board with respect to such mapping. Our Chief Risk Officer and Chief Financial Officer (CFO) report on risk management to the Corporate Governance Committee, as well as to the Board. The Corporate Governance Committee also evaluates our governance and leadership structure, oversees our political participation activities and expenditures and reputational risk.

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters and cybersecurity. The Audit Committee provides oversight on legal and business compliance, financial reporting, disclosure controls and procedures and reviews in a general manner the guidelines, policies and processes by which the Company assesses and manages enterprise risk, consistent with the listing standards of the NYSE. Our Chief Risk Officer and CFO report on risk management to the Audit Committee at its in person meetings.

•

The Finance Committee oversees financing transactions and approves appropriate commodity portfolio risk tolerance limits. The Finance Committee is responsible for monitoring risk related to our investments in our pension and post-retirement benefits and nuclear decommissioning trusts and receives periodic reports on their performance.

•

The Fossil Generation Operations Oversight Committee and the Nuclear Generation Operations Oversight Committee monitor and evaluate risks associated with our generation station operations, including with respect to environmental, safety and other compliance and personnel and performance matters.

•

The Organization and Compensation Committee (O&CC) considers the risks and rewards associated with executive compensation and talent management. As discussed on pages 56-57, the O&CC has reviewed our compensation policies and practices as they relate to risk management and seeks to appropriately balance the incentive nature of the compensation with mechanisms that serve to mitigate risk.

10    PSEG 2019 Proxy Statement

Corporate Governance

Risk Mapping

We have mapped the key enterprise risks identified by management to the Board and committees based on the committees’ respective areas of oversight. This mapping of risks serves to clarify the oversight responsibilities of each committee and ensure proper oversight of each identified risk. For example, the oversight of cybersecurity risk management has been expressly mapped to the Audit Committee. In addition, the Board and each committee have determined specific processes and schedules for performing their duties in connection with the mapped risks.

Risk Management Policy and Program

The Board has oversight of the Risk Management Program which consists of policies, process and controls, including the Risk Management Policy and Financial Risk Management Practice, as well as other policies and practices developed by management relating to risks, including but not limited to: market; credit; liquidity; operations; project development; political; regulatory; legal; compliance; strategic; reputation; business interruption; physical and cybersecurity; sustainability; environmental; and staffing.

Our Risk Management Program forms an integral part of our corporate culture and values, as well as our strategic planning and business operations.

Risk Management Committee Structure

Under the Risk Management Policy, we have established a Risk Management Committee (RMC) consisting of senior executives. The RMC is charged with, among other things:

•	Establishing and reviewing the framework for implementing the Risk Management Policy, including regularly reviewing and updating key management practices related to risk management;

•	Establishing and monitoring limits and controls designed to manage financial risks;

•	Regularly reviewing practices related to the review of potential transactions and the delegation of financial authority; and

•	Reviewing the management of enterprise-level risks.

In addition, other senior management committees oversee the management of specific categories of risks, including:

•	Our Capital Review Committee provides oversight and reviews proposed capital projects;

•	Our Compliance Committee reviews various compliance and ethics issues;

•	Our Business Interruption Management Committee provides oversight of activities relating to a significant interruption of business or other adverse event; and

•

Our Cybersecurity Council reviews prevalent cybersecurity issues, identifying the cyber risks to our critical infrastructure and confidential information, including personally identifiable information, as well as the measures the Company is taking or should take to identify and address those risks.

Our corporate compliance activities are centralized functions under our Chief Compliance Officer who has robust duties and responsibilities. Our Delegation of Authority provisions set forth the respective authority levels at which management and employees are authorized to conduct business.

Cybersecurity

The Board believes that cybersecurity is a critical component of the risk management program. We have established a comprehensive cybersecurity program that includes a Cybersecurity Council composed of members of senior management and others who are responsible for the Company’s cybersecurity risk management practices. The Board and the Audit Committee receive periodic reports on areas such as the adequacy of personnel and resources to monitor and address cybersecurity threats, technological advances in cybersecurity protection, rapidly evolving cybersecurity threats that may affect our Company and industry, cybersecurity incident response and applicable cybersecurity laws, regulations and standards as well as collaboration mechanisms with intelligence and enforcement agencies and industry groups to assure timely threat awareness and response coordination. The Company’s cybersecurity risk management practices, including protection of privacy, are fully integrated into our overall risk management program.

PSEG 2019 Proxy Statement    11

Corporate Governance

The Company has established a comprehensive cybersecurity program designed to protect and preserve the confidentiality, integrity and availability of our and our customers’ information and our systems. The cybersecurity program is built on technical, procedural, and people-focused measures to detect, protect against, respond to, and recover from cyber threats to our systems and information including company, employee and customer data. Features of our program include: identifying critical information and systems; conducting cyber risk assessments of our and third party systems; maintaining awareness of cyber threats and vulnerabilities through partnerships with public and private entities, as well as industry groups; periodic industry best practice review and operational benchmarking; maintaining and testing our cybersecurity incident response plans and systems; training personnel on cybersecurity issues; and raising cybersecurity awareness throughout our Company with electronic notices and seminars. We have incorporated a cybersecurity escalation process into our cybersecurity program to ensure that senior management is promptly made aware of material cyber events that impact the Company and kept updated during the life of the event.

Talent Management and Succession Planning

Our business planning process includes key aspects of workforce planning and development. We believe that we utilize a rigorous and disciplined process to evaluate talent and provide for succession planning in relation to our business objectives. This starts at the local level and continues through senior management, with direct involvement of our CEO and Board. We periodically review our workforce priorities, progress on achieving our commitment to diversity and effectiveness of our organizational structure and staffing.

The Board takes very seriously its responsibility to provide for an orderly process of succession within the ranks of our senior management. Periodically, the Board reviews with the CEO succession plans for key leadership positions and periodically meets with succession candidates to assure that highly qualified candidates are available, should the need arise to fill vacancies. The Board evaluates succession plans and organizational structure in the context of overall business strategy. Potential leaders are visible to Board members through formal presentations and informal events to allow the directors to personally assess individuals. We seek to maintain a continuity of management through appropriate recruitment and retention methods, including market-based and performance-measured compensation and career advancement and training opportunities.

Director Education and Board Evaluation

New directors receive comprehensive materials and an in-person orientation program that includes visits to corporate facilities and presentations by senior management to familiarize them with our strategic plans, operations, significant financial, accounting, and risk management issues, regulatory strategy, governance practices, compliance programs, including the Standards, principal officers and internal and independent auditors. Each year, the Board is briefed and continuing education is provided to all directors on corporate governance trends and best practices and topics of importance to our business, which may include the matters noted above, as well as regular appraisals of new developments and requirements that may impact us and emerging trends facing us and our industry. The Board is also provided with presentations and materials from external consultants and experts, including regulators, investors and legislators. Directors are encouraged to take advantage of other relevant educational programs.

The Board believes that a robust and constructive evaluation process is an important component of good corporate governance. The Board and each committee conduct an annual assessment to evaluate the effectiveness of their processes and practices, including Board and committee performance, Board composition and culture, Board meetings and risk management. Among the items considered are the monitoring and oversight of policies, evaluation of the CEO and senior officers, consideration of stockholder value, understanding of the business, access to information and resources and opportunity to inquire of, or challenge, management. The process includes a survey of the directors and discussions at Board and committee meetings, as applicable, led by the Lead Director and each respective committee chair.

12    PSEG 2019 Proxy Statement

Corporate Governance

Meetings of the Board, Committees and Stockholders

The Board holds regularly scheduled meetings and meets on other occasions when circumstances require. Board and committee meetings are usually scheduled over two days. Each committee executes its responsibilities, as described below, and the Board receives reports from the committee Chairs on the significant matters considered and actions taken. A Board meeting typically focuses on the strategic and more important issues facing us. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings.

Our Principles provide that the Board will meet at least six times each year and in executive session without management in attendance at every meeting, unless waived by the Board. When the Board meets in executive sessions, the Lead Director presides. In addition, each Board committee, except the Executive Committee, meets in executive session, with the independent Chair presiding, at each of its meetings, unless waived by the respective committee.

Special meetings of the Board may be called by the Chairman of the Board, CEO, or a majority of the directors by written request at any time. Special meetings of the stockholders may be called at any time by the Board or by the CEO or upon the written request of the holders of a majority of the capital stock entitled to cast votes.

2018 Meetings and Executive Sessions

Board/Committee	Meetings		Executive Sessions

PSEG Board	9	(1)	9
PSE&G Board	7		7
Audit	8		7
Corporate Governance	7	(2)	5
Executive	0		0
Finance	4		3
Fossil Generation Operations Oversight	4		4
Nuclear Generation Operations Oversight	4	(3)	4
Organization and Compensation	6	(4)	6

(1)	Includes one all-day Business Strategy Session and two special meetings
(2)	Incudes three special meetings
(3)	Includes one meeting held at the site of nuclear generating stations we operate
(4)	Includes one special meeting

Meeting Attendance

Each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. The Board recognizes that, on occasion, meetings will need to be scheduled on short notice and conflicts in schedules will arise that preclude director attendance. However, the Board expects each director will make every effort to keep absences to a minimum. The Board encourages personal attendance and discourages attendance telephonically, unless required by special circumstances. Unless a meeting is specifically designated as “telephonic”, the chair should be physically present at the meeting. Each director is also expected to attend the Annual Meeting of Stockholders. During 2018, each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he/she served. All of the directors attended the 2018 Annual Meeting of Stockholders.

PSEG 2019 Proxy Statement    13

Corporate Governance

Committee Membership

Current committee assignments are presented in the following table. Committee assignments and Chairs are regularly reviewed and periodically changed to best utilize the talents of our directors and meet the Company’s evolving needs. We believe that rotating committee memberships strengthen our directors’ understanding of the challenges we face while bringing greater diversity of perspective and experience to the work of each committee. The last such changes were effective in January 2019. Ongoing committee assignments for all directors typically are made at the organizational meeting of the Board following each Annual Meeting of Stockholders.

	Audit	Corporate Governance	Executive	Finance	Fossil Generation Operations Oversight	Nuclear Generation Operations Oversight	Organization & Compensation

Willie A. Deese	✓	✓					✓

William V. Hickey	✓			✓	Chair*	Chair*

Ralph Izzo			Chair

Shirley Ann Jackson		Chair	✓		✓	✓	✓

David Lilley	✓			✓			Chair

Barry H. Ostrowsky				✓			✓

Thomas A. Renyi Lead Director	✓		✓	✓

Laura A. Sugg		✓			✓	✓

Richard J. Swift		✓	✓		✓	✓	✓

Susan Tomasky	Chair	✓

Alfred W. Zollar	✓			Chair	✓	✓

During 2018, Ralph Izzo, William V. Hickey, Shirley Ann Jackson and Richard J. Swift also served on the Board of Directors of PSE&G. Mr. Izzo also serves on the Boards of Directors of Power, Energy Holdings and Services.

*Acting Chair

Board Committee Responsibilities

The Board committees, their principal functions, membership requirements and minimum number of meetings held are described below. Each committee has open and free access to all Company information, may require any of our officers or employees to furnish it with information, documents or reports that it deems necessary or desirable in carrying out its duties, is empowered to investigate any matter involving us and may retain appropriate resources to assist it in discharging its responsibilities.

Each committee, other than the Executive Committee, operates pursuant to a charter that defines its roles and responsibilities and annually conducts a performance evaluation of its activities and a review of its charter. The authority of the Executive Committee is set forth in our By-Laws. The committee charters and our By-Laws are posted on our website, https://corporate.pseg.com/aboutpseg/leadershipandgovernance/boardofdirectors/committeedescriptions. We will send you a copy of any or all of them upon request.

Each committee reports its activities to the Board. Each committee Chair is appointed annually with the expectation that he/she will typically serve in that capacity for four years. A Chair may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors.

14    PSEG 2019 Proxy Statement

Corporate Governance

A list of current committee membership requirements can be found below:

Committee	Membership Requirements

Audit

Consists of three or more independent directors, in accordance with SEC and NYSE rules, who must meet NYSE requirements for financial literacy. At least one member must have accounting or financial management expertise. At least one member must be an audit committee financial expert as defined by the SEC. The Committee meets at least four times per year.

Members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries. Under our Principles, without Board approval, a director may not serve as a member of our Audit Committee if he/she serves on the Audit Committee of more than three public companies, including ours.

Corporate Governance	Consists of three or more independent directors who meet at least two times per year.

Executive	Consists of the Chairman of the Board, the Lead Director and at least one additional independent director.

Finance	Consists of three or more independent directors who meet at least three times per year.

Fossil Generation Operations Oversight	Consists of three or more independent directors who meet at least three times per year.

Nuclear Generation Operations Oversight	Consists of three or more independent directors who meet at least three times per year.

Organization & Compensation	Consists of three or more independent directors in accordance with SEC and NYSE rules, who meet at least two times per year.

As set forth in their respective charters, each committee of the Board is responsible for the activities stated below. We provide these in detail in order to demonstrate the breadth and depth of our expectations of the directors’ contributions to corporate governance oversight.

Audit Committee

Members: Willie A. Deese, William V. Hickey, David Lilley, Thomas A. Renyi, Susan Tomasky (Chair) and Alfred W. Zollar

Duties include, among other things: (i) assist the Board in fulfilling its responsibility for oversight of the integrity of our financial statements; and the quality and integrity of our accounting, auditing and financial reporting practices; (ii) appoint, terminate, compensate, and preapprove all services and fees, review independence and oversee the work of the independent auditor, including Public Company Accounting Oversight Board (PCAOB) and peer review reports of the independent auditor’s performance; (iii) review with the independent auditor any audit issues or difficulties and management’s response, and resolve disagreements which may arise between management and the independent auditor regarding financial reporting; (iv) provide oversight of our internal audit and environmental, health and safety audit functions, and legal and business conduct compliance program, including the Standards; (v) review cybersecurity programs and responses and the status of pending material litigation; (vi) review in a general manner the guidelines, policies and processes by which the Company assesses and manages enterprise risk, consistent with the listing standards of the NYSE; (vii) review risk management controls and disclosure controls and procedures in accordance with legal and SEC requirements; (viii) review earnings press releases, financial information and earnings guidance provided to analysts and rating agencies; (ix) recommend to the Board the inclusion of the audited financial statements in our Form 10-K; and (x) issue an annual committee report for inclusion in this Proxy Statement.

The Audit Committee Report appears below under Proposal 3. Ratification of the Appointment of Independent Auditor on page 77.

PSEG 2019 Proxy Statement    15

Corporate Governance

Composition of the Audit Committee

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. The Board has determined that all members of the Audit Committee are independent. The Board has determined that all members of the Audit Committee are financially literate and, in addition, that Willie A. Deese, William V. Hickey, David Lilley, Thomas A. Renyi, Susan Tomasky (Chair), and Alfred W. Zollar possess accounting or financial management expertise, as defined in the NYSE rules. The Board further has determined that William V. Hickey, David Lilley, Thomas A. Renyi and Susan Tomasky (Chair) is each an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC. No member of the Audit Committee serves on the Audit Committee of more than three public companies, including ours.

Management and the Board believe that the current composition of the Audit Committee provides that committee with the requisite expertise and experience to recommend to the Board the inclusion of the audited financial statements in our Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its practices to assure that adequate independent procedures exist for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

Corporate Governance Committee

Members: Willie A. Deese, Shirley Ann Jackson (Chair), Laura A. Sugg, Richard J. Swift and Susan Tomasky

Duties include, among other things: (i) assist the Board in administering corporate governance practices; (ii) consider the composition and qualifications of the Board and its committees and prospective nominees, assess the independence of each nominee and make recommendations to the Board; (iii) evaluate performance of the Board and its committees and review the Principles and committee charters and make recommendations to the Board to improve effectiveness of the Board and its committees; (iv) oversee sustainability efforts and initiatives; (v) oversee risk management guidelines, policies, and processes and mapping and identify risks to the Board and its committees; (vi) monitor governance trends and emerging best practices in corporate governance; (vii) review and take appropriate action regarding transactions with related persons under our Related Person Transactions Practice, and periodically review the Related Person Transactions Practice; (viii) review and make recommendations to the Board with respect to compensation of directors; (ix) provide input to the O&CC regarding the performance of the CEO as Chairman of the Board; and (x) review our political participation activities and expenses.

The nomination process and criteria utilized are described under Nominees and Election beginning on page 21.

Executive Committee

Members: Ralph lzzo (Chair), Shirley Ann Jackson, Thomas A. Renyi, Richard J. Swift

Except as otherwise provided by law, the Executive Committee may exercise all of the authority of the Board when the Board is not in session.

Finance Committee

Members: William V. Hickey, David Lilley, Barry H. Ostrowsky, Thomas A. Renyi and Alfred W. Zollar (Chair)

Duties include, among other things: (i) review and make recommendations to the Board regarding corporate financial policies and processes and significant financial decisions; (ii) review and recommend to the Board annually our financial plan, dividend policy, capital structure and cash management policies and practices; (iii) discuss with management our risk assessment and risk management policies; (iv) review on behalf of the Company, with the Thrift and Pension and the Nuclear Decommissioning Trust Investment Committees, periodic reporting on the investment guidelines for and investment performance of the Company’s pension plan trust funds and nuclear decommissioning trust funds; and (v) review with management credit agency ratings and analyses.

Fossil Generation Operations Oversight Committee

Members: William V. Hickey (Acting Chair), Shirley Ann Jackson, Laura A. Sugg, Richard J. Swift and Alfred W. Zollar

Duties include, among other things: (i) evaluate the effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations; (ii) review labor and human relations, environmental, health and safety and legal and compliance issues; (iii) review the results of major inspections,

16    PSEG 2019 Proxy Statement

Corporate Governance

evaluations and audit findings by external oversight groups and management’s response; and (iv) provide oversight of management of risks related to the roles, duties and responsibilities of the Committee.

Nuclear Generation Operations Oversight Committee

Members: William V. Hickey (Acting Chair), Shirley Ann Jackson, Laura A. Sugg, Richard J. Swift and Alfred W. Zollar

Duties include, among other things: (i) evaluate the effectiveness of our nuclear generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations; (ii) review labor and human relations, environmental, health and safety and legal and compliance issues; (iii) review the results of major inspections, evaluations and audit findings by external oversight groups and management’s response; and (iv) provide oversight of management of risks related to the roles, duties and responsibilities of the Committee.

Organization and Compensation Committee

Members: Willie A. Deese, Shirley Ann Jackson, David Lilley (Chair), Barry H. Ostrowsky and Richard J. Swift

Duties include, among other things: (i) review, approve and modify, as necessary, our executive compensation policies, practices and plans; (ii) review the stockholder advisory vote on say-on-pay and consider any action it deems appropriate in light of that vote; (iii) review and approve our peer group and executive compensation levels targets and awards; (iv) review the risk to us of our compensation policies and practices; (v) provide oversight of management risks related to the roles, duties and responsibilities of the Committee; (vi) retain, compensate, oversee and annually review the performance and independence of the Board’s compensation consultant; (vii) evaluate the CEO’s performance with the independent Board members, determine and approve the CEO’s compensation; (viii) annually review performance of certain other key members of management and management succession and development plans; (ix) monitor compliance with the Stock Ownership and Retention Policy (x) monitor compensation trends and emerging best practices in executive compensation; and (xi) review the CD&A and provide its report in this Proxy Statement.

The O&CC Report on Executive Compensation appears under Proposal 2. Advisory Vote on the Approval of Executive Compensation on page 59.

Composition of the O&CC

The Board determines annually the independence of the O&CC members and makes written affirmation to the NYSE in accordance with its rules. The Board believes that the current composition of the O&CC provides that committee with the requisite expertise and experience to oversee our executive compensation program and assess the alignment of pay for performance.

Compensation Consultant

The O&CC has the authority to retain advisors and compensation consultants, with sole authority for their hiring and firing. The O&CC is directly responsible for such appointment, compensation and oversight in accordance with the applicable SEC requirements and NYSE standards. Since September 2009, the O&CC has retained Compensation Advisory Partners LLC (CAP) as its independent compensation consultant to provide it with information and advice that is not influenced by management. CAP is an executive compensation consulting firm that does not perform any other services for us or our subsidiaries. CAP provides advice to the O&CC on executive compensation and may also provide advice to the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. CAP may not perform any other services for us without obtaining the prior approval of the Chair of the O&CC.

In furtherance of CAP’s independence, management receives copies of certain materials provided by CAP to the O&CC only under the direction of the O&CC Chair or the O&CC. The scope of CAP’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, executive benefit plans, analysis of pay and performance alignment, the provision of comparative industry trends and peer data and the recommendation of program and pay level changes. Responsibility for assignment to and evaluation of work by CAP is solely that of the O&CC and, with respect to the compensation of non-employee directors, the Corporate Governance Committee. CAP meets with the O&CC and the Chair without management present when appropriate.

We pay the fees of any compensation consultant retained by the O&CC. Additional information regarding any such services performed in the past year is included in the CD&A on page 56. The O&CC also utilizes the services of our internal compensation professionals.

PSEG 2019 Proxy Statement    17

Corporate Governance

Determination of Compensation Consultant’s Independence

The SEC and NYSE require compensation committees to assess the independence of their advisors and determine whether any conflicts of interest exist. In July 2018, the O&CC reviewed CAP’s independence relative to the following factors: (i) CAP’s provision of other services to the Company; (ii) the amount of fees CAP receives from the Company as a percentage of CAP’s total revenue; (iii) the policies and procedures of CAP that are designed to prevent conflicts of interest; (iv) any business or personal relationship between O&CC members and CAP or its compensation consultants; (v) any PSEG stock owned by CAP or its compensation consultants; (vi) any business or personal relationship between our executive officers and CAP or any of its compensation consultants; and (vii) other factors that would be relevant to CAP’s independence from management. On the basis of such review, the O&CC concluded that CAP is independent and no conflicts of interest exist.

Compensation Committee Interlocks and Insider Participation

During 2018, each of the following individuals served as a member of the O&CC: Willie A. Deese, William V. Hickey, Shirley Ann Jackson, David Lilley (Chair), Barry H. Ostrowsky, and Richard J. Swift, as well as former directors Albert R. Gamper, Jr. and Hak Cheol (H.C.) Shin. No member of the O&CC was an officer or employee or a former officer or employee of any PSEG company. None of our executive officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an executive officer. No member of the O&CC had a direct or indirect material interest in any transaction with us, other than as described on page 19 under Transactions with Related Persons with respect to Barry H. Ostrowsky.

Standards of Conduct

We have a long-established corporate culture of emphasizing integrity and honesty with an expectation of adherence to the highest ethical standards. We have embodied these principles in the Standards, our code of ethics. We have substantially revised the format to simplify the presentation by focusing on key concepts and emphasizing the importance of value driven compliance. The Standards are posted on our website, https://corporate.pseg.com/aboutpseg/leadershipandgovernance/standardsofintegrity.We will send you a copy upon request.

The Standards establish a written set of common expectations of behavior for all directors, officers and employees regarding business relationships, personal conduct (including, among other things, corporate opportunities, conflicts of interest and supplier, competitor and governmental relations), safeguarding of Company property, business controls and compliance with regulatory requirements. In addition, the Standards mandate procedures for seeking ethical guidance, reporting concerns, investigation and discipline. We require every employee to complete a training program on the Standards and to certify as to compliance with the Standards annually. We provide a hotline by which complaints can be brought to the attention of the Company. Our Chief Compliance Officer has overall responsibility for administering the Standards under the oversight of the Audit Committee of the Board.

The Compliance Program establishes an organizational structure and validates the Standards and its mandated procedures, practices and programs. The Audit Committee of the Board has overall responsibility for oversight of the Compliance Program and has delegated to our Compliance Committee overall responsibility for the design, implementation and execution of the Compliance Program. The Compliance Committee’s duties include assurance that we take all reasonable steps to coordinate organization-wide ethics and compliance activities, consistent enforcement of the Standards, including the detection and prevention of wrongdoing as a result of compliance investigations and otherwise foster a culture for ethical behavior and a commitment to legal compliance. The Compliance Committee, comprised of members of senior management, is chaired by our Chief Compliance Officer, who has overall responsibility for administering the Compliance Program.

We will post on our website:

•	Any amendment (other than one that is technical, administrative or non-substantive) that we adopt to the Standards; and

•

Any grant by us of a waiver from the Standards that applies to any director, executive officer or persons performing similar functions and that relates to any element enumerated by an applicable SEC requirement.

A waiver of any provision of the Standards may be granted in exceptional circumstances, but only for substantial cause. A waiver for any director or executive officer may be made only by the Board and, if granted, will be promptly disclosed to our stockholders. In 2018, we did not grant any waivers to the Standards.

18    PSEG 2019 Proxy Statement

Corporate Governance

Standards of Conduct

The Standards are applicable to us and our subsidiaries. The Standards:

•	Form an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards;

•	Apply to all of our directors and employees (including our principal executive officer, principal financial officer and principal accounting officer), each of whom is responsible for understanding and complying with the Standards;

•	Establish a set of common expectations for behavior to which each director and employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us; and

•

Have been developed to provide reasonable assurance that, in conducting our business, directors and employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

Our Standards, Compliance Program, Related Person Transactions Practice and Conflicts of Interest Practice described below, establish policies and procedures regarding personal and business conduct. Our written management practices provide that any capital investment with a non-PSEG entity or its affiliate, for which one of our directors or officers serves as a director or executive officer, must be approved by our Board. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

Transactions with Related Persons

Our policies and procedures with regard to transactions with related persons, including the review and taking appropriate action regarding any such transactions, the standards applied and the responsibilities for application are set forth in our Related Person Transactions Practice.

Under the Related Person Transactions Practice, the Corporate Governance Committee of the Board reviews related person transactions with PSEG (including its subsidiaries) in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning 5% or more of our outstanding stock. PSEG must be notified prior to entry into a transaction in which PSEG is or will be a participant and a related person has or will have an interest.

The Corporate Governance Committee considers related person transactions and material changes to previously approved related person transactions. The Corporate Governance Committee takes into consideration a variety of factors and approves or ratifies those related person transactions that are in the best interests of PSEG and its stockholders. The Committee may impose such conditions as it deems appropriate in connection with the approval of the related person transactions.

When it is impracticable or undesirable to wait until a Committee meeting to consummate a related person transaction, the Committee Chair may review and approve a related person transaction. The Committee Chair reports any approved transactions to the Corporate Governance Committee.

A list of all existing related person transactions is presented to the Corporate Governance Committee at least annually for review.

Except as noted below, there were no transactions during 2018, and no transaction currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, any person known to us to beneficially own in excess of 5% of our Common Stock, or their immediate family members) had or will have a direct or indirect material interest.

PSEG Director Barry H. Ostrowsky is the President and CEO of RWJBarnabas Health, Inc. (RWJBarnabas), a non-profit corporation incorporated in New Jersey.

As part of the Company’s philanthropic activities and commitment to invest in the communities in which we do business, the Company, directly or through a subsidiary, and PSEG Foundation, a separate, 501(c)(3) organization that is funded by the Company but whose donations are not determined by the PSEG Board, have periodically made charitable contributions to facilities operated by RWJBarnabas. In 2018, the Company donated approximately $69,000 to facilities affiliated with RWJBarnabas. PSEG Foundation donated approximately $137,000. It is expected that PSEG and PSEG Foundation each will make future contributions to facilities affiliated with RWJBarnabas.

PSEG 2019 Proxy Statement    19

Corporate Governance

Since 2013, the Company’s subsidiary, Services, has had a contractual arrangement with an RWJBarnabas affiliate, Robert Wood Johnson University Hospital Hamilton (RWJ Hamilton), pursuant to which RWJ Hamilton provides medical care, medical testing and related services to the Company and its subsidiaries. In 2018, the Company paid a total of approximately $240,000 for services provided pursuant to this arrangement. The Company expects to pay a similar amount in 2019.

Since 2008, the Company’s subsidiary, PSE&G, has engaged in an ongoing Hospital Energy Efficiency Program (HEE Program), through which PSE&G provides funds for energy efficiency upgrades to hospitals throughout the PSE&G service territory. The HEE Program was approved, and is overseen, by the New Jersey Board of Public Utilities (BPU). As of January 1, 2019, PSE&G has committed to invest approximately $199 million in a variety of hospitals through the HEE Program. PSEG had made commitments of approximately $37.7 million to RWJBarnabas facilities. These projects are in various stages of completion, with several fully completed and others in progress or in the planning stage. The aggregate portion that RWJBarnabas facilities have committed to repay to PSE&G through utility bills in accordance with the BPU-approved terms of the program is equal to approximately $13.3 million. Because the HEE Program is ongoing, the investment and repayment figures are subject to change in the coming years.

Christopher LaRossa, brother of Ralph A. LaRossa, President and Chief Operating Officer of Power and one of the Company’s executive officers, is an employee of, and receives compensation from, PSE&G. During 2018, Christopher LaRossa served and currently serves as District Manager – Regulatory Policy and Procedure. The approximate total compensation paid to Christopher LaRossa during 2018 was within the range set for employees with comparable qualifications and responsibilities who hold similar positions at the Company (salary of $111,500 to $223,100 plus incentive compensation targeted at 20% of salary). He also received health insurance and other benefits available to all other employees in a similar position. His compensation was determined in accordance with our compensation practices applicable to employees who hold similar positions. Ralph A. LaRossa did not and does not have any direct responsibility for directing or reviewing his brother’s work or any influence over his brother’s compensation or the other terms of his employment.

Conflicts of Interest

Our Conflicts of Interest Practice applies to all employees, contractors, suppliers and any third party working on behalf of PSEG and covers situations where individual interests are or could be at odds or in conflict with PSEG’s interests. Such situations are required to be reported to our Office of Ethics and Compliance, which may conduct an investigation or take actions it deems appropriate.

The Principles provide that a director must notify the Chair of the Corporate Governance Committee if he/she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute.

20    PSEG 2019 Proxy Statement

Nominees and Election

NOMINEES AND ELECTION

Election

Directors elected at each annual meeting are elected to serve one-year terms. Directors whose terms are to expire are eligible for re-nomination and will be considered by the Corporate Governance Committee in accordance with its policies and the retirement policy for directors, which are summarized in this Proxy Statement. Each of the current directors has been nominated for re-election, with the exception of Thomas A. Renyi, who is retiring from the Board at the expiration of his term at the conclusion of the 2019 Annual Meeting.

Our By-Laws currently provide that the Board shall consist of not less than three nor more than 16 directors as shall be set from time to time by the Board. The number of directors is currently set at eleven and will be reduced to ten upon the retirement of Mr. Renyi.

The nominees listed below were selected by the directors upon the recommendation of the Corporate Governance Committee. As discussed on pages 78-80 under Annual Meeting, Voting and Procedures, proxies will be voted in accordance with your instructions as indicated on the enclosed proxy card, voting instruction form or when voting by telephone or Internet.

If at the time of the 2019 Annual Meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is reduced.

Majority Voting for Election of Directors

Our By-laws provide that in an uncontested election, each director shall be elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We do not include as votes cast (i) shares which are marked withheld, (ii) abstentions and (iii) shares as to which a stockholder has given no authority or direction.

As provided in the Principles, the Board has adopted a policy whereby any incumbent director receiving a majority vote “against” must promptly tender an offer of resignation. As a result, in uncontested elections, the Board will nominate for election or re-election as a director only candidates who have agreed promptly to tender a letter of resignation in the event that the number of shares voted “for” that director does not exceed the number of shares voted “against” that director. If an incumbent director fails to receive the required “majority” vote, the Corporate Governance Committee will consider the matter and then make a recommendation to the Board as to whether or not to accept the resignation. The Board will make the determination on whether or not to accept the recommendation of the Corporate Governance Committee.

Failure to Receive a Majority Vote

The Principles further provide that no director who fails to receive a majority vote in an uncontested election shall participate in either the recommendation of the Corporate Governance Committee or the determination of the Board with respect to his/her resignation letter or that of any other director in regard to that year’s Annual Meeting election. Any such director may, however, participate in any and all other matters of the Board and its various committees to the fullest extent to which he/she would otherwise be permitted in accordance with applicable law and the Principles. If a majority of the Corporate Governance Committee fails to receive a majority vote, then the remaining independent directors will determine whether to accept one or more of the applicable resignations. If three or fewer independent directors do not receive a majority vote in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or rejecting the resignation offers (except that no director will vote to accept or reject his/her own resignation offer).

In evaluating tendered resignations, the Corporate Governance Committee and the Board may consider all factors they deem relevant, including, but not limited to, the stated reason(s) for the “against” vote, the impact that the acceptance of the resignation would have upon our compliance with applicable law or regulation, the potential triggering of any change in control or similar provision in contracts, benefit plans or otherwise, the qualifications of the director and his/her past and anticipated future contributions to us.

The Corporate Governance Committee and the Board may consider possible remedies or actions to take in lieu of or in addition to accepting or rejecting of the resignation, such as development and implementation of a plan to address and cure the issues underlying the failure to receive a majority vote.

Following the Board’s determination, we will publicly disclose the decision and, as applicable, the reasons for accepting or rejecting the resignation. To the extent that the Board accepts one or more resignations, the Corporate Governance Committee may recommend to the Board, and the Board will then determine, whether to fill any vacancy.

PSEG 2019 Proxy Statement    21

Nominees and Election

Ability and Diversity

The Board believes that a nominee for director should be selected on the basis of the individual’s ability, diversity of background and experience and soundness of judgment, from among candidates with an attained position of leadership in their field of endeavor. As noted above, a majority of the Board must consist of independent directors in accordance with our Principles and NYSE requirements.

The Board is guided by its consideration of how to best enhance its capability to oversee the affairs of the Company. It analyzes the skills it believes are necessary for effective governance of a leading company in our industry and the particular attributes and abilities of each individual. The Board does not believe that adopting arbitrary or inflexible policies or requirements will achieve that purpose. Rather it looks to promote better governance through a more dynamic examination and understanding of its members’ abilities to meet evolving challenges. It values the mix of skills and experience, independence from management, fresh perspectives and seasoned knowledge that collectively help to guide the Company.

Diversity

Diversity is a factor for consideration of nominees for director pursuant to the diversity policy contained in our Principles and the charter of the Corporate Governance Committee. In considering diversity, the Corporate Governance Committee utilizes a broad meaning to include not only factors such as ethnicity and gender, but also background, experience, leadership positions, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. The Corporate Governance Committee considers and assesses the effectiveness of this policy in connection with the annual nomination process to assure the Board contains an effective mix of people to best further our long-term business interests.

The Board recognizes the value to the Company of directors with varied backgrounds. Among other attributes, ethnic and gender diversity brings to the boardroom a range of experiences and perspectives that enhance the Board’s role in management oversight and strategic planning. Similarly, refreshment of the Board brings new ideas and viewpoints and tenure is considered in light of our current policy to limit a director’s term of service following attainment of age 75.

Demographic Background
Board Tenure*	3	18	12	18	10	1	-	25	7	7
Diversity Gender				✓			✓		✓
Ethnicity	✓			✓						✓
Age	63	74	61	72	72	68	58	74	66	64

*Rounded

22    PSEG 2019 Proxy Statement

Nominees and Election

Refreshment and Tenure

The Corporate Governance Committee is very aware of the benefits of the refreshment of Board members to assure that new perspectives and ideas are considered. In selecting individuals for our Company, with its long investment horizon, the Corporate Governance Committee weighs the need for both director refreshment and institutional knowledge. It believes that the appropriate mix of varied levels of tenure and experience can help mitigate risk. This includes replenishing desired skills and experience as directors leave the Board. We also refresh Board committees through rotation of memberships, as noted under Committee Membership.

The Corporate Governance Committee does not believe it is appropriate to set absolute term limits on the length of a director’s term, but rather seeks to achieve a balance in the longevity of service through appropriate Board refreshment. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of our history, policies and objectives.

The Corporate Governance Committee is cognizant of the many years of service of some Board members. In evaluating that factor when making its nominating recommendations, it believes that average tenure is a better measure than the individual time served by any one member or another. Average tenure recognizes the refreshment that takes place as long-serving members retire and new directors join the Board. At the conclusion of the 2019 Annual Meeting, upon election of the nominees, the average tenure of the members of our Board for their current term of service will be approximately ten years. In the past three years, we have refreshed our Board with three new members along with three retirements, the last of which will be effective as of the conclusion of the 2019 Annual Meeting. At that time, as shown in the table below, upon the election of the nominees presented in this Proxy Statement, the tenure of our directors will be balanced across a spectrum of experience on our Board. Further, pursuant to our policy on director age under our Principles, we expect that two of our current directors in the 11+ years category below will not be standing for re-election in 2020.

Director and Nominee Qualifications and Availability

The Corporate Governance Committee and the Board periodically review the skills and qualifications that they determine are necessary for the proper oversight of the Company by the directors in furtherance of their fiduciary duties. The Committee and the Board remain focused on ensuring that the individual and collective abilities of the directors continue to meet the governance needs of the Company. They are committed to nominating individuals who satisfy the applicable criteria for outstanding service to our Company and who together comprise the appropriate Board membership composition in light of evolving business demands. The Board evaluates the effectiveness of each director in contributing to the Board’s work and the potential of each new nominee.

It is the Board’s policy that a nominee recommended initially for election be able to serve at least five years, consistent with the Board’s retirement policy. The Board believes that the ability of a director to serve for at least five years is a reasonable expectation in order for us to receive an appropriate benefit from the individual’s abilities. This is especially so in light of the time invested by a director to become knowledgeable about our complex business operations. The Board believes that these service limitations provide it with a means for achieving a reasonable balance of veteran and new directors.

The Corporate Governance Committee also considers the amount of time that a person will likely have to devote to his/her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of business or charitable institutions and the contributions by directors to our ongoing business. The Corporate Governance Committee considers the qualifications of incumbent directors and potential new nominees, as well as the continuity of service and the benefit of new

PSEG 2019 Proxy Statement    23

Nominees and Election

ideas and perspectives, before making recommendations to the Board for election or re-election. The Board then selects nominees based on the Corporate Governance Committee’s recommendation.

Prior to accepting an invitation to serve as a director of another public company, the CEO and any directors must submit a letter to the Corporate Governance Committee so as to allow it to review potential conflicts and time demands of the new directorship. Any director who undertakes or assumes a new principal occupation, position or responsibility from that which he/she held when he/she was elected to the Board must submit a letter to the Corporate Governance Committee volunteering to resign from the Board. The Board does not believe that in every instance a director who undertakes or assumes a new occupation, position or responsibility from that which he/she held when the director joined the Board should necessarily leave the Board. The Corporate Governance Committee reviews the relevant details of such director’s new position and determines the continued appropriateness of Board membership under the circumstances.

The Corporate Governance Committee and the Board believe that the experience gained through other directorships provides us with a breadth of valuable knowledge and insight. Exposure to other industries, management and issues gives a director a perspective not necessarily otherwise available to him/her from a more limited range of experience. The Corporate Governance Committee carefully monitors the attendance and participation of each director to assure that he/she demonstrates an appropriate level of commitment and effort in serving on our Board. In renominating the current directors, the Corporate Governance Committee and the Board determined that each director had successfully balanced the demands on his/her time and attention in meeting the fiduciary obligations to us.

Director Terms of Service

The Board seeks to maintain an orderly transition for phased termination of service and proper succession planning. Under the Board’s policy, set forth in our Principles, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders held in the calendar year following their seventy-fifth birthday.

We believe that the current retirement age allows us to benefit from long-serving directors, including their industry expertise, institutional knowledge, historical perspective, stability and continuity and comfort with challenging Company management, while maintaining our ability to refresh the Board through the addition of new members. Our Board has a high level of diversity in tenure and qualifications.

Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-fifth birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with PSEG.

Stock Ownership

We believe that it is an important aspect of Board service for the interest of each individual member of our Board to align with the interests of our stockholders. Our Principles require that directors own shares of our Common Stock (including any restricted stock, whether or not vested, any stock units under the Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) equal to five times the annual retainer (currently $95,000) within five years after election to the Board. We believe that this requirement is competitive with market practice. All incumbent directors currently meet this stock ownership level except for Mr. Ostrowsky, who joined the Board in February 2018 and Laura A. Sugg, who joined the Board in January 2019. Additional details can be found in the table under Security Ownership of Directors, Management and Certain Beneficial Owners on page 33.

24    PSEG 2019 Proxy Statement

Nominees and Election

Nomination Process and Proxy Access

The Corporate Governance Committee considers the qualifications of Board members, evaluates prospective nominees and recommends candidates to the Board of Directors, in thoughtful recognition of the criteria discussed in this Proxy Statement. The Board’s evaluation is focused on aligning the skills, qualifications and experience of our Board with the strategic development of our Company. Individual and collective competencies, personal characteristics, diversity of experience and backgrounds and commitment to the Company are assessed. The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential director nominees meeting our criteria, which are described further in this Proxy Statement. Any such firm’s function would be to assist the Committee in identifying potential candidates for its consideration. During 2018, we engaged a third-party firm to assist in identifying and evaluating potential candidates, including those brought to our attention by members of the Board. One of the identified candidates, Laura A. Sugg, was elected to the Board at a meeting held in December 2018, effective on January 1, 2019.

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or other sources. Our By-Laws require that stockholder nominations must be delivered to the Company’s Secretary at least 90 days in advance of an Annual Meeting of Stockholders. With respect to an election to be held at a special meeting of stockholders for the election of directors, such advance notice of the nomination must be delivered to the Company’s Secretary no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the advance notice procedure contained in our By-Laws.

In order for a stockholder’s proposed nominee to be included in the Company’s proxy statement pursuant to the proxy access provisions of our By-Laws, such proposal must be received by the Company’s Secretary no earlier than 150 days and no later than 120 days prior to the anniversary of the mailing date of the Company’s proxy statement in the prior year. The proxy access provisions of our By-Laws permit an eligible stockholder (or a group of no more than 20 eligible stockholders) owning 3% or more of the Company’s common stock continuously for at least three years to nominate director candidates representing up to 25% of the Board, and, upon the eligible stockholder’s satisfaction of certain conditions as outlined in our By-Laws, require us to include such nominees in our proxy statement and proxy card for the annual meeting of stockholders. These proxy access provisions were adopted by the Board in 2015. In its consideration of proxy access, the Board engaged with a number of our significant stockholders and reviewed the published positions of other significant stockholders. Following these outreach efforts, the Board amended our By-Laws in order to provide meaningful proxy access rights to stockholders who are representative of the long-term interests of our Company.

Each nomination discussed above must be submitted in writing to Michael K. Hyun, Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, NJ 07102. Nominations must be made in compliance with the procedures and requirements set forth in our By-Laws and accompanied by the written consent of any such person to serve if nominated and elected and by biographical material and the applicable requirements of the SEC to permit evaluation of the individual recommended.

PSEG 2019 Proxy Statement    25

Biographical Information

BIOGRAPHICAL INFORMATION OF DIRECTOR NOMINEES

The present terms of eleven directors, Willie A. Deese, William V. Hickey, Ralph Izzo, Shirley Ann Jackson, David Lilley, Barry H. Ostrowsky, Thomas A. Renyi, Laura A. Sugg, Richard J. Swift, Susan Tomasky and Alfred W. Zollar, expire at the 2019 Annual Meeting. Each director, other than Thomas A. Renyi, who is retiring from the Board at the expiration of his term at the 2019 Annual Meeting, has been re-nominated to serve a new term. Each nominee will be presented for election to serve until the 2020 Annual Meeting, or until his/her respective successor is elected and qualified. All nominees were elected to their present terms by our stockholders, except Ms. Sugg, who was elected by the Board effective on January 1, 2019. In addition, Hak Cheol (H.C.) Shin resigned from the Board effective December 31, 2018, following his relocation to Seoul, South Korea and acceptance of a CEO position in a corporation headquartered there. The Board thanks Mr. Renyi and Mr. Shin for their many years of dedicated service.

We show below for each nominee:

•	The period of service as a director;

•	Age as of the date of the Annual Meeting;

•	Present committee memberships;

•	Business experience during at least the last five years; and

•	Other public company directorships during the past five years.

We also discuss the specific experience, qualifications, attributes and skills that led to the conclusion that he/she should serve as one of our directors. Our Board members have diverse backgrounds and experience and possess many varied and valuable skills and qualifications, not all of which are intended to be listed on the matrix below.

Each nominee’s beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners. Compensation for service as a director is shown in the Director Compensation Table and accompanying narrative.

As discussed above, the Corporate Governance Committee and the Board recommend and nominate for election those individuals they deem qualified and capable of serving as directors pursuant to the criteria they have set. Each of the nominees this year meets these standards.

Board Composition

The Board is comprised of individuals with a diverse mix of knowledge, expertise and backgrounds. We have business leaders from industries including banking, science and technology, energy, consumer and industrial products and manufacturing as well as those who have excelled in academia and the public sector. As a group, they complement one another with a desirable mix of competencies and skills necessary to oversee our businesses. Our Board members have dealt widely with the types of issues facing us, including achieving optimal operational and financial performance, managing for growth, meeting regulatory, environmental and safety requirements, overseeing risk management and corporate governance, maintaining an engaged and diverse workforce and adapting to rapidly evolving business conditions.

26    PSEG 2019 Proxy Statement

Biographical Information

Skills and Qualifications

Accounting/Finance experience is important in overseeing our financial reporting and internal controls to assure transparency and accuracy.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Construction/Engineering experience is important in assessing our operations, project development and opportunities for growth.			✓				✓	✓

Corporate Governance experience is important in assuring Board effectiveness and appropriate oversight.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Customer Satisfaction & Sales experience is important in understanding the consumer-driven aspect of our business in order to provide outstanding service.					✓	✓				✓

Environment/Science experience is important to an entity dependent on scientific expertise and in assessing environmental compliance, obligations and operations.			✓	✓	✓		✓	✓	✓

Government/Policy/Regulatory experience is important to a heavily regulated entity directly impacted by governmental actions, public policy and economic trends.	✓		✓	✓		✓	✓		✓

Industry/Generating Plant Operations experience is important in overseeing the development and implementation of our operating plan and business strategy.			✓	✓			✓	✓	✓

Legal experience is important in understanding and evaluating our legal risks and obligations.						✓			✓

Management experience is important in overseeing the leadership and performance of our Company’s senior management.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Manufacturing experience is important in understanding and assessing the operation of our business, including safety, controls, efficiency and compliance.	✓	✓			✓		✓	✓

Product Development experience is important in developing innovative solutions and adapting our business and strategy to meet customer expectations.		✓			✓					✓

Risk Management experience is important in overseeing the risks facing the Company.			✓	✓		✓	✓	✓	✓	✓

Technology/Cybersecurity experience is important in assessing the best tools to enhance business operations and customer service and address cybersecurity risks.	✓	✓		✓					✓	✓

PSEG 2019 Proxy Statement    27

Biographical Information

EXPERIENCE

Executive Vice President of Merck & Co. Inc., Kenilworth, New Jersey, which develops, manufactures, and distributes pharmaceuticals, from January 2008 until June 2016; President of Merck Manufacturing Division from 2005 until 2008; Senior Vice President of Global Procurement at Merck from 2004 to 2005. Former Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline, a pharmaceutical company.

Director of CDK Global, Inc., Dentsply Sirona USA and G1 Therapeutics.

SKILLS AND QUALIFICATIONS

Management

Accounting/Finance

Government/Policy/Regulatory

Corporate Governance

Manufacturing

Technology/Cybersecurity

Mr. Deese has significant regulatory, manufacturing and procurement experience from his service as Executive Vice President of Merck & Co., Senior Vice President of Merck Manufacturing Division and Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline.

The Board views Mr. Deese’s background as a leader in a highly regulated industry to be of significant value in light of the many regulatory requirements our Company faces. His experience with manufacturing and technology is valuable to the oversight and cost effectiveness of our operations.

EXPERIENCE

Chairman of the Board of Sealed Air Corporation, Elmwood Park, New Jersey, which manufactures food and specialty protective packaging materials and systems, from March 2013 until May 2013; Chairman of the Board and CEO from September 2012 to February 2013; President and CEO from March 2000 to August 2012; President and Chief Operating Officer (COO) from December 1996 to February 2000.

Director of PSE&G.

Former Director of Sensient Technologies Corporation.

SKILLS AND QUALIFICATIONS

Manufacturing

Product Development

Accounting/Finance

Corporate Governance

Management

Technology/Cybersecurity

Mr. Hickey has a strong industrial and commercial manufacturing background from his service as President and CEO at Sealed Air Corporation. He is also a Certified Public Accountant and, as CEO of Sealed Air Corporation, he had ultimate responsibility for financial matters and overall business performance.

Mr. Hickey’s executive managerial experience with product innovation, development, production and marketing contributes to the Board’s ability to oversee our Company and focus on operational excellence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

28    PSEG 2019 Proxy Statement

Biographical Information

EXPERIENCE

Chairman of the Board, President and CEO of PSEG since April 2007.

Chair of the Executive Committee.

Director of PSE&G, Power, Energy Holdings and Services.

President and COO of PSEG from October 2006 to April 2007; President and COO of PSE&G from October 2003 to October 2006.

Former Director of The Williams Companies, Inc.

SKILLS AND QUALIFICATIONS

Management

Accounting/Finance

Corporate Governance

Industry/Generating Plant Operations

Risk Management

Construction/Engineering

Environment/Science

Government/Policy/Regulatory

During Dr. Izzo’s tenure as our Chairman of the Board, President and CEO, he has developed broad experience in general management, strategic planning, finance and risk management, as well as a thorough understanding of our business operations and the challenges and opportunities of our industry.

Dr. Izzo’s background as a research physicist is of much benefit to a company that deals with many technical and scientific matters. His prior service as an energy and policy analyst at the federal and state levels is a significant asset as we position ourselves as a leader in the energy industry and public policy arena.

EXPERIENCE

President of Rensselaer Polytechnic Institute, Troy, New York, a major technological research university, since July 1999.

Director of PSE&G.

Former Director of PSEG from 1987 to 1995.

Chair, U.S. Nuclear Regulatory Commission (NRC) from July 1995 to July 1999.

Director of FedEx Corp. and International Business Machines Corporation (IBM).

Former Director of NYSE Euronext, Marathon Oil Corp. and Medtronic, Inc.

SKILLS AND QUALIFICATIONS

Management

Government/Policy/Regulatory

Environment/Science

Technology/Cybersecurity

Risk Management

Accounting/Finance

Corporate Governance

Industry/Generating Plant Operations

Dr. Jackson is a recipient of the National Medal of Science, the highest honor for scientific achievement bestowed by the President of the United States. As a distinguished scientist, Dr. Jackson brings an array of executive, governmental, scientific and academic experience from her years as Chair of the NRC and President of Rensselaer Polytechnic Institute. Her responsibilities as the head of a major university include financial matters.

We are a heavily regulated business which is very much affected by public policy and scientific developments. Thus, Dr. Jackson’s experience and continued involvement in energy policy, scientific research and development, technology and innovation, security and financial services industry oversight is highly valued by the Board. Her background as a nuclear physicist and former NRC Chair is important as we have extensive nuclear operations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

PSEG 2019 Proxy Statement    29

Biographical Information

EXPERIENCE

Chairman of the Board, President and CEO of Cytec Industries, Inc., Woodland Park, New Jersey, a global specialty chemicals and materials company, from January 1999 until December 2008; President and CEO from May 1998 to January 1999; President and COO from January 1997 to May 1998.

Former Director of Rockwell Collins, Inc., Andeavor Corporation (formerly Tesoro) and Arch Chemicals, Inc.

SKILLS AND QUALIFICATIONS

Product Development

Manufacturing

Customer Satisfaction & Sales

Accounting/Finance

Management

Corporate Governance

Environment/Science

Mr. Lilley has experience in product development, manufacturing and sales, gained from his years as Chairman of the Board, President and CEO at Cytec Industries. In this role he also had ultimate responsibility for financial matters and overall business performance.

Mr. Lilley’s leadership is very important to us in light of the Board’s oversight of our operations and adherence to safety and environmental requirements. He has a deep knowledge of finance and executive compensation, as well as extensive experience in operational management.

EXPERIENCE

President and CEO of RWJ Barnabas Health, West Orange, New Jersey, a comprehensive integrated healthcare delivery system of hospitals, programs and services, since April 2016. President and CEO of Barnabas Health from January 2012 until April 2016; President and COO from July 2011 until January 2012; Executive Vice President and General Counsel from December 1996 until July 2011.

Formerly a senior partner at the law firm of Brach, Eichler in Roseland, New Jersey.

SKILLS AND QUALIFICATIONS

Management

Accounting/Finance

Government/Policy/Regulatory

Legal

Corporate Governance

Customer Satisfaction & Sales

Risk Management

Mr. Ostrowsky has extensive experience at RWJ Barnabas and Barnabas Health in managing a large, comprehensive business enterprise, dealing with regulatory and public policy matters for an organization serving a diverse population. His legal background and experience in financial matters are also of great value to us.

The Board believes that Mr. Ostrowsky’s significant management and strategic planning and implementation skills are especially useful as the landscape of our industry continues to change. He has a broad knowledge of consumers, customer service and healthcare, which is especially important to a company such as ours with such a large customer and employee base.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

30    PSEG 2019 Proxy Statement

Biographical Information

EXPERIENCE

President-Australasia Division of ConocoPhillips Corporation, Houston, Texas, a leading worldwide oil and gas exploration and development company, from July 2005 to February 2007. General Manager-Human Resources, exploration and production of ConocoPhillips from October 2003 to June 2005.

Director of Murphy Oil Corporation and Denbury Resources, Inc.

Former Director of The Williams Companies, Inc.

SKILLS AND QUALIFICATIONS

Construction/Engineering

Industry/Generating Plant Operations

Management

Risk Management

Manufacturing

Accounting/Finance

Environment/Science

Government/Policy/Regulatory

Corporate Governance

Ms. Sugg has extensive experience in engineering and operations, corporate planning, human resources and business development, acquired through leadership roles at Conoco Philips including responsibility for major exploration and production operations.

Ms. Sugg’s skills are important as we strive for operational excellence, invest in innovative technology and meet customer expectations.

EXPERIENCE

Lead Director from February 2010 until April 2011.

Presiding Director from June 2007 until February 2010.

Director of PSE&G.

Former Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006.

Chairman of the Board, President and CEO of Foster Wheeler, Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until his retirement in October 2001.

Director of CVS Health Corporation, Kaman Corporation*, Hubbell Incorporated* and Lead Director of Ingersoll-Rand. *Not expected to stand for re-election to these boards in 2019 due to director retirement policies.

SKILLS AND QUALIFICATIONS

Management

Construction/Engineering

Industry/Generating Plant Operations

Accounting/Finance

Corporate Governance

Manufacturing

Risk Management

Environment/Science

Mr. Swift is an experienced engineer who brings a strong managerial background in engineering, construction and generating plant operations as CEO at Foster Wheeler, Ltd. Mr. Swift also served as Chairman of the Financial Accounting Standards Advisory Council and brings us finance and risk management experience.

We benefit significantly from Mr. Swift’s experience as we are heavily engaged in similar endeavors in our generation and utility businesses. While CEO at Foster Wheeler, he had ultimate responsibility for financial matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

PSEG 2019 Proxy Statement    31

Biographical Information

EXPERIENCE

President-AEP Transmission of American Electric Power Corporation (AEP), Columbus, Ohio, an electric utility holding company with generation, transmission and distribution businesses, from May 2008 to July 2011; Executive positions with AEP including Executive Vice President, Chief Financial Officer and General Counsel from July 1998 to May 2008.

Former General Counsel, U.S. Federal Energy Regulatory Commission (FERC), from March 1993 to June 1997.

Director of Marathon Petroleum Corporation.

Former Director of Andeavor Corporation (formerly Tesoro) and Summit Midstream Partners, LP.

SKILLS AND QUALIFICATIONS

Industry/Generating Plant Operations

Management

Accounting/Finance

Legal

Corporate Governance

Government/Policy/Regulatory

Risk Management

Environment/Science

Technology/Cybersecurity

Ms. Tomasky has broad electric industry executive experience having served in key leadership positions involving transmission operations, services, finance, law and governance at one of the largest utility holding companies in the United States. Her service at the FERC is highly valuable to us as several of our businesses are subject to that agency’s regulation.

The Board views Ms. Tomasky’s background as providing a valuable resource and perspective on utility management, finance, law, risk management and governmental regulation.

EXPERIENCE

Executive Partner, Siris Capital Group, LLC, New York, New York a private equity firm, since February 2014.

General Manager-Tivoli Software division of IBM, Armonk, New York, a worldwide information technology and consulting company, from July 2004 to January 2011; General Manager-eServer iSeries from January 2003 to July 2004; President and CEO-Lotus Software division from January 2000 to 2003; Division General Manager-Network Computer Software division from 1996 to 2000.

Director of Red Hat, Inc.

Former Director of Chubb Corporation.

SKILLS AND QUALIFICATIONS

Management

Corporate Governance

Technology/Cybersecurity

Risk Management

Product Development

Customer Satisfaction & Sales

Accounting/Finance

Mr. Zollar brings a wealth of knowledge from his executive leadership, product development and information technology experience. He has served in various leadership roles, including senior management positions, in every IBM software group division.

The Board believes that Mr. Zollar’s executive and managerial experience in business development and technology greatly contributes to our oversight of operational excellence, customer satisfaction and cybersecurity.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

32    PSEG 2019 Proxy Statement

Security Ownership

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 15, 2019, beneficial ownership of our Common Stock by the directors, nominees and currently serving executive officers named in the 2018 Summary Compensation Table. None of these amounts exceeds one percent of our Common Stock outstanding. For information about our stock ownership requirements applicable to directors and officers, see pages 24 and 58, respectively. The table also sets forth, as of such date, beneficial ownership in shares by any person or group known to us to be the beneficial owner of more than five percent of our Common Stock. According to the Schedule 13G filed by the owner with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name	Owned Shares (#)(1)	Restricted Stock (#)(2)	Stock Units/ Restricted Stock Units (#)(3)	Phantom Shares (#)(4)	Deferred Equity Shares (#)(5)	Stock Options (#)(6)	Amount of Beneficial Ownership of Common Stock (#)	Percent of Class (%)
Directors:
Willie A. Deese	-	-	9,186	-	-	-	9,186	<1
William V. Hickey	6,332	9,600	44,628	23,270	-	-	83,830	<1
Shirley Ann Jackson	5,604	9,600	44,628	-	-	-	59,832	<1
David Lilley	-	-	37,520	30,478	-	-	67,998	<1
Barry H. Ostrowsky(7)	-	-	2,671	-	-	-	2,671	<1
Thomas A. Renyi(8)	-	8,800	44,628	64,513	-	-	117,941	<1
Laura A. Sugg(9)	210	-	-	-	-	-	210	<1
Richard J. Swift	304	14,400	44,628	57,410	-	-	116,742	<1
Susan Tomasky	-	-	24,268	-	-	-	24,268	<1
Alfred W. Zollar	-	-	24,063	-	-	-	24,063	<1

NEOs:
Ralph Izzo	168,080	-	91,266	-	1,236,724	173,950	1,670,020	<1
Daniel J. Cregg	31,913	-	14,832	-	18,289	-	65,034	<1
Ralph A. LaRossa	8,490	-	49,775	-	139,294	-	197,559	<1
Tamara L. Linde	33,984	-	14,832	-	-	-	48,816	<1
David M. Daly(10)	22,857	-	7,477	-	-	-	30,334	<1

All Directors, NEOs and Executive Officers of the Company as a Group (19 Persons):
	333,049	42,400	466,050	175,671	1,394,307	173,950	2,585,427	<1

Certain Beneficial Owners:
Blackrock, Inc. (11)							46,400,825	9.20
Capital World Investors (12)							34,693,700	6.80
State Street Corporation (13)							26,310,428	5.20
Vanguard Group, Inc. (14)							39,944,358	7.90

(1)

Includes all shares, if any, held directly, in brokerage accounts, under the Thrift and Tax-Deferred Savings Plan (401(k) Plan), Enterprise Direct, Employee Stock Purchase Plan (ESPP), shares owned jointly by or with a spouse and shares held in a trust or a custodial account.

(2)	Includes restricted stock granted to directors under the former Stock Plan for Outside Directors.
(3)

Includes vested and unvested RSUs granted to executive officers under the LTIP and stock units granted to directors under the Equity Compensation Plan for Outside Directors (Directors Equity Plan), with no voting rights.

(4)

Includes phantom shares accrued under the Directors’ Deferred Compensation Plan for those individuals who have elected to have the earnings on their deferred payments calculated based upon the performance of our Common Stock, with no voting rights and all payouts in cash.

(5)	Includes shares deferred under the Equity Deferral Plan, with no voting rights.
(6)	Stock options granted under the LTIP, all of which are exercisable currently. Unexercised stock options have no voting rights.
(7)	Mr. Ostrowsky joined the Board in February 2018 and has until February 2023 to meet his ownership requirement.
(8)	Mr. Renyi is retiring at the conclusion of the 2019 Annual Meeting.
(9)	Ms. Sugg joined the Board in January 2019 and has until February 2024 to meet her ownership requirement.

PSEG 2019 Proxy Statement    33

Director Compensation

(10)	Mr. Daly was elected to his current position effective October 2, 2017 and has until January 2023 to meet his ownership requirement.
(11)	As reported on Schedule 13G/A filed on February 6, 2019. Address: 55 East 52nd Street, New York, NY 10055.
(12)	As reported on Schedule 13G filed on February 14, 2019. Address: 333 South Hope Street, Los Angeles, CA 90071.
(13)	As reported on Schedule 13G filed on February 14, 2019. Address: One Lincoln Street, Boston, MA 02111.
(14)	As reported on Schedule 13G/A filed on February 12, 2019. Address: 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

The following information is based upon our review of Forms 3 and 4 filed in, and Forms 5 filed with respect to, 2018, with the SEC under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) regarding transactions involving our Common Stock. During 2018, none of our directors or executive officers was late in filing a Form 3, 4 or 5 in accordance with the applicable requirements of the SEC.

DIRECTOR COMPENSATION TABLE

The table below reports 2018 compensation to directors, except Mr. Izzo, as explained under Director Compensation and Ms. Sugg who was not a director in 2018.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Willie A. Deese	155,000	135,043	-	-	-	-	290,043
Albert R. Gamper, Jr.(4)	51,301	-	-	-	-	10,150	61,451
William V. Hickey	155,000	135,043	-	-	-	-	290,043
Shirley Ann Jackson	180,000	135,043	-	-	-	-	315,043
David Lilley	123,750	135,043	-	-	-	150	258,943
Barry H. Ostrowsky	115,875	135,043	-	-	-	-	250,918
Thomas A. Renyi	195,000	135,043	-	-	-	-	330,043
Hak Cheol (H.C.) Shin(5)	160,000	135,043	-	-	-	-	295,043
Richard J. Swift	175,000	135,043	-	-	-	-	310,043
Susan Tomasky	145,000	135,043	-	-	-	150	280,193
Alfred W. Zollar	154,137	135,043	-	-	-	-	289,180

(1)

Includes all meeting fees, chair/committee retainer fees and the annual retainer, as described below under Director Compensation, and reflects time served in a particular position throughout the year. Includes the following amounts deferred pursuant to the Directors’ Deferred Compensation Plan, described below.

Deese ($)	Gamper(4) ($)	Hickey ($)	Jackson ($)	Lilley ($)	Ostrowsky ($)	Renyi ($)	Shin(5) ($)	Swift ($)	Tomasky ($)	Zollar ($)
-	-	155,000	180,000	-	-	195,000	160,000	-	-	-

(2)

For each, the grant date fair value of the award on May 1, 2018, equated to 2,604 stock units, rounded up to the nearest whole share, based on the then current market price of the Common Stock of $51.86. In addition, each individual’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate.

The following table shows outstanding stock units granted under the Directors’ Equity Plan and restricted stock granted under the prior Stock Plan for Outside Directors, as of December 31, 2018:

	Deese (#)	Gamper(4) (#)	Hickey (#)	Jackson (#)	Lilley (#)	Ostrowsky (#)	Renyi (#)	Shin(5) (#)	Swift (#)	Tomasky (#)	Zollar (#)
Stock Units	9,186	-	44,628	44,628	37,520	2,671	44,628	41,013	44,628	24,268	24,063
Restricted Stock	-	-	9,600	9,600	-	-	8,800	-	14,400	-	-

(3)	Consists of charitable contributions made by us on behalf of each individual, including a special contribution in honor of Mr. Gamper’s retirement.
(4)	Service on our Board ended in April 2018.
(5)	Service on our Board ended in December 2018.

34    PSEG 2019 Proxy Statement

Director Compensation

Director Compensation

Board Compensation

As provided in our Principles, director compensation is reviewed periodically by the Corporate Governance Committee, which makes recommendations to the Board for changes. The Board may periodically modify compensation of Board members, Committee Chairs and the Lead Director as appropriate. It is the Board’s intention to provide compensation to non-management directors that is comparable to median director compensation among our peer companies, in order to be able to attract and retain high quality Board members. This compensation is expected to include a retainer, and may include PSEG Common Stock, meeting fees, restricted stock compensation and reimbursement for expenses for attending Board and Committee meetings and related functions. Directors who are compensated as officers or employees do not receive any additional compensation for Board membership. In accordance with PSEG’s Certificate of Incorporation, the Company provides indemnity and reimbursement of expenses to the full extent permitted by law. PSEG provides directors’ and officers’ insurance to cover responsibilities of directors and officers.

Every two years, CAP assesses the competitiveness of director compensation for the Corporate Governance Committee.

As an employee of PSEG, Mr. Izzo receives no additional compensation for services as a director. His compensation as an employee is shown in this Proxy Statement in the executive compensation tables and CD&A.

Directors are compensated in accordance with the schedule below. All amounts are paid in cash, except the equity grant, which is paid in Common Stock units equal to the amount shown. All payments to the Chairs and Committee members, as indicated, are per assignment and incremental to the annual retainer and equity grant. Following a review of peer company market data conducted by CAP, the fee schedule was last revised effective for May 1, 2016.

Fee Schedule ($)
Annual Retainer	95,000
Annual Equity Grant	135,000
Lead Director	40,000
Committee Chair: Audit; O&CC	30,000
Committee Chair: Corporate Governance; Finance	25,000
Committee Chair: Fossil Generation; Nuclear Generation	12,500
Committee Member: Audit	20,000
Committee Member: Corporate Governance; Executive; Finance; O&CC	20,000
Committee Member: Fossil Generation; Nuclear Generation	10,000

Directors’ Equity Plan

The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in his/her name and accrues credits equivalent to the dividends on shares of our Common Stock. If a director fails to remain a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of our Common Stock after the director terminates service on the Board in accordance with distribution elections made by him/her, which may be either in a lump-sum payment or, with respect to grants made prior to 2012, in annual payments over a period of up to ten years.

Under the Directors’ Equity Plan, with respect to grants made beginning in 2012, directors may elect to commence distribution of a particular year’s deferrals either upon termination of service or after a specified number of years thereafter. A director may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years. Distribution elections must be made prior to the date that the services giving rise to the awards are performed.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, directors may elect to defer any portion of their director fees by making appropriate elections in the calendar year prior to the year in which the services giving rise to such compensation being deferred is rendered. At the same time he/she elects to defer such compensation, the participant must make an election as to the timing of the distribution from his/her Directors’ Deferred Compensation Plan account. Distributions are made in cash. Deferred amounts are invested on behalf of each director as described below under Investments.

PSEG 2019 Proxy Statement    35

Director Compensation

For amounts deferred prior to 2012, distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) January of the year following the year of his/her 71st birthday or (ii) January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of one lump-sum payment, or annual distributions over a period selected by the participant, up to ten years.

With respect to compensation deferred beginning in 2012, directors may elect to commence distribution of a particular year’s deferrals, either (a) within 30 days of termination of service, or (b) a specified number of years following termination of service. They may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years.

Participants may make a distribution election for each year’s deferred compensation. Participants may also make changes regarding the timing of distribution elections with respect to prior deferred compensation as long as any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Investments

Participants may choose to have amounts deferred under the Directors’ Deferred Compensation Plan credited with earnings based on (i) the performance of one or more of investment portfolio funds, (ii) at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate, or (iii) by reference to the performance of our Common Stock, in such percentages designated by the participant. These are the same investment options offered under our 401(k) plan to employees (except the Fidelity Brokerage Link Account). A participant who fails to provide a designation will accrue earnings on his/her account at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate. A participant may change fund selection daily, except for the Common Stock Fund, for which selection may be made only prior to deferral.

The one-year rates of return as of December 31, 2018 for the offered funds as computed by the record keeper for the Directors’ Deferred Compensation Plan were as follows:

Rates of Return
Funds		Target Retirement Funds
Stable Value	2.45%	Target Retirement Income	(2.06)%
Diversified Bond	(0.40)%	Target Retirement 2015	(2.99)%
Fidelity Intermediate Bond	0.43%	Target Retirement 2020	(4.20)%
Large Company Stock Index	(4.43)%	Target Retirement 2025	(5.06)%
Mid-Cap Index	(9.23)%	Target Retirement 2030	(5.83)%
Institutional Developed Markets Index	(14.48)%	Target Retirement 2035	(6.58)%
Small-Cap Index	(9.33)%	Target Retirement 2040	(7.33)%
Primary Money Market	1.76%	Target Retirement 2045	(7.91)%
Enterprise Common Stock	4.57%	Target Retirement 2050	(7.87)%
Other		Target Retirement 2055	(7.90)%
Prime Plus 1/2%	3.58%	Target Retirement 2060	(7.87)%
		Target Retirement 2065	(7.73)%

36    PSEG 2019 Proxy Statement

Executive Compensation

As required by Section 14A of the Exchange Act, we are providing you with an opportunity to cast an advisory vote on our executive compensation programs as described in this Proxy Statement. This is commonly referred to as “say-on-pay.” We plan to do this each year, in accordance with the applicable rules of the SEC.

This vote is advisory and, thus, it is non-binding on us and the Board. However, management, the O&CC and the Board intend to carefully review the voting results and take them into consideration when making future decisions regarding our executive compensation. In accordance with applicable SEC requirements, we will disclose to you in our future proxy statements how our compensation policies and decisions have taken into account the results of the most recent stockholder advisory vote on our executive compensation.

We have disclosed in this Proxy Statement an overview of the philosophy and elements of our executive compensation program, as well as the details of the individual compensation paid or awarded to each of our NEOs and our process for making those determinations. We have provided below the Report of our O&CC, the CD&A and the compensation tables. In our CD&A, we have explained the reasons supporting our executive pay decisions as reported in the various tables and accompanying narrative included in this Proxy Statement. We have summarized the highlights in our CD&A Executive Summary.

We believe our executive compensation is reasonable and appropriate, reflecting market conditions and performance. We are asking you to indicate your support of our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation or any specific individual. Rather, it is an indication of your agreement with the overall philosophy, policies, practices and compensation of our executive officers as described in this Proxy Statement. Accordingly, as recommended by the Board, we ask for you to vote in favor of the following resolution:

Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the applicable rules of the SEC, including the CD&A, compensation tables and narrative discussion.

Vote required: We will tally the votes cast in person or by proxy, excluding abstentions and shares withheld or for which no instructions are given.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION IN THIS PROPOSAL.

PSEG 2019 Proxy Statement    37

CD&A Executive Summary

CD&A EXECUTIVE SUMMARY

Say-On-Pay

We provide our stockholders with an annual opportunity to cast an advisory “say-on-pay” vote. We believe that this gives us valuable insights into our stockholders’ views on our compensation programs. At the 2018 Annual Meeting, our stockholders voted approximately 93% in favor of our say-on-pay proposal, demonstrating their concurrence that our programs reflect our strong pay for performance philosophy.

93% of stockholders voted in favor of 2018 say-on-pay proposal	We strongly encourage investor feedback and will continue to review and make changes to our executive compensation program in recognition of investor interests, evolving trends and best practices.

We were gratified by this say-on-pay result, which was up from the prior year, and believe it demonstrates strong support for our executive compensation policies and practices and our approach to aligning pay and performance. We continuously review our executive compensation program in recognition of investor feedback, evolving trends and best practices and make changes where appropriate. We annually review and adjust, as necessary, the compensation of our executives in light of their performance, their role in our management, our business results, our financial condition and the competitive market for the role. Based on this review, we made individual determinations about the compensation of our CEO and the other NEOs, as discussed below. We solicit feedback from stockholders to understand their perspectives on our compensation program. We listened carefully and concluded that the vote was not indicative of any particular reaction to any identified aspects of our executive compensation and, accordingly, we did not make any additional program changes to those we had already adopted due to comments we received in prior years.

Executive Compensation Philosophy

Our executive compensation program is designed to closely link pay and performance and align the interests of our executives with stockholders. We are focused on connecting executive compensation design with corporate strategy and results. We have structured our program to tie executive compensation to the successful execution of our strategic plans, meeting our financial and operational goals and delivering strong returns while balancing the interests of our multiple stakeholders, which include our stockholders, the customers we serve, our employees and the communities in which we operate. This translates into higher compensation in years of strong performance and stockholder returns and lower compensation when performance is not as strong.

We provide a peer-competitive compensation package to attract and retain exceptional executive talent needed for long-term success, with incentives for our executives to achieve outstanding individual performance and business results.

The O&CC annually reviews and evaluates the objectives, design and effectiveness of our compensation program. The O&CC maintains the flexibility to make decisions about the program and actual compensation levels and awards based on achievement of our business objectives and relevant circumstances affecting our Company. In addition to the established performance measures, these may include economic, market and competitive conditions, regulatory and legal requirements, internal pay equity considerations and peer group or market best practices. The O&CC and the Board seek to align strong pay for performance with long-term stockholder value creation without encouraging excessive risk taking. Our directors are committed to acting in the best interest of stockholders as responsible stewards overseeing our executive compensation program.

We take great care in making any adjustments to incentive plans. We use metrics that we believe more directly relate to the ongoing operations of our industry, as these are primary indicators for evaluating performance, allocation of resources and planning and forecasting in the future. Our commitment to employee accountability and the importance of integrity and ethical behavior on the part of all employees is reflected in our Company core commitments and values embedded throughout our compensation philosophy and programs.

Total Direct Compensation (base salary plus target annual incentive and target long-term incentive) is targeted at the median of our peer group with variation from median recognizing differences in roles, performance, job scope, experience and volatility of market data from year to year. An overwhelming portion of our CEO’s and NEOs’ compensation (i.e., annual and long-term incentives) is performance-based and tied to stockholders’ interests rather than to base salary.

38    PSEG 2019 Proxy Statement

CD&A Executive Summary

Executive Compensation Practices

The table below highlights our 2018 executive compensation practices. The left column outlines the practices we believe are conducive to encouraging sound performance by our senior executives and good governance. The right column describes those practices that we have chosen not to implement because we do not believe they further our stockholders’ long-term interests. Overall, we believe that our compensation practices adhere to high standards of corporate governance.

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance. We closely align pay and performance, as a significant portion of target Total Direct Compensation is pay at-risk. The O&CC validates this alignment annually and ensures performance-based compensation comprises a significant portion of executive compensation.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business reason nor do we provide gross-ups except in limited cases for relocation.
Disclose performance goals. We disclose performance goals for our incentive programs at the end of the performance period.	No vesting Less than Three Years for RSUs and PSUs. We do not allow RSUs or PSUs to vest sooner than three years, unless the executive is retirement eligible.

Stretch Performance Goals. We establish clear and measureable goals and targets in the beginning of the performance period and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. Performance goals are linked to operating priorities designed to create long-term shareholder value. PSUs emphasize relative performance to link above-target payouts to when we outperform peers.

No Guaranteed Compensation. No target adjustments and limited guaranteed bonuses. For senior executives, annual salary increases are based on evaluations of individual performance and the competitive market. We do not adjust established annual or long-term incentive plan targets, while occasionally making performance adjustments to reflect non-reoccurring events. In addition, we do not provide guarantees of bonus payouts, except on an as needed basis for recruitment purposes.

Competitive Pay. We position target pay competitively around market median and require strong performance to deliver pay above these levels. We benchmark to peers in our industry of similar size and business complexity.

No Out of Market Pay. We do not pay target Total Direct Compensation outside of our benchmarked competitive range.

Double Trigger in the Event of a Change-in-Control. We have double trigger vesting on equity and severance for change-in-control; executives will not receive cash severance nor will equity vest in the event of a change-in-control unless accompanied by qualifying termination of employment.

No Excise Tax Gross Ups. We do not provide gross-ups for excise taxes upon a change-in-control. Taxes are our NEOs responsibility.
Maximum Payout Caps for Incentive Plans. Annual cash incentive and PSU payouts are capped.	No Incenting of Short-Term Results to the Detriment of Long-Term Goals and Results. NEOs pay mix is heavily weighted toward long-term incentives.

Clawback Practice. Broad policy that allows for recoupment of all incentive compensation for any financial restatement, or incentive pay recalculation due to misconduct or material violations of our Standards of Conduct.

No Compensation that Encourage Excessive Risks. Our compensation practices are appropriately structured and avoid incenting employees to engage in excessive risk taking.
Uniform Retirement Formulas. Our qualified plan retirement formulas are the same for the executives as for all other non-union employees covered under the same qualified plans.	No Additional Service Credit. We no longer offer any additional retirement service credit for pension calculation to executives and have not in several years.
Robust Stock Ownership Requirements. We require executives to hold meaningful amounts of stock and require them to hold 100% of net shares until ownership requirement is met.	No Hedging or Pledging. We do not allow hedging or pledging of our stock by employees, including officers and NEOs and directors.
Independent Compensation Consultant. The O&CC engages an independent compensation consultant to review the executive compensation programs and practices.	No Compensation Consultant Conflicts. The consultant does no other work for us and has no conflicts of interest and works directly for the Board.
Stockholder Engagement. We solicit feedback from investors on our compensation program.	No Unearned Dividend Paid. We do not pay accrued dividend equivalents on PSU or unvested RSU until the underlying awards are distributed.
Severance Provisions. We provide reasonable, market-competitive post-employment and change-in-control provisions.	No Repricing or Exchange of Underwater Stock Options. We do not reprice or buy out options, without stockholder approval.

PSEG 2019 Proxy Statement    39

CD&A Executive Summary

Components of Compensation

Base Salary

•  Based on position responsibilities, individual experience, performance, internal equity and the competitive market for the position.

Annual Cash Incentive

•  Under our SMICP for 2018, there is a potential maximum opportunity of 200% of target for exceptional business and individual performance. Actual payment is determined by the achievement of key financial, operational, and strategic goals (at the corporate, business unit, and individual level) using multiple performance measures, with a strong emphasis on EPS (non-GAAP) as the corporate factor.

Equity-Based Incentive Awards

•  Under our LTIP for 2018, NEO awards consist of 70% PSUs and 30% RSUs, with payout of PSUs, if any, based equally on our ROIC vs. peers and TSR vs. peers. LTIP PSU payouts may be zero and are capped at 200% of target. The value of RSUs, which cliff vest after three years, is dependent on the market price of our Common Stock.

Salary vs. Incentive Pay

•  For 2018, the target percentage of incentive compensation, both annual and long-term, constituted 87% of target Total Direct Compensation for our CEO and 72% for our other NEOs as a group.

Retirement and Post-Employment Benefits

•  Are comparable to those of companies with whom we compete for executive talent.

Pay for Performance

Our long-range strategy, with its emphasis on business fundamentals, is designed to deliver shareholder value. We focus on operational excellence, financial strength and disciplined investment to achieve growth while managing risk. Our strategy has been to deliver long-term value to our stockholders as we confront market pressures and regulatory uncertainty. We strive to set stretch goals. For 2018, we set SMICP targets that were higher than actual 2017 results for the PSEG and PSE&G earnings components. Recognizing that our business is highly sensitive to factors outside our control, including energy prices and weather, in some years our goals in the SMICP may be below the prior year’s results. We believe that this is common among our peers. Accordingly, Power’s SMICP earnings target was set slightly below 2017 actual results. Current PSU awards are based entirely on relative performance vs. peers to ensure we only payout above target when we outperform peers. Performance on the PSUs vested in 2018 includes an additional metric for ROIC vs. business plan. We have emphasized utility growth and mitigation of merchant generation risk while operating in a cost-efficient manner. We have aligned our compensation structure with the performance results we expect our executives to attain in carrying out this strategy.

Alignment of Performance and Compensation

•  We compared our financial performance with the compensation of our CEO and NEOs relative to our peer companies. The financial measures we examined were above the median of our peer group of companies while our executive compensation was closely aligned to the peer median. Accordingly, we concluded that our performance and executive compensation are appropriately aligned.

•  We continue to reward for strong financial performance and operational excellence. Our SMICP payouts for 2018, heavily weighted towards earnings, were above target relative to internal goals. Our PSU payouts for the three-year performance period ended December 31, 2018, were above target as our ROIC vs. peers was above target, ROIC vs. plan was below target and TSR vs. peers was above target.

The charts below compare the relative contributions to earnings of PSE&G and Power over the past five years and show our steady earnings and consistent dividend growth in those years. We believe that these graphs demonstrate the successful implementation of our business strategy that continues to deliver value to our shareholders. This impact on our earnings is reflected in the realized pay of our NEOs, since our executive compensation program links incentive payouts to earnings measures over multiple time frames. Accordingly, we show below the annual TSR and ROIC in the last three years compared to our 2018 peer group. Our financial highlights are presented on page 3. You can find a more comprehensive discussion of our 2018 business and financial performance in our 2018 Form 10-K.

See Appendix A on pages 81-82 for a complete list of items excluded from Net Income in the determination of non-GAAP Operating Earnings.

40    PSEG 2019 Proxy Statement

CD&A Executive Summary

PSEG 2019 Proxy Statement    41

CD&A Executive Summary

The 2018 compensation paid to our NEOs reflects strong pay for performance alignment:

•	SMICP payouts reflect 2018 performance results; and

•	LTIP PSU payouts reflect three-year performance period (2016-2018) results for TSR vs. peers and ROIC vs. peers and plan.

We show below the actual payouts compared to target:

	2018	2017	2016
CEO SMICP Payout	122%	111%	97%
Average other NEO SMICP Payout	123%	115%	95%
PSU Payout	127%	154%	173%

Strategic Long-Term Management Focus

The judgment and operational and managerial abilities that we expect of our senior executives are critical factors in positioning us for a successful future. Their performance in improving our operating efficiencies, actively influencing legislative and regulatory policies and adjusting our business mix by shifting investment to best take advantage of emerging opportunities for growth, particularly in connection with utility rate-regulated returns are reflected in our results. The success of these actions cannot be measured over a single year, which is why we use multiple time horizons in our incentive structure. As a result of the continued focus on operational excellence, financial strength, continuous improvement and disciplined investment, the O&CC believes that our management team has effectively responded to challenging conditions.

Stockholder Engagement and Transparent Disclosure

We have a long-standing practice of engaging in constructive dialogue with our stockholders on various matters of interest to them, including corporate governance, executive compensation, business performance and strategy, risk management and sustainability. Our CEO and CFO meet periodically with our major stockholders and groups of investors at conferences and elsewhere and our Investor Relations team maintains regular written communications with these institutions and individuals.

In recent years, we have enhanced both our visibility and our efforts with regard to matters of executive compensation and corporate governance to keep pace with evolving investor priorities and expectations.

We strive to be clear and transparent in the information we provide to investors in our Proxy Statement, Form 10-K and other reports filed with the SEC and in our investor communications. We believe our executive compensation disclosure addresses the issues considered most important to, and provides the useful information desired by, our stockholders, as evidenced by the feedback we receive at our meetings throughout the year. We always welcome stockholders’ comments and suggestions. We have enhanced our proxy statement disclosure in both content and presentation format and will continue to consider the outcome of the say-on-pay vote when making future compensation decisions regarding executive compensation.

42    PSEG 2019 Proxy Statement

CD&A Executive Summary

Engagement and Responsiveness

•  The O&CC, with input from the independent compensation consultant, considered the 2018 say-on-pay vote result, investor input and current market practices as it evaluated whether any further changes to our executive compensation program were warranted.

•  We adjusted compensation for our recently promoted NEOs as they gained experience in their roles, as a result of which the multiple of CEO to NEO pay is more in line with the expectations expressed by a number of stockholders.

•  Effective for 2018, we increased the percentage of ownership required by our CEO and other NEOs under our Stock Ownership and Retention policy.

•  We further enhanced and clarified our disclosures and explanations of our practices and actions, including:

•  Board refreshment in recent years and reduction in length of average director tenure; and

•  Enhancement of our Sustainability and Corporate Citizenship functions, with senior leadership reporting directly to the CEO.

•  We carefully considered concerns voiced to us about our combined role of CEO and Chairman of the Board, but continue to believe that it is the appropriate organizational and governance structure for us, particularly in light of the role of our Lead Director.

Key O&CC Actions

The O&CC monitors trends and developments in the market, with the assistance of CAP, as they relate to executive compensation. In 2018, the O&CC considered recommendations from CAP and management with regard to compensation design and effectiveness and reviewed competitive practices within our peer group and broader market. The O&CC considered the strong stockholder reinforcement of our compensation philosophy and program. During 2018, the O&CC took the following actions related to executive compensation:

•	Analyzed pay for performance by comparing our one-year, three-year and five-year financial results with the compensation of our CEO and NEOs and found them to be appropriately aligned;

•	Reviewed our total share usage and average share usage (commonly referred to as “burn rate”) for the LTIP relative to peers and found these levels relatively low compared to peers;

•

Approved payouts under the SMICP and LTIP based on its assessment of CEO, NEOs and Company performance relative to pre-established goals for the period ending 2018 measured substantially on Operating EPS (non-GAAP), ROIC vs. plan and relative TSR and ROIC;

•	Approved NEO compensation, including salary, incentives and goals with a significant degree of difficulty;

•	Effective for 2018, increased our stock ownership guidelines from 6X to 8X for the CEO and from 3X to 4X for the other NEOs;

•	Effective for 2018, revised our Clawback Practice to cover violations that would have resulted in termination had we known them prior to the end of employment;

•	Modified the peer group to remove two companies and add one company for 2018; and

•	Reconfirmed that our compensation programs do not create a potential incentive for individuals to take excessive risks.

PSEG 2019 Proxy Statement    43

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive compensation is governed under the direction and authority of the O&CC. The O&CC is made up of directors who are independent under NYSE rules and our requirements for independent directors. The O&CC receives advice from its independent compensation consultant, CAP, which provides only compensation consulting services to the Board and not to management.

Our CD&A describes our executive compensation program, including 2018 total compensation for our NEOs, who are listed below. The CD&A explains our:

•	Compensation Philosophy;

•	Elements of Executive Compensation; and

•	Executive Compensation Governance Features and Controls.

2018 NEOs

•  Ralph Izzo, Chairman of the Board, President and CEO

•  Daniel J. Cregg, Executive Vice President (EVP) and CFO

•  Ralph A. LaRossa, President and COO of our subsidiary, Power

•  Tamara L. Linde, EVP and General Counsel

•  David M. Daly, President and COO of our subsidiary, PSE&G(1)

(1) Mr. Daly was elected President and COO of PSE&G effective October 2, 2017.

We have designed this CD&A to be forthcoming and transparent in demonstrating that our executive compensation program is based on well-established principles thoughtfully carried out under the oversight of the O&CC for the long-term benefit of our stockholders. We describe in detail:

•	The mix of salary, cash incentive compensation and equity incentive compensation;

•	The criteria used for target pay positioning;

•	The reasons for selecting particular companies as peers for benchmarking compensation;

•	The approach in which goals are set;

•	The manner in which equity awards are determined;

•	The weighting of performance measures used to calculate compensation;

•	The rationale for severance and change-in-control arrangements; and

•	The governance features and controls we use as well as the risk mitigation in our plan design.

In the CD&A Executive Summary beginning on page 38, we specifically address those areas which we believe are of utmost interest to our stockholders. A complete reading of the CD&A provides a more thorough description of our compensation program and explanation of our recent activities.

Compensation Philosophy

Pay for Performance

We believe it is important to link pay with performance and long-term stockholder value. We utilize compensation to further align the interests of our executives with those of our stockholders as well as other stakeholders. However, we believe that it is crucial to our stockholders’ long-term interests that we not measure performance too narrowly on merely a single year’s results. Our compensation programs are designed to reward for performance over varying time horizons with our incentives linked to successful implementation of our corporate strategic objectives.

44    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

Our SMICP annual incentive focuses on financial and operating performance over a one-year period while our LTIP focuses on multi-year performance. Similarly, the goals of individual NEOs, including our CEO, place a high value on strategic initiatives, long-range planning, disciplined investments and operational excellence which drive value and ensure we meet our responsibilities as a public utility. While the impact of this approach may not necessarily be seen in any single year, over time the actual value of compensation, especially equity grants, reflect our Company’s performance.

When we establish performance targets, we consider internal and external factors and set stretch goals to reflect an appropriate degree of difficulty. Our incentive compensation payouts are determined largely based on financial measures that align CEO and NEO compensation with stockholder interests, as non-GAAP EPS, TSR and ROIC are used in calculating the amounts.

Each year, the O&CC, with the assistance of CAP, considers the pay for performance relationship not just from a target pay perspective, but also considering the actual realizable pay, which reflects our stock price performance.

If you would like additional information about our 2018 performance, including our financial statements and a more complete description of our business, please see our 2018 Form 10-K.

Peer Comparison and Benchmarking

During 2018, the O&CC reviewed relative financial performance data comparing us to those companies in our peer group for whom data was available. Included in the metrics were operating income margin, EPS growth, ROIC and TSR, all versus peers. Total Cash Compensation included base salary and SMICP. Total Direct Compensation included those two items plus the target value of LTIP awards. These performance metrics were broader than the measures we use in determining award payouts under the SMICP and LTIP in order to provide a more holistic view of overall Company performance.

In evaluating the compensation of the NEOs and in particular the CEO, we assessed the amount relative to the performance delivered and continue to conclude the two are aligned.

How We Choose Peers

We evaluate and set executive compensation to be competitive within an identified peer group comprised of similarly-sized energy companies. In doing so, we considered our peers’ revenues, earnings and market capitalization. Given the nature of the industry, in recent years there have been limited comparable integrated companies with a mix of regulated utility and merchant generation operations. Therefore, the peer group is made up primarily of regulated utilities, with three integrated companies and one pure merchant power company included.

Each year, we re-evaluate the peer group to assess its appropriateness. Effective in 2018, we removed NiSource Inc. as its business mix is no longer comparable to ours and Calpine Corp., as it was acquired. We added CenterPoint Energy, Inc. based on its business mix and market capitalization. Our peer companies for 2018 are listed below.

Peer Companies
Ameren Corporation	American Electric Power Co., Inc.	CenterPoint Energy, Inc.
Consolidated Edison, Inc.	Dominion Resources, Inc.	DTE Energy Company
Duke Energy Corporation	Edison International	Entergy Corporation*
Eversource Energy	Exelon Corporation*	FirstEnergy Corp.
NextEra Energy, Inc.*	NRG Energy, Inc.**	PG&E Corporation
PPL Corporation	Sempra Energy	Southern Company
Xcel Energy Inc.

*Integrated company

**Pure merchant power company

How We Use Peer Data

The 2018 peer group was used as a reference point for setting pay levels for 2018. The O&CC targets the median (50th percentile) of the peer group for positions comparable to those of our officers for Total Direct Compensation. The peer group is also used for comparison in assessing our performance under our LTIP, the alignment between pay and performance and reviewing incentive plan design, equity usage and governance practices.

Pay Governance LLC assists in analyzing the annual Willis Towers Watson Energy Services Executive Compensation Survey–U.S. assessment of the market using the peer companies. We use the peer group data to the extent each position is reported in the survey data. CAP also reviews the outcome of the competitive assessment.

PSEG 2019 Proxy Statement    45

Compensation Discussion and Analysis

Compensation Benchmark

The O&CC considers a range of approximately +/-20% of the 50th percentile of benchmark positions to be within the competitive range, with an emphasis on Total Direct Compensation.

Base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs as a percentage of the comparative median benchmark levels of the peer group are noted below, along with each individual’s time in position when these decisions were made in December 2017.

% of Comparative Median Benchmark Levels (2018)

Note: Reflects decisions made for 2018 components and excludes Mr. LaRossa’s 2018 retention grant.

Pay Mix

The O&CC believes that target Total Direct Compensation is a better measure for evaluating executive compensation than focusing on each of the elements individually and they do not set a formula to determine the mix of the various elements. We consider that the majority of a senior executive’s compensation should be performance-based and the more senior an executive’s position is in the organization, the more his/her pay should be oriented toward long-term compensation.

The mix of base salary, target annual cash incentive and target long-term incentives for 2018 are presented below for the CEO as well as for the other NEOs excluding the CEO. We have also provided a peer group comparison. Value at risk represents performance-based incentive awards of cash, RSUs and PSUs.

46    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

Elements of Executive Compensation

The main components of our executive compensation program are set forth in the following table. A more detailed description is provided in the respective sections below.

Compensation Element	Description	Objective
Base Salary	Ongoing fixed cash compensation.	Provides compensation for the executive to perform his/her job functions. Assists with recruitment and retention. Recognizes executives’ competencies, experience, job responsibilities and skills.
Annual Cash Incentive

Variable cash compensation paid each year if warranted by performance against targets and individual performance, based on a percentage of base salary.

Opportunity to earn between zero and 200% of target, measured by financial and operating performance of the business.

Intended to reward for driving superior operating and financial results over a one-year timeframe.

Creates a direct connection between business success and financial reward.

Provides strong line of sight by recognizing exceptional individual performance.

Long-Term Incentive (See Table under LTIP)

Variable equity compensation in form of PSUs and RSUs.

Performance Share Units provide the opportunity to earn from zero to 200% of target at the end of the three-year performance period.

RSUs generally cliff vest at the end of three years.

Rewards strong financial and stock price performance.

Provides for strong alignment with stockholders.

Assists with retention.

Intended to reward for driving financial results over a multi-year time frame.

Enhances stock ownership.

Deferred Compensation Plans	Permits participants to defer receipt of all or a portion of cash and equity compensation and related income tax liability with flexible distribution options.	Provides participants with the opportunity to more effectively manage the timing of income and tax liability. Assists with retention.
Other Compensation	Health and welfare programs. Limited perquisites.	Supports competitive positioning with peer companies. Promotes well-being. Assists with recruitment and retention.
Post- Employment Benefits/ Retirement Plans

Defined benefit pension plan.

Defined contribution 401(k) plan with a partial Company matching contribution.

Supplemental retirement benefits not provided by qualified plans.

Severance and change-in-control benefits.

Provides retirement income based on length of service, pay level and age.

Aids in managing taxes and savings.

Supports effective transition and assists with recruitment and retention in our industry.

Assures the continuing performance of executives in the face of a possible termination of employment without cause.

PSEG 2019 Proxy Statement    47

Compensation Discussion and Analysis

Performance and Goals

We have provided detailed calculations of the payouts under our SMICP and LTIP, including a discussion of the pre-established goals for these incentive plans and the performance achieved by our NEOs.

We do not disclose forward looking targets for our incentive plans, as the disclosure could result in competitive harm and be detrimental to our operating performance. On an annual basis, the O&CC and CAP, our independent consultant, review the degree of difficulty of the targets to ensure we are driving performance.

Targets are set based on the proposed business plan and a rigorous process is undertaken at the start of each year to determine the range of performance for each measure. The corporate and business unit performance goals are set at levels we believe require strong performance for a target payout, and superior performance for a greater than target payout.

CEO Compensation

Mr. Izzo has demonstrated strong performance over his tenure as CEO. The changes to the key terms of Mr. Izzo’s compensation in 2018 were as follows:

Component	2018 vs. 2017
Base Salary	• Increased annual salary to $1,340,000 for 2018 from $1,300,000 in 2017. • Positioned at 106% of the market median.
Annual Cash Incentive	• Maintained annual incentive target at 125% of salary for 2018. • Positioned at 106% of the market median for target Cash Compensation.
Long-Term Incentive

•   Increased target long-term incentive to $6,985,000 (reported in the Summary Compensation Table at grant date fair value) in February 2018, a 7% increase from 2017.

•   Positioned at 109% of the market median for target Total Direct Compensation.

2018 vs. 2017 Target Total Direct Compensation

The table does not include actual SMICP payouts, change in pension values and nonqualified deferred compensation earnings and all other compensation, which are shown in the Summary Compensation Table. SMICP and LTIP amounts in the graph above reflect the target values. Actual payouts are reported in the CD&A following the applicable performance period.

After meeting in executive session, without the CEO present, the O&CC recommended CEO compensation to all the independent directors for their approval.

Mr. Izzo’s salary, annual cash incentive and long-term incentive exceed that of the other NEOs due to his tenure in role, greater level of duties and responsibilities as the principal executive officer to whom the other NEOs report, and whom the Board holds fully accountable for the execution of corporate business plans. Executive compensation for 2018 as reported in the Summary Compensation Table reflects an improved balance and lower ratio in the comparison of CEO pay to the average pay of the other NEOs.

48    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

Base Salary

Each NEO’s base salary level is reviewed annually by the O&CC.

The O&CC considers base salaries and salary adjustments for individual NEOs, other than the CEO, based on market data and:

•	Recommendations of the CEO: Considering the respective NEO’s level of responsibilities, experience in position, performance results, and peer market data.

•	Performance metrics: Including achievement of financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other factors.

•

Additional factors: Leadership ability, managerial skills and other personal aptitudes and attributes. For 2018, the O&CC set the merit increase budget at 3%. When an executive is promoted into a new role, we do not necessarily bring him/her to median immediately. Instead, we will bring him/her to median over a multi-year period, which can lead to annual salary increases greater than the budgeted merit increase. Conversely, long-tenured executives may exceed the median of peers due to experience and performance in their role.

•	Salaries for the NEOs for 2018 were approved at the December 2017 meeting of the O&CC. These amounts are shown in the table below.

NEO	Base Salary 2018 ($)	Base Salary 2017 ($)	Year-Over-Year Change (%)
Ralph Izzo	1,340,000	1,300,000	3.1
Daniel J. Cregg	628,700	587,600	7.0
Ralph A. LaRossa	719,700	705,600	2.0
Tamara L. Linde	595,600	561,800	6.0
David M. Daly(1)	522,200	-	-

(1)	Was not an NEO in 2017.

Annual Cash Incentive

Our NEO’s are eligible for an annual cash incentive under our SMICP. Any payout is subject to achievement of applicable corporate, business unit, and strategic goals, as well as individual performance. The Corporate Factor for 2018 was Operating EPS (non-GAAP). We use Operating EPS (non-GAAP), which excludes mark-to-market activity, Nuclear Decommissioning Trust (NDT) and other material one-time items. Management believes this provides a consistent comparison of earnings. While other companies’ definitions of operating earnings may differ, most peers using EPS as a factor for annual cash incentive purposes are using non-GAAP EPS.

The business unit earnings targets for 2018 for PSE&G and Power were based on non-GAAP Operating Earnings and non-GAAP Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA), respectively. We used these non-GAAP measures because we believe they better reflect operating performance and more directly relate to ongoing operations of the businesses. PSE&G’s non-GAAP Operating Earnings results are adjusted for variances between actual interest expense and the business plan. Power’s non-GAAP Adjusted EBITDA excludes the same items as non-GAAP Operating Earnings, interest expense and depreciation and amortization. We further adjusted Power’s non-GAAP Adjusted EBITDA to exclude tax credit purchase costs which directly impact income tax expense.

See Appendix A on pages 81-82 for reconciliation to GAAP of non-GAAP Operating Earnings and non-GAAP Adjusted EBITDA.

The SMICP was approved by stockholders. If appropriate, the Board will recommend for stockholder approval any material changes to the SMICP required to align the plan with our compensation objectives. The corporate-level goals and those for the CEO are developed by the O&CC with input from the entire Board. The goals and measures are established by the CEO for the NEOs reporting to him, and for each other participant by the individual to whom he/she reports.

The SMICP sets a maximum award fund in any year of 2.5% of Net Income. The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO, for that year. For 2018 performance under the SMICP, these limits were $35,950,000 for the total award pool, $3,595,000 for the CEO’s maximum award and $2,488,846 for each other participant’s maximum award. Of the total award pool, $6,510,500 was awarded for 2018.

Impact of Performance on Incentive Compensation

Each NEO’s incentive compensation is evaluated based on his/her achievement of specific performance goals relating to the Company’s and the applicable business unit’s earnings, a business unit scorecard and strategic goals. Mr. Izzo’s incentive

PSEG 2019 Proxy Statement    49

Compensation Discussion and Analysis

compensation is evaluated based on corporate earnings and corporate strategic goals. Messrs. LaRossa’s and Daly’s performance goals include a business unit (BU) earnings goal to more align their incentive compensation with their functional responsibilities. The incentive compensation for each of Messrs. Cregg, LaRossa, Daly and Ms. Linde was based in part on the achievement of BU scorecard metrics which are comprised of goals based on financial, operational and strategic performance of their respective business units. The focus is on performance and continuous improvement measured against benchmarked targets.

All participants had strategic goals: for Mr. Izzo, operational excellence, financial strength and disciplined investment, with multiple scorecard metrics and goals; for all NEOs, leadership visibility, continuous improvement and leading practices in support of strategic initiatives. Each NEO’s performance under each applicable factor - corporate EPS, BU earnings, BU scorecard and strategic goals could range from zero to 2.0 (200%) based on the achievement of pre-determined goals.

An illustration of the plan mechanics is provided below, which when added together results in an individual’s payout as a percent of target incentive.

Weighting x Corporate EPS (0-200%)	+	Weighting x BU Earnings (0-200%)	+	Weighting x BU Scorecard (0-200%)	+	Weighting x Strategic Goals (0-200%)

Target and actual performance levels for 2018 are set forth below.

Corporate Operating EPS (non-GAAP) ($)	Power Adjusted EBITDA (non-GAAP) ($Millions)	PSE&G Adjusted Operating Earnings (non-GAAP) ($Millions)	Payout Factor (#)
<2.95	<1,061.0	<985.5	0.00
2.95	1,061.0	985.5	0.50
3.04	1,089.9	1,014.6	1.00
3.15	1,154.9	1,022.3	1.50
3.20	1,179.3	1,030.3	2.00

The actual corporate and business unit results and corresponding payout factors for the performance levels achieved for 2018 are set forth below:

Factors	Actual Adjusted Results ($)	Indicative Payout Factor (#)	Adjusted Payout Factor (#)
Corporate EPS(1)	3.12	1.36	-
	($Millions)
Power(2)	1,092.2	1.02	-
PSE&G(3)	1,071.6	2.00	-
(1)	Operating EPS (non-GAAP), as described above under Annual Cash Incentive.
(2)	Adjusted EBITDA (non-GAAP), as described above under Annual Cash Incentive.
(3)	Operating Earnings (non-GAAP), as described above under Annual Cash Incentive.

No adjustments were made to the payout factors.

50    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

Determination of Individual Payouts

Each element (corporate EPS, BU earnings, BU scorecard and strategic goals) is weighted based on an executive’s role. The weighting and actual achievement factor for 2018 is detailed as follows:

NEO	Weight and Payout Factor	Corporate EPS	BU Earnings	BU Scorecard	Corporate Strategic Goals	Overall Achievement Factor
Ralph Izzo	Weight	75%			25%
	Achievement	1.36			1.04	1.28
Daniel J. Cregg	Weight	75%		15%	10%
	Achievement	1.36		0.77	1.20	1.26
Ralph A. LaRossa	Weight	60%	15%	15%	10%
	Achievement	1.36	1.02	0.95	1.20	1.23
Tamara L. Linde	Weight	75%		15%	10%
	Achievement	1.36		0.95	1.20	1.28
David M. Daly	Weight	60%	15%	15%	10%
	Achievement	1.36	2.00	1.48	1.20	1.46

The SMICP awards of the NEOs for 2018 are shown below and in the 2018 Summary Compensation Table. The O&CC made its determinations regarding SMICP awards for the 2018 performance year in February 2019, for payment in March 2019. Final payouts for each NEO take into account the overall achievement factors along with other less quantifiable considerations, such as leadership and success in adapting to a changing external environment and the recommendations of the CEO.

NEO	Base Salary ($)	Target Annual Incentive Percentage (%)	Target Annual Incentive Dollars ($)	Overall Achievement Factor	Modification (if applicable)	Payout Earned(1) ($)	Percent of Salary (%)
Ralph Izzo	1,340,000	125%	1,675,000	1.28	(107,200)	2,036,800	152%
Daniel J. Cregg	628,700	75%	471,500	1.26	-	594,100	94%
Ralph A. LaRossa	719,700	75%	539,800	1.23	(66,400)	597,500	83%
Tamara L. Linde	595,600	75%	446,700	1.28	-	571,800	96%
David M. Daly	522,200	75%	391,700	1.46	(57,200)	514,600	99%

(1)	Reflects rounding.

The final payouts for Messrs. Izzo, LaRossa, and Daly were modified downward by the O&CC to reflect the identification of needed improvements to customer service policies and procedures in connection with a customer incident as reported in Note 14 of our 2018 Form 10-K.

PSEG 2019 Proxy Statement    51

Compensation Discussion and Analysis

Long-Term Incentive

NEOs, other officers as determined by the Committee and other key employees, as selected by the CEO within guidelines established by the O&CC, are eligible to participate in the LTIP.

The LTIP, as amended and restated, was approved by our stockholders at the 2013 Annual Meeting. As noted below, the LTIP provides for different forms of equity awards: restricted stock, RSUs, PSUs and stock options to achieve various objectives. The maximum number of shares that may be awarded under grants to any one individual under the LTIP is 500,000 during any calendar year. In general, since 2010, we have been granting only PSUs and RSUs. Our CEO is the only recipient of prior year LTIP awards who still holds stock options that have not expired. None of the NEOs have any outstanding restricted stock awards. The LTIP prohibits the repricing of stock options and the buy-out by us of underwater stock options for cash.

	Description	Objective
Performance Share Units (PSUs)

Right to receive full value shares that are earned based upon independent metrics measured over a three-year period.

Participants have the opportunity to earn from zero to 200% of their target award based on performance.

Dividend equivalents are accrued as declared and distributed when underlying awards are earned and distributed.

Rewards for strong financial and stock price performance over a longer time frame than annual rewards.

Full value shares assist with retention.

Aligns the interests of officers with long-term stockholder value.

Restricted Stock Units (RSUs)

Right to receive shares of full value stock at vesting dates.

Generally, cliff vest at the end of three years.

Dividend equivalents are accrued as declared and distributed when underlying awards are distributed.

Serves as retention device as recipient generally must remain an employee through vesting dates to earn payout, unless retirement eligible.

Aligns the interests of officers with long-term stockholder value.

For 2018, PSU grants were weighted 50% on TSR relative to peers (rewarding management when we deliver value to stockholders in excess of our peers) and 50% on ROIC relative to peers (rewarding management for managing our business and capital better than our peers). To further enhance the performance linkage, PSUs comprise the majority of our LTIP (70%) compared to service based RSUs (30%).

The CEO develops recommendations for LTIP awards for each NEO, with the exception of himself and submits these recommendations to the O&CC for approval. Factors that are considered in the determination of award amounts are:

•	The competitive market as defined by the peer group;

•	An individual’s role and responsibilities within the Company;

•	Contribution of the executive; and

•	How critical the role is to the organization and need to retain the individual.

In general, when making LTIP grants, the O&CC considers the individual’s prior LTIP awards as a reference point in applying these factors. The value of an executive’s current holdings is not a consideration, though it is reviewed periodically by the O&CC. With respect to the CEO, the O&CC develops a recommended award opportunity in consultation with CAP and submits the proposal to the Board. Grants are typically made each February.

RSUs are denominated in units of Common Stock and cliff vest at the end of three years. However, for retirement eligible employees, RSUs vest one-twelfth for each month of service beginning in the year of the grant of the RSUs and are fully vested at the end of that year. RSUs are payable in shares of our Common Stock at the end of the three-year period. PSUs are denominated in units of Common Stock and are subject to achievement of certain performance goals over a three-year period. PSUs are payable as determined by us in shares of our Common Stock. PSUs vest at the end of the performance period. However, for retirement eligible employees, PSUs vest one-thirty sixth for each month of service beginning in the year of the grant of the PSUs and are fully vested at the end of the performance period. Unvested RSUs and PSUs are forfeited upon retirement or termination of service. Any PSU payments are made following the conclusion of the performance period.

52    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

Impact of Company Performance on Prior Year’s Performance Awards

LTIP awards of PSUs made for the three-year performance period ended December 31, 2018 were reported in our Proxy Statements (other than for Mr. Daly who was not an NEO at the time of such report) at fair value at the time of the grants. These PSU grants were subject to the achievement of goals related to relative TSR and absolute and relative ROIC.

Based on the performance results for that period, as approved by the O&CC, Messrs. Izzo, Cregg, LaRossa and Daly and Ms. Linde will receive payment in 2019 of shares of our Common Stock equal to 127% (see table below) of the grant target amounts. Although Mr. Daly was not an NEO at the time he received his LTIP award in February 2016, we have included his payout in 2019 for the performance period.

These PSUs are earned on three metrics, including ROIC vs. plan (which we eliminated as a metric in grants made in subsequent years). We determine ROIC by dividing Net Income (adjusted for interest expense, excluding amounts related to securitized debt) by debt and equity (adjusted for securitized debt). In determining actual results, we adjusted ROIC vs. plan for compensation purposes to exclude from results the impact of the early retirement and sale of our Hudson and Mercer coal/gas units and charges related to certain Energy Holdings leveraged leases. We also adjusted our ROIC vs. plan to exclude the impacts of the federal tax legislation signed into effect in December 2017 that was not factored into our 2016 plan targets. We did not make these adjustments in measuring ROIC vs. peers.

The performance schedule for relative TSR, which comprises 40% of this PSU grant award, is based on the relative rank within the peer group. Shown below are the ranks and payout factors at threshold, target and maximum levels and our actual rank for this period:

TSR Performance vs. Peers(1)	Percent Payout Factor for TSR Component (%)
Rank: 5	200.0
Rank: 10	100.0
Rank: 15	20.0
Rank: 16	0.0
Actual Rank: 7	160.0

(1)	TSR performance is measured by comparing our numerical ranking among peer group companies in respect to the TSR performance component. For 2016 grants, the peer group consisted of us and 19 companies.

The performance schedule for relative ROIC, which comprises 30% of this PSU grant award, is based on the relative rank within the peer group. Shown below are the ranks and payout factors at threshold, target and maximum levels and our actual rank for this period:

ROIC Performance vs. Peers(1)	Percent Payout Factor for ROIC Component (%)
Rank: 3	200.0
Rank: 9	100.0
Rank: 13	50.0
Rank: 14 and higher	0.0
Actual Rank: 8	117.0

(1)

ROIC performance is measured by comparing our numerical ranking among peer group companies in respect to the ROIC performance component. For 2016 grants, the peer group consisted of us and 19 companies.

The performance schedule for ROIC vs. plan, which comprises 30% of this PSU grant award, is detailed below:

ROIC Performance vs. Plan	3 Year Average ROIC (%)	Payout (%)(1)
Maximum (115% of Goal)	7.4	200.0
Target	6.4	100.0
Threshold (85% of Goal)	5.4	25.0
Actual	6.3	93.0

(1)	Payout percentage above and below target will be interpolated based on the three-year average.

PSEG 2019 Proxy Statement    53

Compensation Discussion and Analysis

Actual results of the three-year period ended December 31, 2018 were:

Actual Results	Payout (%)
TSR Ranking: 7 out of 20	160.0
ROIC Ranking: 8 out of 20	117.0
ROIC Actual 3-year Average: 6.3	93.0
Overall PSU Payout Factor (rounded)	127.0

Determination of Individual Payouts

Based on these results, participants earned a PSU payout of 127%. The dollar amount of each payout, made in shares of our Common Stock, is shown below, calculated using the average of the high and low price of our Common Stock on March 1, 2019, $59.05 These amounts are reported in the Option Exercises and Stock Vested during 2018 Table.

NEO	PSUs Granted (#)	PSUs Earned (#) (1)	PSUs Payout ($) (1)
Ralph Izzo	89,095	126,088	7,444,866
Daniel J. Cregg	11,124	15,743	929,545
Ralph A. LaRossa	16,358	23,150	1,366,892
Tamara L. Linde	11,124	15,743	929,545
David M. Daly	3,272	4,631	273,437

(1)	Reflects rounding and includes accrued dividend equivalents earned.

2018 Grants

The structure of the long-term incentive is consistent with the prior grants as described above, in the form of 70% PSUs and 30% RSUs vesting at the end of three years. The greater emphasis on PSUs places more of our NEOs’ potential compensation payouts at risk.

The grants included in our Summary Compensation Table were approved in February 2018 for the NEOs. These grants are for the three-year performance period ending December 31, 2020 and are shown in the 2018 Grants of Plan-Based Awards Table. These awards are also reported in the Summary Compensation Table at the grant date fair value. Payouts, if any, will be based on TSR vs. peers and ROIC vs. peers and will be disclosed when the applicable performance period is completed.

2018 Retention Award

As described above in the CD&A, a primary goal of our executive compensation program is to attract, retain and reward exceptional talent. Led by our CEO and under the guidance of our Board and with the advice of our compensation consultant, we extensively review our talent and succession plans. In particular, we evaluate retention of executives with a demonstrated track-record of superior performance in light of responsible succession planning and the roles that key individuals play in the future success of the Company. Accordingly, in February 2018, in connection with his election to President and COO of Power in October 2017, Mr. LaRossa was awarded a retention grant having a target value of $3,000,000. This retention award was granted concurrently with our 2018 annual LTIP awards in equal amounts of PSUs and RSUs. The PSUs and RSUs will vest in December 2020 and January 2021, respectively, and are not subject to acceleration of vesting for retirement eligibility or retirement. The PSUs and RSUs shall vest upon Mr. LaRossa’s death or disability, upon involuntary termination without cause or in the event that Mr. LaRossa is terminated, whether voluntary or involuntary, in connection with a change in leadership. The RSUs shall vest in the event that Mr. LaRossa is terminated, whether voluntary or involuntary, upon change in control and the PSUs shall vest upon a change in control. These provisions differ from our standard grant provisions to address the specific objectives of this retention award.

Deferred Compensation Plans

We offer a deferred compensation plan to our officers, so they can more effectively manage their personal tax obligations. Participants may elect to defer all or any portion of their cash compensation and may choose from among several different investment options based upon the choices available in our 401(k) Plan (except the Company Stock Fund and the Fidelity Brokerage Link Account), as well as a market-based rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate.

54    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

We also have a plan that provides officers with the opportunity to defer equity compensation. Generally, the election to defer shares underlying an equity award must be made before the services giving rise to the equity award are performed. Deferred shares are held in a Rabbi Trust.

Additional details about these deferred compensation plans are provided in the descriptions following the Non-Qualified Deferred Compensation Table.

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices of our peers or provide benefit to us, such as providing an appropriate degree of personal security to executives with a high public profile and allowing the executive to be productive while commuting. These include an automobile use (and for the CEO, a driver) stipend, parking, reimbursement of relocation expenses, annual physical examinations, limited personal and spousal travel, including use of aircraft (in accordance with the policy we have established and with CEO approval), home security, limited personal technology, charitable contributions on behalf of the individual, limited club memberships, limited credit card annual fees and limited personal entertainment. These perquisites are described in the 2018 Summary Compensation Table, as applicable.

We do not provide a tax gross-up of personal benefit amounts deemed to be taxable income under federal or state income tax laws and regulations, except for certain relocation expenses, primarily in the case of newly-hired executives.

Retirement Benefits

All employees, including the NEOs, receive certain qualified retirement benefits under the Pension Plan of PSEG (Pension Plan), which provides either a traditional defined benefit pension (Final Average Pay Component) or a cash balance defined benefit pension (Cash Balance Component). The nature of the individual’s Pension Plan benefit depends upon the date of hire. Messrs. Izzo, Cregg, LaRossa and Daly and Ms. Linde participate in the Final Average Pay Component as they each began employment before January 1, 1996.

In addition to the qualified plan, we provide certain nonqualified retirement benefits under the Retirement Income Reinstatement Plan (Reinstatement Plan) and the Supplemental Executive Retirement Income Plan (Supplemental Plan).

•

The Reinstatement Plan is an unfunded non-qualified retirement plan that provides retirement benefits that would have been paid under our qualified retirement plan but for the limitations of the IRC which caps the amount of an employee’s compensation that may be considered for qualified plan purposes. All employees who are affected by the compensation limit are eligible to participate in this plan. SMICP amounts and deferred amounts are also included in computing benefits under this plan.

•

The Supplemental Plan is an unfunded non-qualified retirement benefit plan that provides supplemental limited retirement and death benefits to participants nominated by the CEO and designated by our Employee Benefits Policy Committee. It also provides retirement benefits based upon additional credited years of service for prior allied professional or industrial experience to employees selected by the CEO. In 2011, the O&CC determined that we will no longer offer any additional years of credited service under the Supplemental Plan to individuals not previously provided with that benefit.

All of our NEOs participate in the Reinstatement Plan and Messrs. Izzo and LaRossa participate in the additional limited benefit provisions of the Supplemental Plan. As described in the Pension Benefits Table, Mr. Izzo is eligible to receive additional years of credited service.

Additional information is provided in the Pension Benefits Table and the accompanying narrative, below. Amounts reported for 2018 reflect changes in the discount rate, as well as actuarial changes, which impacted the benefit calculations.

We also maintain a defined contribution 401(k) Plan and provide a partial employer matching contribution for 401(k) Plan participants. We provide retirees with the opportunity to receive medical benefits with a subsidy available to participants in the Final Average Pay Component of the Pension Plan who meet the eligibility requirements.

Severance and Change-In-Control Benefits

We provide severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in our industry and provide a level of financial security to the executive in periods of uncertainty in the event of a termination without cause. All of our NEOs participate in our Key Executive Severance Plan. Mr. Izzo is also eligible for certain other severance benefits, as described under Potential Payments Upon Termination of Employment or Change-In-Control.

We provide severance benefits upon a change-in-control to officers. A change-in-control is by its nature disruptive to an organization and its executives. Executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives and maintain stability and continuity in the face of a possible termination of

PSEG 2019 Proxy Statement    55

Compensation Discussion and Analysis

employment in the event of a change-in-control, we provide a competitive severance package. In addition, some executives, who may be key parties to such transaction, may have their employment terminated following its completion.

Neither our Key Executive Severance Plan nor Mr. Izzo’s severance agreement provide for gross-up payments from us in the event that any NEO or other participant is subject to an excise tax related to receipt of a change-in-control payment. Both the Key Executive Severance Plan and Mr. Izzo’s severance agreement include a “double-trigger” provision on benefits, which are paid only in the event of termination of employment following a change-in-control. Performance share unit payments, if any, are prorated. No benefits are paid in the event of a termination for cause.

Severance and change-in-control benefits are described under Potential Payments Upon Termination of Employment or Change-in-Control.

Executive Compensation Governance Features and Controls

Independent Compensation Consultant

The O&CC has retained CAP to provide information, analyses and advice regarding executive and director compensation. CAP reports directly to the O&CC and the O&CC has established procedures that it considers adequate to ensure that CAP’s advice is objective and not influenced by management. These procedures include an agreement specifying what information can and cannot be shared with management. In addition, CAP regularly meets with the O&CC in executive session, without the presence of management. CAP provides only executive compensation consulting services. This consisted of analysis and advice about our executive compensation program including our peer group, pay for performance alignment and disclosure in this CD&A. For additional information see page 17.

In the course of conducting its services, CAP attended four meetings of the O&CC in 2018 and presented its findings and recommendations for discussion.

Management also retains a compensation consultant, Pay Governance, to provide market compensation data for our officers, including the NEOs. This data is made available to CAP.

Compensation Risk Assessment

In 2018, CAP, in consultation with management, reviewed our compensation programs to assess the potential of whether they encourage individuals to take excessive risks. The risk assessment included a full inventory of all incentive compensation plans in the organization, including their design, metrics, goals and operation and a review of business and operational risks and governance and oversight practices and internal controls. Our Vice President and Chief Risk Officer, as well as our internal compensation professionals under the supervision of our Senior Vice President—Human Resources, participated in this process. Management and CAP reviewed this assessment with the O&CC. In addition, final decisions regarding our executive compensation policies and programs, as well as specific approval of individual NEO compensation, are determined by the O&CC, and, as appropriate, the full Board. Based on this review, the O&CC determined that the programs are appropriately structured and do not create an incentive for individuals to take excessive risks which are reasonably likely to have an adverse effect on us.

56    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

Compensation Risk Assessment Factors

• There are strong governance processes and controls in place at the senior leadership levels under the oversight of the O&CC and, where appropriate, the full Board.

• We provide a balanced total compensation package that includes fixed compensation (i.e., salary) and benefits and at-risk compensation (i.e., annual and long-term incentive).

• Our incentive compensation plans for 2018 were reflective of market.

• Long-term incentives vest over a multi-year timeframe.

• There are caps on the total amount of incentive compensation that can be earned and paid out annually.

• Multiple dimensions of performance are used in the incentive structure, including:

• A balanced scorecard;

• EPS (non-GAAP) for corporate financial performance;

• Earnings (non-GAAP) for business unit performance; and

• Key strategic and operational metrics that specifically address identified risks.

• Incentive plan formulas, performance measures/goals and corresponding payment scales are reviewed by CAP and approved each year by the O&CC.

• Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that may result in long-term harm to the organization.

•  Our stock ownership and retention policy further discourages a short-term focus and, under our insider trading policy, all transactions in our Common Stock by officers need pre-clearance by the General Counsel’s office.

• We have clawback provisions, requiring forfeiture or repayment of incentive amounts, in certain circumstances, as described on page 58.

• Our corporate culture demands the highest level of ethical behavior and requires all employees to take ethics training annually.

• We have strong policies in place to govern financial and enterprise risk, as discussed above in Risk Management Oversight on page 10.

Role of CEO

The CEO attends O&CC meetings, other than executive sessions. The CEO recommends changes to the salaries of his direct reports (who include the NEOs). The CEO develops and the O&CC considers these recommendations in the context of the respective executives’ individual performance, experience in role, competitiveness of salary and internal equity among executives. The CEO recommends incentive compensation targets (expressed as a percentage of base salary) for the SMICP and LTIP grants for his direct reports as well as the associated goals, objectives and performance evaluations. The CEO participates in the O&CC’s discussions of those recommendations.

The CEO reviews the design and effectiveness of compensation policies and programs and the analyses and recommendations of CAP in light of general industry practices and in comparison to the peer group trends. The CEO also reviews such compensation matters with our internal compensation professionals. Recommendations for changes are made to the O&CC as deemed appropriate by the CEO. The O&CC believes that the role played by the CEO in this process is appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Standards of Conduct

Our Standards set expectations of behavior in line with our commitment to adhere to the highest ethical standards and along with our Compliance Program, Related Person Transactions Practice and Conflicts of Interest Practice establish policies and procedures regarding personal and business conduct. The Audit Committee of the Board has oversight of our legal and business conduct compliance.

Hedging and Pledging

We have a policy that prohibits all employees, including NEOs and other officers, and directors, from hedging, short-selling or pledging our Common Stock.

PSEG 2019 Proxy Statement    57

Compensation Discussion and Analysis

Trading Pre-clearance

Under our Insider Trading Practice, all of our officers, including the NEOs, are required to obtain pre-clearance from the Office of the General Counsel prior to engaging in any transaction involving our Common Stock. In addition, our Insider Trading Practice does not permit any such transactions except during “open window” periods or pursuant to pre-established plans. These are limited times following the public release of earnings and disclosure of material information.

Clawbacks

We have codified our policies/practices into a Clawback Practice with a three-year look-back, which:

•	Applies to all incentive compensation for all non-represented employees;

•

Applies in the event of (i) a restatement of financial statements, or (ii) recalculation of incentive compensation, in each case resulting from the employee’s misconduct, or (iii) an employee’s act or omission which constitutes a material violation of our Standards that results or would have resulted in termination of employment; and

•	Is administered by the O&CC as to officer compensation.

We revised this Clawback Practice in February 2018 to cover violations that would have resulted in termination had we known them prior to the end of employment.

Actual grants may contain additional provisions, such as recoupment for violations of non-compete, non-solicitation or confidentiality agreements. We anticipate adjusting the terms of our Clawback Practice as may be needed to comply with the Dodd-Frank Act once final guidance is released from the SEC.

Employment Agreements

We have entered into a severance agreement with Mr. Izzo. This is discussed following the Grants of Plan-Based Awards Table.

Stock Ownership and Retention Policy

In order to strengthen the alignment of the interests of management with those of stockholders, we have established a Stock Ownership and Retention Policy (Policy) applicable to selected officers, including the NEOs. Each officer must maintain ownership of a sufficient number of shares of our Common Stock having a market value equal to the applicable prescribed multiple of such officer’s annual base salary. The required amount must be acquired within five years.

Stock Ownership as Multiple of Base Salary
CEO	8x
CFO, PSE&G and Power Presidents, General Counsel	4x

What Counts Toward the Requirement	What Does Not Count Toward the Requirement

•  PSEG shares owned personally or jointly, through a broker or in Enterprise Direct or the ESPP

•  Shares held in trusts

•  Restricted stock and RSUs (vested or unvested)

•  Shares held in the PSEG 401(k) Plan

• Unexercised stock options • Unearned PSUs

Each officer must retain at least 100%, after tax and costs of issuance, of all shares acquired through equity grants made subsequent to the adoption of the Policy, including the vesting of restricted stock or RSU grants, payout of PSU awards and exercise of option grants, until his/her ownership requirement is met.

The Senior Vice President - Human Resources reports annually to the O&CC on the status of each officer’s compliance with the Policy. In the event an officer is not in compliance with any provision of the Policy, the O&CC may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce the Policy. Such action may include establishing conditions with respect to requiring all or part of any SMICP or LTIP award to be held in shares. The O&CC may vary the application of the provisions of the Policy for good cause or exceptional circumstances.

Messrs. Izzo, Cregg, and LaRossa, and Ms. Linde each have met their respective requirement. Mr. Daly was elected to his current position in October 2017 and has until January 2023 to meet his ownership requirement.

58    PSEG 2019 Proxy Statement

Compensation Discussion and Analysis

Effective for 2018, we increased the percentage of ownership required for the CEO and certain other executive officers and eliminated for all, the requirement to retain until retirement or termination of employment 25% of shares that vest after the ownership level is reached. This action was taken after benchmarking against peers and leading practices.

Accounting and Tax Implications

The O&CC has considered the effect of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (see Note 19 to Consolidated Financial Statements included in our 2018 Form 10-K) regarding the expensing of equity awards in determining the nature of the grants under the LTIP.

The O&CC considers the tax-deductibility of our compensation payments as one factor in determining executive compensation. In addition, the O&CC considers other factors in making decisions, as noted in this CD&A, and retains the flexibility to award compensation consistent with our compensation philosophy and program in the best interests of the Company and our stockholders even if not deductible. IRC Section 162(m) generally denies a deduction for United States federal income tax purposes for compensation in excess of $1 million for the CEO and certain other persons named in the proxy statement. At the time that the O&CC made its decisions as to the 2016 and 2017 incentive awards, an exemption existed for PSUs granted under the LTIP, as qualifying performance-based compensation pursuant to stockholder-approved plans.

However, due to adjustments we made for the performance criteria for the PSUs granted in 2016, we expect the payouts of those awards will not be deductible. In addition, effective for 2018, the Section 162(m) exemption applicable for qualifying plans was repealed in the federal tax legislation enacted in December 2017, except for certain arrangements in place on November 2, 2017. We believe that PSUs granted in 2017 will be deductible but that SMICP amounts earned for 2018 and the PSUs awarded in 2018 will not be deductible. In 2018, a portion of the compensation reported in this Proxy Statement exceeded the limit and is not deductible.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Compensation Advisory Partners LLC, the Committee’s compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Organization and Compensation Committee:

David Lilley, Chair	Barry H. Ostrowsky
Willie A. Deese Shirley Ann Jackson	Richard J. Swift

February 18, 2019

PSEG 2019 Proxy Statement    59

Executive Compensation

2018 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for the years shown. The NEOs are our CEO, CFO and three most highly compensated executive officers in 2018.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6&7)	Total ($)
Ralph Izzo	2018	1,340,000	-	6,985,019	-	2,036,800	-	57,472	10,419,291
Chairman of the Board, President & CEO	2017	1,300,000	-	6,500,069	-	1,803,800	963,000	54,246	10,621,115
	2016	1,298,269	-	6,375,044	-	1,513,200	603,000	78,466	9,867,979
Daniel J. Cregg	2018	628,700	-	1,200,039	-	594,100	95,000	28,929	2,546,768
EVP & CFO	2017	585,000	-	1,000,041	-	511,200	483,000	28,960	2,608,201
	2016	520,000	-	850,045	-	370,500	320,000	29,154	2,089,699
Ralph A. LaRossa	2018	719,700	-	4,400,095	-	597,500	1,770,000	27,292	7,514,587
President & COO (Power)	2017	704,808	-	1,300,050	-	602,000	777,000	47,590	3,431,448
	2016	684,308	-	1,250,016	-	503,500	525,000	40,128	3,002,952
Tamara L. Linde	2018	595,600	-	1,200,039	-	571,800	54,000	29,079	2,450,518
EVP & General Counsel	2017	560,769	-	1,000,041	-	444,400	528,000	29,345	2,562,555
	2016	533,789	-	850,045	-	330,400	355,000	30,640	2,099,874
David M. Daly	2018	522,200	-	850,033	-	514,600	-	25,929	1,912,762
President & COO (PSE&G)

(1)

Mr. LaRossa was elected President and COO of Power effective October 2, 2017; prior to that he was President and COO of PSE&G. Mr. Daly was not an NEO in 2017 or 2016; he was elected to his position effective October 2, 2017.

(2)	Amounts shown are based on annualized salary. Mr. Cregg deferred $129,944, $232,000 and $150,000 of his 2018, 2017 and 2016 salary, respectively (see 2018 Non-Qualified Deferred Compensation Table).

(3)

The amounts shown reflect the grant date fair value of the awards. For a discussion of the assumptions made in valuation, see Note 19 to the Consolidated Financial Statements included in our Form 10-K. 2018, 2017 and 2016 LTIP awards were granted in February of each year, including Mr. LaRossa’s 2018 retention award. All 2018 awards are shown in the Grants of Plan Based Awards Table and discussed in the CD&A and consist of PSUs and RSUs. PSU value is shown at the target amount. Actual value of the shares received upon vesting of RSUs depends upon the price of our Common Stock. Payout value of the PSUs earned at the conclusion of the three-year performance period may be less than or exceed the grant date fair value, dependent upon achieving TSR and ROIC performance factors. More detailed information is provided in the CD&A. The respective amounts shown below represent the grant date fair value of PSUs at target and maximum amounts.

60    PSEG 2019 Proxy Statement

Executive Compensation

	2018		2017		2016
	Value at Target (100%) ($)	Value at Maximum (200%) ($)	Value at Target (100%) ($)	Value at Maximum (200%) ($)	Value at Target (100%) ($)	Value at Maximum (200%) ($)
Ralph Izzo	4,889,504	9,779,008	4,550,036	9,100,072	4,085,006	8,170,012
Daniel J. Cregg	840,025	1,680,050	700,016	1,400,032	510,035	1,020,070
Ralph A. LaRossa	2,480,053	4,960,105	910,034	1,820,068	750,014	1,500,028
Tamara L. Linde	840,025	1,680,050	700,016	1,400,032	510,035	1,020,070
David M. Daly	595,006	1,190,012	-	-	-	-

(4)

As discussed in the CD&A, amounts awarded were earned under the SMICP and determined and paid in the following year. Mr. Cregg deferred $118,820, $204,480 and $111,150 of his 2018, 2017 and 2016 SMICP, respectively.

(5)

Includes the change in the actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between calendar years 2018 and 2017, 2017 and 2016, and 2016 and 2015, determined by calculating the benefit under the applicable plan benefit formula for each of the plans, measured at December 31 of each year, based on years of credited service, earnings in effect at the respective measurement dates, applicable interest rates and other assumptions as discussed in Note 13 to the Consolidated Financial Statements included in our Form 10-K. If the aggregate change in pension plan values is negative, it is shown as zero. The changes are as follows:

	Izzo ($)	Cregg ($)	LaRossa ($)	Linde ($)	Daly ($)
2018	-	95,000	1,770,000	54,000	-
2017	963,000	483,000	777,000	528,000	-
2016	603,000	320,000	525,000	355,000	-

Any interest earned under the Deferred Compensation Plan at the prime rate plus 1⁄2% did not exceed 120% of the applicable long-term rate for any of the NEOs in 2018, 2017 or 2016.

(6)

For 2018, depending on the individual, includes perquisites and personal benefits which include (a) automobile, parking and related expenses, (b) physical examinations, (c) home security systems and services, (d) limited credit card annual fees, (e) limited personal entertainment, (f) limited airline club memberships and (g) charitable contributions. For automobiles, the pro rata personal usage value of the vehicle lease cost based on the IRS Annual Lease Value Table was used or a stipend; for parking, the market value for the parking space was used; for the driver, actual pro-rata expense was used for the time devoted to CEO commuting and personal use. For all other items, actual expenses were used. No NEO received a perquisite in 2018 that exceeded the greater of $25,000 or 10% of his/her total perquisite and personal benefit amount.

(7)	Includes the employer matching contribution to our 401(k) Plan at the same percentage generally available to all non-represented employees. For 2018, these amounts were:

	Izzo ($)	Cregg ($)	LaRossa ($)	Linde ($)	Daly ($)
401(k) Company Match	11,000	11,000	11,000	11,000	11,000

PSEG 2019 Proxy Statement    61

Executive Compensation

2018 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information on plan-based awards made to our NEOs for 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name and Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares of Stock or Units (#)(4)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Ralph Izzo
SMICP		837,500	1,675,000	3,350,000	-	-	-	-	-	-	-
PSUs	2/20/2018	-	-	-	8,906	89,062	178,124	-	-	-	4,889,504
RSUs	2/20/2018	-	-	-	-	-	-	42,514	-	-	2,095,515
Daniel J. Cregg
SMICP		235,750	471,500	943,000	-	-	-	-	-	-	-
PSUs	2/20/2018	-	-	-	1,530	15,301	30,602	-	-	-	840,025
RSUs	2/20/2018	-	-	-	-	-	-	7,304	-	-	360,014
Ralph A. LaRossa
SMICP		269,900	539,800	1,079,600	-	-	-	-	-	-	-
PSUs	2/20/2018	-	-	-	1,785	17,851	35,702	-	-	-	980,020
RSUs	2/20/2018	-	-	-	-	-	-	8,521	-	-	420,000
PSUs(6)	2/20/2018	-	-	-	2,732	27,323	54,646	-	-	-	1,500,033
RSUs(6)	2/20/2018	-	-	-	-	-	-	30,433	-	-	1,500,043
Tamara L. Linde
SMICP		223,350	446,700	893,400	-	-	-	-	-	-	-
PSUs	2/20/2018	-	-	-	1,530	15,301	30,602	-	-	-	840,025
RSUs	2/20/2018	-	-	-	-	-	-	7,304	-	-	360,014
David M. Daly
SMICP		195,850	391,700	783,400	-	-	-	-	-	-	-
PSUs	2/20/2018	-	-	-	1,084	10,838	21,676	-	-	-	595,006
RSUs	2/20/2018	-	-	-	-	-	-	5,174	-	-	255,026

(1)	Relates to cash awards under the SMICP and equity awards (PSUs and RSUs) made under the LTIP.
(2)

Represents possible payouts under SMICP for 2018 performance. Threshold represents minimum amount payable, if earned. For payout factors, see the CD&A. The actual payouts on the awards were determined in February 2019 and paid thereafter, as reported in the 2018 Summary Compensation Table.

(3)	Represents LTIP award of PSUs described below. Threshold represents minimum amount payable, if earned. For additional information, see the CD&A.
(4)	Represents LTIP award of RSUs described below. For additional information, see the CD&A.
(5)	Represents the grant date fair value of the equity award. For a discussion of the assumptions made in valuation, see Note 19 to the Consolidated Financial Statements included in our Form 10-K.
(6)	Represents Mr. LaRossa’s 2018 retention award.

62    PSEG 2019 Proxy Statement

Executive Compensation

Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

SMICP

The plan-based awards for annual cash incentive compensation included in the 2018 Summary Compensation Table were paid in 2019 with respect to 2018 performance under the terms of the SMICP. The range of possible awards for each NEO in relation to his/her target award is set forth in the Grants of Plan-Based Awards Table. An explanation of the SMICP and performance goals, measures and performance factors achieved are described under Annual Cash Incentive in the CD&A.

LTIP

LTIP awards were made to NEOs in February 2018 in the form of RSUs and PSUs. The RSUs cliff vest after three years. The three-year performance period for the PSUs ends December 31, 2020, with payment, if any, made the following year. As explained in the CD&A, for retirement eligible employees, RSUs vest 1/12th per month in the year awarded and PSUs vest 1/36th per month over the three-year performance period. The range of possible payouts for each NEO in relation to his/her target award is set forth in the table above. Payments of awards granted in February 2016 will be made in 2019 based on performance for the three-year period that ended on December 31, 2018. Further explanation of PSU payment determination is set forth under Long-Term Incentive in the CD&A. For further information about vesting for Mr. LaRossa’s 2018 retention award please refer to page 54. For additional information about vesting, see Potential Payments Upon Termination of Employment or Change-In-Control.

No stock options have been granted since 2009. Some options granted in previous years are still outstanding as reported in the Outstanding Equity Awards at Year-End Table. Grants were made with an exercise price equal to the NYSE closing price on the date of grant for a ten-year term. No discounted options may be granted and no repricings may be done without stockholders’ approval.

Employment Agreements

The CEO and each NEO receive an annual salary review and participate in the SMICP, LTIP, Reinstatement Plan and Key Executive Severance Plan. Mr. Izzo has entered into a severance agreement, the terms of which are discussed below under Potential Payments Upon Termination of Employment or Change-in-Control. Messrs. Izzo and LaRossa participate in the Supplemental Plan.

For additional information regarding severance benefit provisions, see Potential Payments Upon Termination of Employment or Change-in-Control.

PSEG 2019 Proxy Statement    63

Executive Compensation

OUTSTANDING EQUITY AWARDS AT YEAR-END (12/31/18) TABLE

The following table lists all outstanding awards, consisting of stock options, PSUs and RSUs, as of December 31, 2018 for our NEOs.

Name and Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(3)	Market Value of Shares or Units of Stock that have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have Not Vested ($)(6)
Ralph Izzo								97,654	5,082,891
12/14/2009	231,933	-	-	33.49	12/14/2019	-	-
Daniel J. Cregg	-	-	-	-	-	-	-	16,127	839,410
Ralph A. LaRossa	-	-	-	-	-	31,502	1,639,679	47,841	2,490,124
Tamara L. Linde	-	-	-	-	-	-	-	16,127	839,410
David M. Daly	-	-	-	-	-	-	-	8,772	456,583

(1)

Grants made on the dates shown under the LTIP of non-qualified options to purchase our Common Stock. Options vested 25% annually over four years on the grant date anniversary. All options have fully vested.

(2)	Closing price on NYSE on grant date.

(3)

The vesting schedule for unvested RSUs is shown below. Dividend equivalents accrue on RSUs at the regular dividend rate and are paid in shares of Common Stock at vesting. All NEOs are retirement eligible; therefore their annual RSUs are fully vested, as RSUs vest 1/12th each month in the year awarded. Amounts vested in 2018 are shown in the Option Exercises and Stock Vested During 2018 Table. Mr. LaRossa’s 2018 retention award will vest on January 1, 2021, in accordance with the provisions as described in the CD&A.

RSU Vesting Schedule
	Grant Date	2019 (#)	2020 (#)	2021 (#)	Total (#)
Ralph A. LaRossa	2/20/2018	-	-	31,502	31,502

(4)	Value represents number of shares or units multiplied by the closing price on the NYSE on December 31, 2018 of $52.05.

64    PSEG 2019 Proxy Statement

Executive Compensation

(5)

PSUs in the table above are shown at target. PSUs awarded under the LTIP are earned based on a three-year performance period. Payment, if any, is made in the first quarter of the year following the end of the performance period. The vesting schedule below shows the number of unvested PSUs at target and maximum and includes accrued dividend equivalents. Each of the NEOs is retirement eligible. PSUs for retirement eligible NEOs vest 1/36th in their awards each month over the three-year performance period. The amounts shown for those individuals represent 12/36th of their 2017 awards that vest in 2019, 12/36th of their 2018 awards that vest in 2019 and 12/36th of their 2018 awards that vest in 2020. The vesting schedule also includes Mr. LaRossa’s 2018 retention award which vests as described in the CD&A. All such amounts are summed in the total. For further explanation of PSUs, see the CD&A.

	PSU Vesting Schedule
	Grant Date	Target 2019 (#)	Maximum 2019 (#)	Target 2020 (#)	Maximum 2020 (#)	Target Total (#)	Maximum Total (#)
Ralph Izzo	2/21/2017	36,193	72,386	-	-	36,193	72,386
	2/20/2018	30,730	61,460	30,731	61,462	61,461	122,922

						97,654	195,308

Daniel J. Cregg	2/21/2017	5,568	11,136	-	-	5,568	11,136
	2/20/2018	5,280	10,559	5,280	10,560	10,559	21,119

						16,127	32,255

Ralph A. LaRossa	2/21/2017	7,239	14,478	-	-	7,239	14,478
	2/20/2018	6,159	12,318	6,160	12,320	12,319	24,638
	2/20/2018	-	-	28,283	56,566	28,283	56,566

						47,841	95,682

Tamara L. Linde	2/21/2017	5,568	11,136	-	-	5,568	11,136
	2/20/2018	5,280	10,559	5,280	10,559	10,559	21,118

						16,127	32,254

David M. Daly	2/21/2017	1,293	2,586	-	-	1,293	2,586
	2/20/2018	3,739	7,478	3,740	7,480	7,479	14,958

						8,772	17,544

(6)	Value of PSUs is shown at target, multiplied by the closing price on the NYSE on December 31, 2018 of $52.05.

PSEG 2019 Proxy Statement    65

Executive Compensation

OPTION EXERCISES AND STOCK VESTED DURING 2018 TABLE

The following table provides information, as noted, regarding the exercise of stock options by the NEOs in 2018 and the vesting during 2018 of RSUs and PSUs previously granted to the NEOs, under our LTIP.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Award	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph Izzo	115,967	2,306,483	PSU(2)(3)	126,088	7,444,866
			RSU(4)(5)	44,008	2,290,615
Daniel J. Cregg	-	-	PSU(2)(3)	15,743	929,545
			RSU(4)(5)	7,561	393,533
Ralph A. LaRossa	-	-	PSU(2)(3)	23,150	1,366,892
			RSU(4)(5)	8,820	459,104
Tamara L. Linde	-	-	PSU(2)(3)	15,743	929,545
			RSU(4)(5)	7,561	393,533
David M. Daly	-	-	PSU(2)(3)	4,631	273,437
			RSU(4)(5)	5,356	278,770

(1)	Reflects the difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.

(2)

The table above shows the total payout value distributed for each of the NEOs for the 2016 grants based on the results of the three-year performance period and our Common Stock price, as described further in the CD&A. Each NEO became retirement eligible prior to 2018. Under the LTIP, PSUs vest one-thirty sixth per month of service for retirement eligible participants. We show below for each NEO the number of PSUs, including accrued dividend equivalents, at both target and maximum values, that vested in 2018 with respect to their 2017 and 2018 grants. No dollar values are shown for these as payouts, if any, are dependent on the actual results of the performance metrics and applicable stock prices for the respective performance periods. The number of PSUs, including dividend equivalents, earned, if any, will be determined at the conclusion of the applicable performance periods and reported in the relevant proxy statements. PSUs under Mr. LaRossa’s retention award are not included, as they are not subject to retirement eligible vesting.

	PSU Grant Date	Granted	Target Vested (#)	Maximum Vested (#)
Ralph Izzo	2/21/2017	101,067	36,193	72,386
	2/20/2018	89,062	30,731	61,462
Daniel J. Cregg	2/21/2017	15,549	5,568	11,136
	2/20/2018	15,301	5,280	10,560
Ralph A. LaRossa	2/21/2017	20,214	7,239	14,478
	2/20/2018	17,851	6,159	12,318
Tamara L. Linde	2/21/2017	15,549	5,568	11,136
	2/20/2018	15,301	5,280	10,560
David M. Daly	2/21/2017	3,610	1,293	2,586
	2/20/2018	10,838	3,740	7,480

(3)

Each of the NEOs had PSUs which vested on December 31, 2018, including accrued dividend equivalents, for the three-year performance period ended that day. The final awards shown in the table were made at 127% of target, as explained in the CD&A. PSUs earned and value realized reflects rounding. Shares are issued in 2019. Value realized reflects the value of the PSUs on March 1, 2019, the PSU value determination date, using the average of the high and low NYSE stock price of $59.05. Mr. Izzo deferred payment as reported in the Non-Qualified Deferred Compensation Table.

(4)

Represents RSUs that vested for NEOs, each of whom is retirement eligible, at the NYSE closing price of $52.05 on December 31, 2018. RSUs awarded under Mr. LaRossa’s retention award are not included, as they are not subject to retirement eligible vesting.

(5)

RSUs that vested in 2016 and 2017 due to retirement eligibility were previously reported in our prior years’ proxy statements and were distributed on January 1, 2018, in the following amounts, including DEUs: Mr. Izzo: 64,611 shares, with a value of $3,324.905; Mr. Cregg: 2,461 shares, with a value of $126,663; Mr. LaRossa: 14,097 shares, with a value of $725,434; Ms. Linde: 7,888 shares, with a value of $405,897. Mr. Daly received a distribution of 2,797 shares, with a value of $143,935. The average of the high and low NYSE stock price of $51.46 on December 29, 2017 was used to calculate the value of the shares. Amounts include rounding.

66    PSEG 2019 Proxy Statement

Executive Compensation

2018 PENSION BENEFITS TABLE

The following table provides information on the actuarial present value of the NEOs accumulated benefit under each of our pension and retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(4)
Ralph Izzo	Qualified Pension Plan(1)	26.69	2,561,000
	Retirement Income Reinstatement Plan(2)	26.69	6,043,000
	Supplemental Executive Retirement Plan(3)	31.69	4,491,000

			13,095,000

Daniel J. Cregg	Qualified Pension Plan(1)	27.17	1,532,000
	Retirement Income Reinstatement Plan(2)	27.17	1,129,000

			2,661,000

Ralph A. LaRossa	Qualified Pension Plan(1)	33.50	1,894,000
	Retirement Income Reinstatement Plan(2)	33.50	3,913,000
	Supplemental Executive Retirement Plan	33.50	1,038,000

			6,845,000

Tamara L. Linde	Qualified Pension Plan(1)	28.46	1,656,000
	Retirement Income Reinstatement Plan(2)	28.46	1,347,000

			3,003,000

David M. Daly	Qualified Pension Plan(1)	31.86	1,589,000
	Retirement Income Reinstatement Plan(2)	31.86	574,000

			2,163,000

(1)	All NEOs participate in the Final Average Pay Component of the Pension Plan, described below. Years shown reflect actual years of service. Each is retirement eligible.

(2)	Years shown reflect actual years of service.

(3)

Mr. Izzo receives five additional years of credited service, for the purpose of retirement benefit calculations under the Supplemental Plan in recognition of prior work experience. Years shown reflect the sum of actual years of service and years credited under the Supplemental Plan. The actuarial present value of accumulated benefits based on actual years of service for Mr. Izzo is $11,755,000 and the actuarial present value of accumulated benefits based on additional years of service for him is $1,340,000.

(4)

Amounts shown represent the actuarial present value of accumulated benefit computed as of the same Pension Plan measurement date used for our financial statements for the year ended December 31, 2018, with these exceptions: (i) NEOs were assumed to retire at the earliest date as of which they would be eligible to receive unreduced benefits; and (ii) no pre-retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 13 to the Consolidated Financial Statements included in our Form 10-K.

.

PSEG 2019 Proxy Statement    67

Executive Compensation

Qualified and Non-Qualified Pension Plans

All of our employees are eligible to participate in the Pension Plan in either the Final Average Pay Component or the Cash Balance Component, depending upon date of hire.

Final Average Pay Component

The Final Average Pay Component covers non-represented employees hired prior to January 1, 1996 and represented employees hired prior to January 1, 1997 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five or seven highest years of compensation up to the limit imposed by the IRC. We amended the Final Average Pay Component effective January 1, 2012, to change the benefit formula for non-represented participants. The effect of the change is to reduce projected pension payments. Under the new formula, the average of the participant’s seven highest years of compensation up to the limit imposed by the IRC will be used rather than the average of the participant’s five highest years of compensation.

A participant’s benefit under the Final Average Pay Component is equal to A plus B:

A. The accrued benefit calculated under the five-year final average pay formula as of December 31, 2011, as follows:

(i) 1.3% of the lesser of 5-year final average earnings (determined as of December 31, 2011) or $24,600 times years of credited service (determined as of December 31, 2011) not exceeding 35 years;

(ii) 1.5% of the amount by which 5-year final average earnings (determined as of December 31, 2011) exceeds $24,600 times years of credited service not exceeding 35 years; and

(iii) 1.5% of 5-year final average earnings times years of credited service (determined as of December 31, 2011) in excess of 35 years.

B. The accrued benefit calculated under the seven-year final average pay formula, as follows:

(i) 1.3% of the lesser of 7-year final average earnings beginning on January 1, 2012 or $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011;

(ii) 1.5% of the amount by which 7-year final average earnings beginning on January 1, 2012 exceeds $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011; and

(iii) 1.5% of 7-year final average earnings times years of credited service in excess of 35 years less the number of years in excess of 35 years as of December 31, 2011.

An additional benefit equal to $4.00 per month (effective January 1, 2018, $5.00 per month for represented employees) for each year of credited service is payable until the retiree reaches age 65.

All active participants are fully vested in their Final Average Pay Component benefit. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who have not yet met the criteria in (ii) or (iii) may commence their Final Average Pay Component benefits on a reduced basis.

68    PSEG 2019 Proxy Statement

Executive Compensation

Cash Balance Component

The Cash Balance Component covers non-represented employees hired or rehired after December 31, 1995 and represented employees hired after December 31,1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notional amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Component upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited (%)
<30	2.00
30-39	2.50
40-49	3.25
50-59	4.25
60-69	5.50
70-79	7.00
80-89	9.00
90+	12.00

Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Component benefit.

Reinstatement Plan

Certain management and highly compensated employees participate in a nonqualified excess benefit retirement plan, the Reinstatement Plan, designed to replace earned pension benefits as determined under the Pension Plan formula, but which cannot be paid from the Pension Plan as a result of the IRC mandated limits for qualified plans or the terms of the Pension Plan. The benefits payable under this plan mirror those of the Pension Plan described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant deferred under deferred compensation plan, (iii) will include amounts earned under the SMICP and, as applicable, the Management Incentive Compensation Plan (which are not considered under the Pension Plan), (iv) will be limited to 150% of average base salary for the applicable five or seven years for Final Average Pay Component participants and will be limited to 150% of base salary each year for Cash Balance Component participants and (v) will be offset by any benefits received by the participant under the Pension Plan (Final Average Pay Component or Cash Balance Component).

Supplemental Plan

Certain employees receive supplemental limited retirement and death benefits in a nonqualified plan, the Supplemental Plan. In addition, certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior allied work experience. However, we have determined, effective January 1, 2011, to no longer offer additional credited service to those who do not already have this benefit. Such benefits are paid from the Supplemental Plan. Benefits payable under the additional service provisions of the Supplemental Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the Supplemental Plan benefit amount. Any benefit payable under the Supplemental Plan is offset by benefits payable under the Pension Plan and the Reinstatement Plan.

Certain participants in the Supplemental Plan receive additional limited benefits. This portion of the Supplemental Plan provides a total target replacement income percentage equal to credited service for qualified pension plan calculation purposes, plus any applicable additional credited service, plus 30, to a maximum of 75%, of an average of covered compensation. Covered compensation used for determining limited benefits under the Supplemental Plan is the same as the covered compensation used under the Reinstatement Plan. The target replacement amount under the limited benefit portion of the Supplemental Plan is reduced by any pension benefits from any previous employers accrued and vested at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The additional limited benefits provision of the Supplemental Plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants designated for the additional limited benefit become entitled to this benefit only upon (a) retirement under the terms of the component of the Pension Plan in which they participate (Final Average Pay Component or Cash Balance Component), or (b) death.

PSEG 2019 Proxy Statement    69

Executive Compensation

The change in the benefit formula under the qualified Final Average Pay Component from a five-year final average pay formula to a seven-year final average pay formula impacts the limited benefits under the Supplemental Plan. Accordingly, we amended the Supplemental Plan as of January 1, 2012 to reflect this change.

2018 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding compensation deferred by the NEOs under our Deferred Compensation Plans.

Name		Executive Contributions in Last Fiscal Year (2018) ($)(1)	Registrant Contributions in Last Fiscal Year (2018) ($)	Aggregate Earnings in Last Fiscal Year (2018) ($)(2)	Aggregate Withdrawals/ Distributions (2018) ($)	Aggregate Balance at Last Fiscal Year End (2018) ($)(1)(3)
Ralph Izzo	Deferred Compensation Plan	-	-	360,687	-	10,443,430
	Equity Deferral Plan	10,770,378	-	3,117,236	-	68,659,711
Daniel J. Cregg	Deferred Compensation Plan	248,764	-	(39,948)	-	960,009
	Equity Deferral Plan	-	-	60,441	-	1,381,864
Ralph A. LaRossa	Deferred Compensation Plan	-	-	-	-	-
	Equity Deferral Plan	-	-	317,118	-	7,250,252
Tamara L. Linde	Deferred Compensation Plan	-	-	-	-	-
	Equity Deferral Plan	-	-	-	-	-
David M. Daly	Deferred Compensation Plan	-	-	-	-	-
	Equity Deferral Plan	-	-	-	-	-

(1)

Amounts shown include, pursuant to the Deferred Compensation Plan, 2018 deferred salary and SMICP earned in 2018 and paid in 2019 and, pursuant to the Equity Deferral Plan, PSUs vested at December 31, 2018 and paid in 2019 and RSUs vested on January 1, 2018, as shown in the Option Exercises and Stock Vested During 2018 Table.

(2)	Reflects earnings and change in value on amount in each individual’s deferred compensation account.

(3)

Includes amounts reported in the Summary Compensation Table in prior-year proxy statements for the Deferred Compensation Plan and/or the Equity Deferral Plan, respectively, as follows: Mr. Izzo $7,473,894 and $37,817,963; Mr. Cregg $946,394 and no equity deferral as the equity grant was made prior to becoming CFO; Mr. LaRossa equity deferral of $3,814,439.

Deferred Compensation

Deferred Compensation Plan

Under the Deferred Compensation Plan, participants, including the NEOs, may elect to defer any portion of their cash compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred are rendered. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution of that year’s deferrals from his/her Deferred Compensation Plan account. For compensation deferred in 2011 and earlier years distribution may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of one lump-sum payment, annual distributions over a five-year period or annual distributions over a 10-year period.

With respect to compensation deferred in 2012 and future years, participants may elect to commence distribution of a particular year’s deferrals (a) six months following his/her termination of employment, or (b) a specified number of years following his/her termination from employment. Participants may elect to receive distribution of such deferrals under the Deferred Compensation Plan in the form of a lump-sum payment or annual distributions over a period of three to fifteen years.

70    PSEG 2019 Proxy Statement

Executive Compensation

Under the scheduled future date distribution feature, participants may elect to receive a specific plan year’s deferral balance on a specified date as early as three years after the beginning of the year in which the deferrals are made. Distributions are paid in a lump sum within 90 days from the date elected regardless of whether the participant is employed by us on the payment date.

Participants may change their distribution elections as to future year’s deferrals. Participants may also make changes of their distribution elections with respect to prior years’ deferrals provided that (a) any such new distribution election is made at least one year prior to the previously selected commencement date or (b) the new commencement date is at least five years later than the previously selected commencement date.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (a) the performance of one or more of the investment portfolio funds available to employees under our 401(k) plans (except the Company Stock Fund and the Fidelity Brokerage Link Account) or (b) at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate. A participant may change his/her investment election on a daily basis.

For 2018, the one-year rates of return as of December 31, 2018 for the funds offered as computed by the recordkeeper of the Deferred Compensation Plan were as follows:

Rates of Return
Funds		Target Retirement Funds
Stable Value	2.45%	Target Retirement Income	(2.06)%
Diversified Bond	(0.40)%	Target Retirement 2015	(2.99)%
Fidelity Intermediate Bond	0.43%	Target Retirement 2020	(4.20)%
Large Company Stock Index	(4.43)%	Target Retirement 2025	(5.06)%
Mid-Cap Index	(9.23)%	Target Retirement 2030	(5.83)%
Institutional Developed Markets Index	(14.48)%	Target Retirement 2035	(6.58)%
Small-Cap Index	(9.33)%	Target Retirement 2040	(7.33)%
Primary Money Market	1.76%	Target Retirement 2045	(7.91)%
Other		Target Retirement 2050	(7.87)%
Prime Plus 1/2%	3.58%	Target Retirement 2055	(7.90)%
		Target Retirement 2060	(7.87)%
		Target Retirement 2065	(7.73)%

Equity Deferral Plan

Participants in our Equity Deferral Plan may defer receipt of all or a portion of the shares of our Common Stock underlying future equity awards under the LTIP. Deferral elections must be made during an annual enrollment period prior to the date that services giving rise to the awards are performed. Deferral elections under the Equity Deferral Plan are irrevocable.

Generally, at the time a participant elects to defer he/she must make an election as to the timing of payment of the deferred shares. Distributions will be made in a lump sum. Distributions may commence (a) on a specified date occurring between the third anniversary and the fifteenth anniversary of the date that the shares otherwise would have been distributed to the participant (b) upon termination of employment, or (c) the earlier of (a) and (b). Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution may not occur earlier than six months following the date of his/her termination of employment. Participants will receive shares on the applicable distribution date. We hold the deferred shares in a Rabbi Trust. The dividends attributable to the deferred shares are reinvested in Common Stock and distributed at the same time that the deferred shares are distributed to the participants. Participants are not permitted to direct the trustee of the Rabbi Trust to vote the deferred shares.

PSEG 2019 Proxy Statement    71

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE-IN-CONTROL

Termination without Cause

Mr. Izzo’s severance agreement provides for certain benefits if he is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement. He would be paid a benefit of two times base salary and target bonus, as well as a prorated payment of SMICP target incentive award for the year of termination. His welfare benefits would be continued for two years, unless he is sooner employed. Any unvested equity awards would be forfeited. The agreement provides that Mr. Izzo will be prohibited from competing with and from recruiting employees from us or our subsidiaries or affiliates, for certain periods after termination of employment. Violations of these provisions require a forfeiture of certain benefits.

Our Key Executive Severance Plan provides severance benefits to Messrs. Izzo, Cregg, LaRossa and Daly and Ms. Linde, and to certain of our other key executive-level employees whose employment is terminated without cause. Participants must agree to restrictive covenants including confidentiality, non-competition and non-solicitation. Termination for cause includes certain violations of our performance, behavioral and value expectations for executives.

Also under the Key Executive Severance Plan, Messrs. Cregg, LaRossa and Daly and Ms. Linde would be entitled to certain severance benefits in the event that their employment was terminated without cause other than in a change-in-control situation. In such event they would be entitled to 1.0 times their annual base salary plus their target bonus, as well as a prorated payment of their SMICP target incentive award for the year of termination and certain outplacement services, educational assistance, health care and life insurance coverage. The Key Executive Severance Plan further provides that any unvested equity awards would be accelerated or forfeited in accordance with the terms of the individual’s grants under the LTIP and/or employment agreement.

In accordance with Mr. LaRossa’s retention award, upon termination, voluntary or involuntary, following a change in leadership, Mr. LaRossa would become fully vested in his retention award as described in the CD&A on page 54.

Assuming a termination without cause or for a reduction in force or reorganization had occurred on December 31, 2018, each of the NEOs would have received the following benefits as a lump sum payment:

Termination without Cause	Izzo ($)	Cregg ($)	LaRossa ($)	Linde ($)	Daly ($)
Severance	6,030,000	1,100,225	1,259,475	1,042,300	913,850
Pro Rata Bonus (SMICP)	1,675,000	471,525	539,775	446,700	391,650
Unvested Restricted Stock Units(1)	-	-	1,639,731	-	-
Performance Share Unit Payout(1)	-	-	1,472,182	-	-
Health/Welfare Benefits	54,407	10,430	23,363	29,321	22,980
Outplacement	25,000	25,000	25,000	25,000	25,000
Education Assistance	3,000	3,000	3,000	3,000	3,000

Aggregate Payments	7,787,407	1,610,180	4,962,526	1,546,321	1,356,480

(1)	Includes Mr. LaRossa’s retention award.

Assuming a termination due to death or disability had occurred on December 31, 2018, each of the NEOs would have received the following benefits as a lump sum payment:

Termination Upon Death or Disability	Izzo ($)	Cregg ($)	LaRossa ($)	Linde ($)	Daly ($)
Unvested and Vested Restricted Stock Units(1)	224,562	37,154	1,684,717	37,154	21,223
Performance Share Unit Payout(1)	-	-	1,472,182	-	-
Death Benefit Under Supplemental Plan(2)	2,010,000	-	1,079,550	-	-

Aggregate Payments	2,234,562	37,154	4,236,449	37,154	21,223

(1)	For Mr. LaRossa, includes his retention award.

(2)	Includes an additional death benefit under the Supplemental Plan equal to 1.5 times base salary.

72    PSEG 2019 Proxy Statement

Executive Compensation

Change-In-Control

Under our Key Executive Severance Plan, if any of Messrs. Izzo, Cregg, LaRossa and Daly and Ms. Linde is terminated without cause or resigns his/her employment for good reason within two years after a change-in-control, the individual will receive (1) three times (two times for Messrs. Cregg and Daly and Ms. Linde) the sum of his/her salary and target incentive bonus, (2) a pro rata bonus based on his/her target annual incentive compensation, (3) accelerated vesting of equity-based awards, except for PSUs, which vest pro rata, based on target, (4) a lump sum payment equal to the actuarial equivalent of his/her benefits under all of our retirement plans in which the individual participates calculated as though he/she remained employed for three years (two years for Messrs. Cregg and Daly and Ms. Linde) beyond the date employment is terminated less the actuarial equivalent of such benefits on the date employment terminates (reported in the table below as Enhanced Retirement Benefit for pension-related amount and as Retiree Medical Increase for amount due for retiree medical benefits), (5) three years (two years for Messrs. Cregg and Daly and Ms. Linde) continued welfare benefits, (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred. Payments are limited to an amount that would not give rise to an excise tax liability under applicable IRS provisions, currently 2.99 times the individual’s average W-2 compensation for the period. Amounts above that limit are forfeited. Potential payments are shown in the Change-in-Control Termination Table.

Assuming a termination without cause or resignation with good reason had occurred on December 31, 2018 following a change-in-control, each of the NEOs would have received the following benefits:

Change-in-Control Termination	Izzo ($)	Cregg ($)	LaRossa ($)	Linde ($)	Daly ($)
Severance	9,045,000	2,200,450	3,778,425	2,084,600	1,827,700
Pro Rata Bonus (SMICP)	1,675,000	471,525	539,775	446,700	391,650
Unvested and Vested Restricted Stock Units(1)(2)	224,562	37,154	1,684,717	37,154	21,223
Performance Share Unit Payout(1)	5,367,222	854,470	2,546,373	854,470	329,251
Enhanced Retirement Benefit	-	419,000	25,000	1,605,000	301,000
Retiree Medical Increase	115,000	-	-	166,000	-
Health/Welfare Benefits	91,420	22,767	79,900	73,893	52,231
Outplacement	25,000	25,000	25,000	25,000	25,000
Parachute Payments Forfeited	(779,117)	(2,394,623)	(1,161,000)	(2,048,867)	(670,326)

Aggregate Payments	15,764,087	1,635,743	7,518,190	3,243,950	2,277,729

(1)	For Mr. LaRossa, includes his retention award.

(2)

All annually granted RSUs for all NEOs, each of whom are retirement eligible, were vested at December 31, 2018. Amounts shown for them represent the present value of the accelerated payout at December 31, 2018

No NEO would be eligible for any payments under the Key Executive Severance Plan, either prior to or following a change-in-control, if he/she voluntarily terminated his/her employment (other than for “good reason” as described above under Termination Without Cause) or if his/her employment were terminated by us for “cause.”

If a NEO were to retire or his/her employment were terminated on account of death or disability, the Key Executive Severance Plan provides that such participant would be entitled to accrued pay through the date of termination and prorated payment of his/her target incentive award for the year of termination.

Change-in-control provisions under the Key Executive Severance Plan generally mean the occurrence of any of the following events:

•	Any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

•	A majority of the Board is replaced without approval of the current Board; or

•

There is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

•	Our stockholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

For additional information regarding the provisions of LTIP awards, see Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements.

PSEG 2019 Proxy Statement    73

Executive Compensation

PAY RATIO

We have calculated the ratio of our CEO’s compensation to that of our median employee. In doing so, we reviewed a comparison of our CEO’s annual total compensation for 2018 to that of all other employees in 2018, using the same methodology and elements of compensation as we used in determining the total compensation shown for our CEO in the Summary Compensation Table that appears on page 60. Our calculation is based on the same median employee previously identified for our 2018 proxy statement disclosure and includes all employees as of December 31, 2017. There have been no changes to our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. The median employee was determined using internal payroll records of income reported on IRS Form W-2, which is a consistently applied compensation measure, as provided by the applicable SEC provisions. We believe that the pay ratio shown below is a reasonable estimate calculated in a manner consistent with those provisions. We note that our calculation does not include all elements of our employee compensation package, such as health insurances and other benefits generally applicable to all employees.

For 2018, for purposes of this pay ratio disclosure, the compensation of our median employee was $133,067 and the compensation of our CEO was $10,419,291. The ratio of CEO to median employee pay was approximately 78:1.

74    PSEG 2019 Proxy Statement

Ratification of Auditor

The Audit Committee of the Board, each member of which is independent, has appointed Deloitte & Touche LLP of Parsippany, NJ, as independent auditor to make the annual audit of our books of account and supporting records for 2019, subject to the ratification of the stockholders at the Annual Meeting. The responsibilities of the independent auditor include performing an audit of, and expressing an opinion on, our financial statements and internal control over financial reporting as well as discussing with the Audit Committee any matters deemed appropriate. Deloitte & Touche LLP (or its predecessors) has performed the annual audit of the books of account of PSEG (and its predecessors) since 1934. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP is in the best interests of the Company. We believe our company derives many benefits from the long-term relationship, including:

•	Enhanced audit quality due to a deep understanding of our business, accounting policy and practices and internal controls,

•	Efficient fee structures due to experience and a familiarity with our company and industry expertise; and

•	Avoidance of significant costs, disruptions and distractions that would be associated with engaging a new independent auditor.

As recommended by the Board, we ask you to ratify this appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote required: An affirmative vote requires a majority of the votes cast in person or by proxy, excluding abstentions and shares withheld of for which no instructions are given and not voted.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

OVERSIGHT OF THE INDEPENDENT AUDITOR

The appointment, termination, compensation and oversight of the quality of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, our independent auditor, is the direct responsibility of the Audit Committee of our Board, which reviews its independence, the services provided and its fees, the selection of the lead engagement partner, as well as Public Company Accounting Oversight Board and peer review reports of its performance. The Audit Committee meets with the independent auditors and discusses the audit and as necessary any issues that may be encountered in connection with the audit. Additional information about the Audit Committee appears above in Proposal 1 Election of Directors-Board Committee Responsibilities on page 14.

The Audit Committee annually reviews the independence and performance of Deloitte & Touche LLP in connection with the Committee’s determination as to whether to retain that firm or engage another as our independent auditor. Among other things, it considers various safeguards for auditor independence, including regulatory requirements and limits on non-audit services. Under applicable accounting requirements, there is a mandatory rotation of the lead engagement partner every five years. The current lead engagement partner was appointed in 2018. In evaluating Deloitte & Touche, LLP, the Committee considers, among other things:

•	Quality of work and performance, both recent and historical;

•	Professional qualifications, capabilities and expertise;

•	Level and appropriateness of fees;

•	Independence;

•	Experience with and knowledge of the Company and industry; and

•	The impact that changing the independent auditor might have.

PSEG 2019 Proxy Statement    75

Ratification of Auditor

Pre-Approval of Services

Annually, in accordance with the Audit Committee Charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditor. The Audit Committee reviews, in detail, the particular services in each of the Audit, Audit-Related, Tax and All Other categories that the independent auditor will perform subject to predetermined limits set by the Audit Committee for each category of service. The annual pre-approval of services and predetermined limits is documented in a Committee resolution.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the annual Committee resolution. For those instances, the Chairman of the Committee has been authorized by the Audit Committee to approve Audit, Audit-Related, Tax and All Other in excess of the amounts and different from the types of service authorized in the Committee resolution, as well as the scope and amount of services with regard to the annual audit that may be necessary or advisable provided that any such authorizations are reported to the Audit Committee at the next meeting following such authorization.

Fees Billed by Deloitte & Touche LLP for 2018 and 2017

The fees billed by Deloitte & Touche LLP are negotiated by management under the direction of the CFO, with the oversight and ultimate approval of the Audit Committee. The table below shows the fees paid to Deloitte and Touche LLP for Audit, Audit-Related, Tax and All Other services during or in connection with 2018 and 2017, all of which were approved, as described above.

	Years ended December 31,
Description of Professional Service	2018 ($)	2017 ($)
Audit Fees - The audit fees were incurred for audits of our annual consolidated financial statements and those of our subsidiaries, including our Annual Reports on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions, statutory and regulatory filings and fees for accounting consultations related to the application of new accounting standards and rules.	$6,781,000	$6,758,700
Audit Related Fees - The audit related fees primarily related to performing certain attest services.	223,092	-
Tax Fees - The tax fees relate to tax compliance and tax advice for preparation of various state and foreign corporate returns and assistance with filing tax refund claims.	72,015	94,188
All Other Fees	-	-

76    PSEG 2019 Proxy Statement

Ratification of Auditor

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is comprised solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, https://corporate.pseg.com/aboutpseg/leadershipandgovernance/boardofdirectors/committeedescriptions. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The independent auditor of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (U.S.) and on PSEG’s internal controls and for issuing reports thereon. The Audit Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

Management has represented to the Audit Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles (GAAP) in the United States. In performance of its responsibilities, the Audit Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2018 and discussed these financial statements with management, the internal auditors and the independent auditor.

The Committee periodically meets in executive session with the independent auditor, the Vice President - Internal Auditing Services, the Chief Financial Officer, the General Counsel and the Chief Compliance Officer. At all of its meetings (except those held telephonically) the Audit Committee meets in executive session with only Audit Committee members present. The Audit Committee discussed with the independent auditor:

•	PSEG’s critical accounting policies;

•	New accounting standards and policies affecting PSEG;

•	That there were no disagreements with management over the application of GAAP;

•	Significant accounting estimates made by management and the disclosures in the financial statements;

•	Accounting and reporting for significant transactions; and

•

The other matters required to be discussed as described in PCAOB Auditing Standards No.16 Communications with Audit Committees, which relate to the audit, financial statements, significant risks and critical accounting estimates, among others.

The independent auditor also provided to the Audit Committee the written disclosures required by the PCAOB’s standards in PCAOB Rule 3526, Communication with Audit Committee Concerning Independence, and current Securities and Exchange Commission (SEC) requirements for auditor independence. The Audit Committee discussed with the independent auditor the firm’s independence with respect to PSEG, internal quality control procedures, and any material issues raised and any steps taken to deal with such issues by the most recent internal quality control review or by any review, inquiry or investigation by governmental or professional authorities within the preceding five years, with respect to one or more independent audits carried out by the firm. The Audit Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Audit Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the total fees paid for non-audit services relative to fees paid for audit services are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Audit Committee determined that the independent auditor has the requisite independence.

Based on the Audit Committee’s discussions with management, the internal auditors and the independent auditor, the Audit Committee’s review of the audited financial statements, the representations of management to the independent auditor regarding the audited financial statements and the independent auditor’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Members of the Audit Committee:

Susan Tomasky, Chair	David Lilley
Willie A. Deese	Thomas A. Renyi
William V. Hickey	Alfred W. Zollar

February 18, 2019

PSEG 2019 Proxy Statement    77

Annual Meeting, Voting and Procedures

Proxy Statement

This Proxy Statement is provided by us on behalf of the Board. A “proxy” is a person you have legally designated to vote the stock you own. We are asking you to designate as proxies the individuals named by us on the proxy card, voting instruction form or electronic instruction associated with this Proxy Statement to vote at the 2019 Annual Meeting of Stockholders scheduled to be held on April 16, 2019 and at all adjournments or postponements of that meeting. For instructions on how to vote, please see Proxy Card and Voting of Shares section below.

The mailing address of our principal executive offices is 80 Park Plaza, Newark, NJ 07102, telephone (973) 430-7000. Our Internet website is www.pseg.com.

Annual Report on Form 10-K

We have provided without charge to each person solicited by means of this Proxy Statement a copy of our Form 10-K for 2018, which has been filed with the SEC, including a list briefly describing the related exhibits. You may request copies of the exhibits by writing to: Senior Director - Investor Relations, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, NJ 07102. The Form 10-K is also available on our website https://investor.pseg.com/sec-filings.

Delivery of Documents and Internet Availability

We use several different methods to deliver the proxy statement and voting materials to you, including the U.S. Mail and the Internet. Each stockholder receives his/her own proxy card, voting instruction form or electronic instructions for voting. For detailed information on how to vote, see Proxy Card and Voting of Shares below.

One Copy per Household

We have sent only a single copy of our Annual Report to Stockholders, including our Form 10-K, and Proxy Statement, to any household with two or more stockholders having the same last name and address unless one of the stockholders has requested individual copies. This “householding” saves our company printing and delivery costs. If you share an address with another stockholder and receive only a single copy of one of those documents, you may request an additional copy or delivery of a separate copy in the future by writing to the above address or contacting us at (973) 430-6566.

Electronic Delivery

Stockholders may choose to no longer receive printed copies of our Annual Report, Form 10-K and Proxy Statement and instead receive and view them electronically over the internet. If you would like to receive these documents, as well as other stockholder communications and materials, electronically in the future and save us the cost of printing and mailing them to you, you may do so by following the instructions at the websites shown on page i, under Electronic Delivery. If your shares are held in the name of a bank or broker, please follow that organization’s instructions for electronic delivery. You may also follow the instructions provided for future electronic delivery if you vote via the Internet.

If you receive our future Proxy Statements, Annual Reports and Forms 10-K electronically over the Internet, you will receive each year an e-mail message containing the Internet address to access these documents. The e-mail will also include instructions for voting via the Internet as you will not receive a separate proxy card.

78    PSEG 2019 Proxy Statement

Annual Meeting, Voting and Procedures

Annual Meeting

This year we will be holding our Annual Meeting at the Newark Museum, in Newark, NJ. Please note the address, 49 Washington Street, Newark, NJ 07102.

Attendance

Our Annual Meeting will be held on Tuesday, April 16, 2019 at 1:00 PM, at the Newark Museum, 49 Washington Street in Newark, NJ.

•  You have the right to attend the Annual Meeting if you are a stockholder of record, beneficial owner whose shares are held of record by a bank or broker, or a participant in one of the plans noted below.

• We request that if you plan to attend the Annual Meeting, you should so indicate on the proxy card or voting instruction form or when voting your shares telephonically or electronically.

• Please bring with you evidence that you are a stockholder.

• We have included transportation information and a map in this Proxy Statement.

Holders of record of the 504,999,536 shares of Common Stock outstanding on February 15, 2019 will have one vote per share. A quorum will consist of the holders of Common Stock entitled to cast a majority of the votes at the Annual Meeting, present in person or represented by proxy. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for the purpose of establishing a quorum. All votes will be tabulated by an independent inspector of elections.

Election of directors under Proposal 1 is subject to our majority vote requirement described above. The say-on-pay vote presented in Proposal 2 is advisory and non-binding, whether or not approved by a majority of the votes cast. A majority of the votes cast is needed for ratification of the appointment of the auditor under Proposal 3. In tallying the vote on each proposal, we exclude abstentions and shares withheld or except as provided by applicable provisions, as discussed below, for which no instructions are given.

Proxy Card and Voting of Shares: How to Vote

Stockholders of Record

Every vote is important. We urge you to vote whether or not you plan to attend the Annual Meeting. You may specify your choices by marking the appropriate boxes on the enclosed proxy card. Once done, kindly sign, date and return the accompanying proxy card, or you may vote your proxy using the toll-free telephone number listed on the proxy card or via the Internet at the electronic address provided on page iii and also listed on the proxy card. When a proxy card is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions. If you are a stockholder of record, your shares will not be voted unless you provide a proxy by return mail, telephonically or electronically or vote in person at the Annual Meeting.

Shares Held in Plans

•

Enterprise Direct: The proxy card includes any shares registered in the names shown on the proxy in Enterprise Direct (our dividend reinvestment and stock purchase plan). If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen. If no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of the plan will vote those shares in accordance with the recommendations of the Board.

•

PSEG Employee Stock Purchase Plan (ESPP): If you are a participant in the ESPP, you will receive a separate voting instruction form from the administrator of the plan. If no instructions are received from you with respect to any shares held in the ESPP, the administrator of the plan may vote those shares in accordance with the recommendations of the Board.

•

PSEG Employee Benefit Plans: If you are a participant in the Thrift and Tax-Deferred Savings Plan or the Employee Savings Plan of PSEG (PSEG Savings Plans) or either of the two Incentive Thrift Plans (Incentive Thrift Plans) of Long Island Electric Utility Servco LLC, a subsidiary of PSEG LI, you will receive a separate proxy card from the respective plan’s trustee for shares that have been allocated to your accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received with respect to the PSEG Savings Plans, the shares will not be voted. If no instructions are received with respect to the Incentive Thrift Plans, the respective trustee will vote your shares in the same proportion as those shares as to which it receives instructions from other participants in the plan in which you participate.

PSEG 2019 Proxy Statement    79

Annual Meeting, Voting and Procedures

Shares Held by Banks or Brokers

•

If your shares are held in the name of a bank or broker, you should follow the voting directions on the instruction form received from your bank or broker. For such shares, while the availability of telephone or Internet voting will depend on the processes of your bank or broker, we believe that most will make such voting methods available. In accordance with the rules of the NYSE, if no instructions are received from you by a bank or broker with respect to such shares, the bank or broker may use its discretion to vote your shares that are held by it only in regard to Proposal 3, Ratification of the Appointment of Independent Auditor and the shares will not be voted on the other proposals presented in this Proxy Statement.

Revoking a Proxy

You may revoke a proxy given in the form of the card which accompanies this Proxy Statement or a vote made telephonically or electronically. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the Annual Meeting or you vote the shares subject to the proxy by written ballot. The Secretary’s mailing address is: Corporate Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, NJ 07102.

Solicitation

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Alliance Advisors to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services to us is approximately $20,000 plus reimbursement of expenses.

Date for Submission of Stockholder Proposals

In accordance with SEC rules, stockholders may submit proposals intended for inclusion in the Proxy Statement in connection with our 2020 Annual Meeting of Stockholders. Such proposals should be sent to: Corporate Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, NJ 07102 and must be received by November 13, 2019.

Proxy Voting Authority

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote proxies so given in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board and management did not know of any other matters which might be presented for stockholder action at the Annual Meeting.

If we are not notified by January 27, 2020 of any proposal intended to be presented for consideration at the 2020 Annual Meeting of Stockholders, then the persons named by us shall have discretionary voting authority with respect to such proposal if presented at that Annual Meeting.

The named proxies will have discretionary authority to vote for any replacement nominee in the event that any nominee named in this Proxy Statement withdraws, resigns or otherwise does not stand for election.

Voting Tabulation Results

Proxies and ballots will be received and tabulated by an independent inspector of elections. We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before April 22, 2019. The Form 8-K will be available on our website at https://investor.pseg.com/sec-filings and on the SEC’s website at www.sec.gov

80    PSEG 2019 Proxy Statement

Appendix A: Reconciliations

APPENDIX A

Operating Earnings (Non-GAAP) and Adjusted EBITDA (Non-GAAP) Reconciliations

Public Service Enterprise Group Incorporated
	Year Ended December 31,
	2018	2017	2016	2015	2014
Reconciling Items	($ millions, Unaudited)

Net Income	$1,438	$1,574	$887	$1,679	$1,518
(Gain) Loss on Nuclear Decommissioning Trust (NDT) Fund Related Activity, pre-tax(a) (PSEG Power)	144	(133)	(5)	(24)	(138)
(Gain) Loss on Mark-to-Market (MTM), pre-tax(b) (PSEG Power)	117	167	168	(157)	(111)
Storm O&M, net of insurance recoveries, pre-tax (PSEG Power)	-	-	-	(172)	27
Hudson/Mercer (Gain on Sale) / Early Retirement, pre-tax (PSEG Power)	(51)	975	669	-	-
Lease Related Activity, pre-tax (PSEG Enterprise/Other)	8	77	147	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(c)	(74)	(427)	(391)	150	104
Tax Reform	-	(745)	-	-	-

Operating Earnings (non-GAAP)	$1,582	$1,488	$1,475	$1,476	$1,400

Fully Diluted Average Shares Outstanding (in millions)	507	507	508	508	508

	($ Per Share Impact – Diluted, Unaudited)

Net Income	$2.83	$3.10	$1.75	$3.30	$2.99
(Gain) Loss on NDT Fund Related Activity, pre-tax(a) (PSEG Power)	0.28	(0.26)	(0.01)	(0.05)	(0.27)
(Gain) Loss on MTM, pre-tax(b) (PSEG Power)	0.23	0.33	0.33	(0.31)	(0.22)
Storm O&M, net of insurance recoveries, pre-tax (PSEG Power)	-	-	-	(0.34)	0.05
Hudson/Mercer (Gain on Sale) / Early Retirement, pre-tax (PSEG Power)	(0.10)	1.92	1.32	-	-
Lease Related Activity, pre-tax (PSEG Enterprise/Other)	0.02	0.15	0.29	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(c)	(0.14)	(0.84)	(0.78)	0.31	0.21
Tax Reform	-	(1.47)	-	-	-

Operating Earnings (non-GAAP)	$3.12	$2.93	$2.90	$2.91	$2.76

(a)	Effective January 1, 2018, unrealized gains (losses) on equity securities are recorded in Net Income instead of Other Comprehensive Income (Loss).

(b)	Includes the financial impact from positions with forward delivery months.

(c)

Income tax effect calculated at 28.11% statutory rate for 2018 and 40.85% statutory rate for prior years, except for lease related activity which is calculated at a combined leveraged lease effective tax rate and NDT related activity which is calculated at the statutory rate plus a 20% tax on income (losses) from qualified NDT funds.

PSE&G
	Year Ended December 31,
	2018	2017	2016	2015	2014
Reconciling Items	($ millions, Unaudited)

Net Income	$1,067	$973	$889	$787	$725
Tax Reform	-	(10)	-	-	-

Operating Earnings (non-GAAP)	$1,067	$963	$889	$787	$725

PSEG 2019 Proxy Statement    81

Appendix A: Reconciliations

PSEG Power LLC
	Year Ended December 31,
	2018	2017	2016	2015	2014
Reconciling Items	($ millions, Unaudited)

Net Income	$365	$479	$18	$856	$760
(Gain) Loss on Nuclear Decommissioning Trust (NDT) Fund Related Activity, pre-tax(a) (PSEG Power)	144	(133)	(5)	(24)	(138)
(Gain) Loss on Mark-to-Market (MTM), pre-tax(b) (PSEG Power)	117	167	168	(157)	(111)
Storm O&M, net of insurance recoveries, pre-tax (PSEG Power)	-	-	-	(172)	27
Hudson/Mercer (Gain on Sale) / Early Retirement, pre-tax (PSEG Power)	(51)	975	669	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(c)	(73)	(395)	(336)	150	104
Tax Reform	-	(588)	-	-	-

Operating Earnings (non-GAAP)	$502	$505	$514	$653	$642
Depreciation and Amortization, pre-tax(d)	346	333	329	301	291
Interest Expense, pre-tax(d) (e)	72	48	83	120	120
Income Taxes(d)	139	286	275	361	387

Adjusted EBITDA (non-GAAP)	$1,059	$1,172	$1,201	$1,435	$1,440

(a)	Effective January 1, 2018, unrealized gains (losses) on equity securities are recorded in Net Income instead of Other Comprehensive Income (Loss).

(b)	Includes the financial impact from positions with forward delivery months.

(c)

Income tax effect calculated at 28.11% statutory rate for 2018 and 40.85% statutory rate for prior years, except for NDT related activity which is calculated at the statutory rate plus a 20% tax on income (losses) from qualified NDT funds.

(d)	Excludes amounts related to Operating Earnings (non-GAAP) reconciling items.

(e)	Net of capitalized interest.

PSEG Enterprise/Other
	Year Ended December 31,
	2018	2017	2016	2015	2014
Reconciling Items	($ millions, Unaudited)

Net Income (Loss)	$6	$122	$(20)	$36	$33
Lease Related Activity, pre-tax (PSEG Enterprise/Other)	8	77	147	-	-
Income Taxes related to Operating Earnings (non-GAAP) reconciling items, excluding Tax Reform(a)	(1)	(32)	(55)	-	-
Tax Reform	-	(147)	-	-	-

Operating Earnings (non-GAAP)	$13	$20	$72	$36	$33

(a)	Income tax effect calculated at a combined leveraged lease effective tax rate.

Management uses Operating Earnings and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in addition to its Net Income reported in accordance with accounting principles generally accepted in the United States (GAAP). Operating Earnings and Adjusted EBITDA are non-GAAP financial measures that differ from Net Income. Non-GAAP Operating Earnings exclude the impact of returns (losses) associated with the Nuclear Decommissioning Trust (NDT), Mark-to-Market (MTM) accounting and material one-time items. Non-GAAP Adjusted EBITDA excludes the same items as our non-GAAP Operating Earnings measure as well as income tax expense, interest expense and depreciation and amortization.

Management uses non-GAAP Operating Earnings in its internal analysis, and in communications with investors and analysts, as a consistent measure for comparing PSEG’s financial performance to previous financial results. Management believes non-GAAP Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Management also believes that non-GAAP Adjusted EBITDA is widely used by investors to measure operating performance without regard to items such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, the book value of assets, capital structure and whether assets were constructed or acquired. Non-GAAP Adjusted EBITDA also allows investors and other users to assess the underlying financial performance of our fleet before management’s decision to deploy capital. The presentation of non-GAAP Operating Earnings and non-GAAP Adjusted EBITDA is intended to complement, and should not be considered an alternative to, the presentation of Net Income, which is an indicator of financial performance determined in accordance with GAAP. In addition, non-GAAP Operating Earnings and non-GAAP Adjusted EBITDA as presented in the tables above may not be comparable to similarly titled measures used by other companies.

82    PSEG 2019 Proxy Statement

Map, Directions and Transportation

Please note the location for this year’s annual meeting of stockholders. The meeting will take place at: Newark Museum 49 Washington Street, Newark, NJ and begins at 1:00 PM on Tuesday, April 16, 2019	The Newark Museum in Newark, NJ is in close proximity to all major highways. You may obtain driving directions and public transportation information by calling 973-596-6550 or on the www.newarkmuseum.org Web site.

Arrangements have been made to provide free parking at the Newark Museum.	Please note: Large bags and backpacks must be left at the museum coat check.

You must present evidence that you are a stockholder in order to gain admittance to the meeting. If shares are held in the name of a broker, trustee, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Use of cameras, recording devices and other electronic devices will not be permitted at the meeting. For wheelchair and hearing-impaired seating, please see host/hostess for assistance.

PSEG 2019 Proxy Statement    83

PSEG VISION:
People providing safe, reliable, economic and greener energy.

CORE COMMITMENTS

SAFETY
We put safety first.

INTEGRITY
We do what's right.

CONTINUOUS IMPROVEMENT
We aspire to achieve excellence.

DIVERSITY AND INCLUSION
We treat all individuals with dignity and respect.

CUSTOMER SERVICE
We keep customers at the heart of everything we do.

PSEG
We make things work for you.

ACHIEVEMENTS

ENVIRONMENT AND SUSTAINABILITY
- Dow Jones Sustainability Index for 11th consecutive year
- New Jersey's largest source of carbon-free electricity
- Commitment to energy efficiency initiatives
- Largest estuary enhancement program in the world

DIVERSITY AND INCLUSION
- Human Rights Campaign Corporate Equality Index 2018 – 100% rating
- One of Forbes' Best Employers for Diversity
- Hosted PSEG Diversity and Inclusion Summit
- Signed the CEO Action Pledge for Diversity and Inclusion
- Joined EEI Diversity and Inclusion Initiative

COMMUNITIES AND THE ECONOMY
- PSEG Foundation and corporate charitable giving
- March of Dimes No.1 fundraising utility for 18 years
- Major contributor to New Jersey's economy

EMPLOYEES
- One of America's Best Employers by Forbes magazine
- Top 100 Military-Friendly Employer

CUSTOMER SERVICE AND RELIABILITY
- PA Consulting Mid-Atlantic Reliability One Award for the past 17 years; 2018 Outstanding Customer Reliability Award
- Top 10 U.S. utility for overall customer value and reliability by the Wired Group
- Cogent Reports 2018 Most Trusted Brand by business customers and 2018 Customer Champion among residential customers
- First U.S. public utility to obtain SAFETY Act recognition from the U.S. Department of Homeland Security for anti-terror measures
- Investing to upgrade and strengthen our electric and gas systems

EQ Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1.	ELECTION OF DIRECTORS:
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1.1	Willie A. Deese	☐	☐	☐	1.6	Barry H. Ostrowsky		☐	☐	☐

1.2	William V. Hickey	☐	☐	☐	1.7	Laura A. Sugg		☐	☐	☐

Please fold here – Do not separate
1.3	Ralph Izzo	☐	☐	☐	1.8	Richard J. Swift		☐	☐	☐

1.4	Shirley Ann Jackson	☐	☐	☐	1.9	Susan Tomasky		☐	☐	☐

1.5	David Lilley	☐	☐	☐	1.10	Alfred W. Zollar		☐	☐	☐

2.	Advisory vote on the approval of executive compensation						☐ For	☐ Against		☐ Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as Independent Auditor for the year 2019						☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please indicate if you plan to attend the Annual Meeting by marking this box.    ☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Public Service Enterprise Group Incorporated

2019 Annual Meeting of Stockholders

Newark Museum

49 Washington Street, Newark, New Jersey

April 16, 2019 at 1:00 P.M.

(Registration begins at 12:00 P.M. Light refreshments will be available.)

For wheelchair and hearing-impaired seating, please see host/hostess for assistance.

You must present evidence that you are a stockholder in order to gain admittance to the meeting. If shares are held in the name of a broker, trustee, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Use of cameras, recording devices and other electronic devices will not be permitted at the meeting.

For electronic delivery of future proxy materials, please visit www.proxyconsent.com/peg.

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders

The 2019 Proxy Statement and the 2018 Annual Report to Stockholders are available at: www.ezodproxy.com/pseg/2019/ar

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 16, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 16, 2019 and at all adjournments or postponements thereof, upon all matters which may properly come before the meeting or any adjournment or postponement thereof, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

Please mark your proxy on the reverse side,

sign and date it, and return it promptly in the envelope provided.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/peg	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy until 11:59 p.m. (ET) on April 15, 2019.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on April 15, 2019.	card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.